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Exhibit 99(a)(1)(A)

         This document is important and requires your immediate attention. If you are in any doubt as to how to deal with it, you should consult your investment dealer, stockbroker, bank manager, trust company manager, accountant, lawyer or other professional advisor. The Offer has not been approved or disapproved by any securities regulatory authority nor has any securities regulatory authority passed upon the fairness or merits of the Offer or upon the adequacy of the information contained in this document. Any representation to the contrary is unlawful.

This document does not constitute an offer or a solicitation to any person in any jurisdiction in which such offer or solicitation is unlawful. The Offer is not being made or directed to, nor will deposits of Shares be accepted from or on behalf of, Shareholders in any jurisdiction in which the making or acceptance of the Offer would not be in compliance with the laws of such jurisdiction. However, the Offeror may, in its sole discretion, take such action as it may deem necessary to extend the Offer to Shareholders in any such jurisdiction.

August 14, 2006

CVRD CANADA INC.
a wholly-owned indirect subsidiary of

OFFER TO PURCHASE FOR CASH
all of the outstanding common shares of
INCO LIMITED
at a price of
Cdn.$86.00 for each common share

CVRD Canada Inc. (the "Offeror") hereby offers (the "Offer") to purchase, at a purchase price of Cdn.$86.00 in cash per share, on and subject to the terms and conditions of the Offer, all of the issued and outstanding common shares of Inco Limited ("Inco") together with the associated rights (the "SRP Rights") issued and outstanding under the shareholder rights plan of Inco (the "Shareholder Rights Plan") (together, the "Shares"), and including any Shares that may become issued and outstanding after the date of the Offer but prior to the Expiry Time (as defined below) upon the conversion or exercise of any securities of Inco (other than SRP Rights) that are convertible into or exercisable for Shares. The Offeror is a wholly-owned indirect subsidiary of Companhia Vale do Rio Doce ("CVRD").

The Offer is open for acceptance until 8:00 p.m. (Toronto time) on September 28, 2006, unless the Offer is extended or withdrawn (the "Expiry Time").

The Offer is subject to certain conditions, which are described under "Conditions of the Offer" in Section 4 of the Offer, including, without limitation, that Shares representing at least 66 2/3% of the Shares (calculated on a fully-diluted basis) at the Expiry Time will have been validly deposited or tendered under the Offer and not withdrawn. Subject to applicable law, the Offeror reserves the right to withdraw the Offer and not take up and pay for Shares deposited under the Offer unless each of the conditions of the Offer is satisfied or waived by the Offeror at or prior to the Expiry Time.

The Shares are listed for trading on the Toronto Stock Exchange (the "TSX") and the New York Stock Exchange (the "NYSE") under the stock symbol "N". The closing price of the Shares on the TSX and the NYSE on August 10, 2006, the last trading day prior to the announcement of the Offeror's intention to make the Offer, was Cdn.$86.25 and U.S.$76.71, respectively.

Holders of Shares (each a "Shareholder" and collectively, the "Shareholders") who wish to accept the Offer must properly complete and duly execute the accompanying letter of transmittal (the "Letter of Transmittal") (printed on yellow paper) or a manually signed facsimile copy thereof and deposit it, together with certificates representing their Shares and all other required documents, with Computershare Investor Services Inc. (the "Depositary") or Computershare Trust Company, N.A. (the "U.S. Forwarding Agent") in accordance with the instructions in the Letter of Transmittal.

The Dealer Managers for the Offer are:
In Canada
Credit Suisse Securities (Canada), Inc.	UBS Securities Canada Inc.
In the United States
Credit Suisse Securities (USA) LLC	UBS Securities LLC

Alternatively, Shareholders may: (a) accept the Offer by following the procedures for book-entry transfer of Shares described under "Manner of Acceptance — Acceptance by Book-Entry Transfer" in Section 3 of the Offer; or (b) accept the Offer where the certificates representing the Shares are not immediately available, or if the certificates and all of the required documents cannot be provided to the Depositary or the U.S. Forwarding Agent prior to the Expiry Time, by following the procedures for guaranteed delivery described under "Manner of Acceptance — Procedure for Guaranteed Delivery" in Section 3 of the Offer using the accompanying notice of guaranteed delivery (the "Notice of Guaranteed Delivery") (printed on pink paper) or a manually signed facsimile copy thereof. Shareholders whose Shares are registered in the name of an investment dealer, stockbroker, bank, trust company or other nominee should contact that nominee for assistance if they wish to accept the Offer. Shareholders will not be required to pay any fee or commission if they accept the Offer by depositing their Shares directly with the Depositary or the U.S. Forwarding Agent or if they make use of the facilities of a Dealer Manager (as defined below) or a member of the Soliciting Dealer Group (as defined in the Definitions below) to accept the Offer.

All payments will be made in Canadian dollars, unless the Shareholder elects to receive payment in U.S. dollars by checking the appropriate box in the Letter of Transmittal or the Notice of Guaranteed Delivery. The amount payable in U.S. dollars will be determined based upon the quoted 10:00 a.m. (New York time) rate of exchange for U.S. dollars per Cdn.$1.00 reported by the Federal Reserve Bank of New York which appears on Reuters Screen 1FED on the Business Day immediately preceding the date of delivery of such payment to the Depositary.

Questions and requests for assistance may be directed to the Depositary, the dealer managers, Credit Suisse Securities (Canada), Inc. and UBS Securities Canada Inc. in Canada and Credit Suisse Securities (USA) LLC and UBS Securities LLC in the United States (collectively, the "Dealer Managers"), or the information agent, Kingsdale Shareholder Services Inc. (the "Information Agent"). Contact details for such persons may be found on the last page of this document. Additional copies of this document, the Letter of Transmittal and the Notice of Guaranteed Delivery may be obtained without charge on request from the Depositary, the Dealer Managers or the Information Agent at their respective addresses shown on the last page of this document. Additionally, copies of this document and related materials may be found at www.sedar.com and www.sec.gov.

NOTICE TO SHAREHOLDERS IN THE UNITED STATES

Shareholders in the United States should be aware that the disposition of Shares by them pursuant to the Offer may have tax consequences both in Canada and in the United States. Such consequences may not be fully described herein and such holders are urged to consult their tax advisors. See "Certain Canadian Federal Income Tax Considerations" in Section 18 of the Circular (as defined in the Definitions below) and "Certain U.S. Federal Income Tax Considerations" in Section 19 of the Circular.

The enforcement by Shareholders of civil liabilities under U.S. federal securities laws may be affected adversely by the fact that the Offeror is incorporated under the laws of Canada, CVRD is incorporated under the laws of Brazil and Inco is incorporated under the laws of Canada and that a majority of their officers and directors are residents of Canada (in the case of Inco) and Brazil (in the case of the Offeror and CVRD) and that all or a substantial portion of the assets of the Offeror, CVRD and Inco and of the above mentioned persons may be located outside of the United States.

THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY ANY SECURITIES REGULATORY AUTHORITY NOR HAS ANY SECURITIES REGULATORY AUTHORITY PASSED UPON THE FAIRNESS OR MERITS OF THIS TRANSACTION OR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

NOTICE TO HOLDERS OF INCO OPTIONS, WARRANTS, CONVERTIBLE DEBENTURES AND LYON NOTES

The Offer is made only for Shares and is not made for any options, warrants, convertible debentures, convertible notes, or other rights (other than SRP Rights) to acquire Shares. Any holder of options, warrants, convertible debentures, convertible notes, or other rights (other than SRP Rights) to acquire Shares who wishes to accept the Offer should, to the extent permitted by their terms and applicable law, exercise or convert such options, warrants, convertible debentures, convertibles notes, or other rights in order to obtain certificates representing Shares and deposit the Shares in accordance with the Offer. Any such exercise or conversion must be completed sufficiently in advance of the Expiry Time to assure the holder of such options, warrants, convertible debentures, convertible notes,

i

or other rights to acquire Shares that the holder will have certificates representing the Shares received on such exercise or conversion available for deposit prior to the Expiry Time, or in sufficient time to comply with the procedures described under "Manner of Acceptance — Procedure for Guaranteed Delivery" in Section 3 of the Offer.

The Warrants (as defined in the Definitions below) will expire by their terms prior to the Expiry Time. If any holder of Options (as defined in the Definitions below) does not exercise such Options prior to the Expiry Time, such Options will remain outstanding following the Expiry Date in accordance with their terms and conditions, subject to the terms of any Compulsory Acquisition or Subsequent Acquisition Transaction (as each is defined in the Definitions below). If any holder of Convertible Debentures or LYON Notes (as each is defined in the Definitions below) does not convert such Convertible Debentures or LYON Notes prior to the Expiry Time, such Convertible Debentures or LYON Notes, as the case may be, will remain outstanding following the Expiry Time in accordance with their terms and conditions, subject to the terms of any Compulsory Acquisition or Subsequent Acquisition Transaction. See "Treatment of Options, Warrants, Convertible Debentures and LYON Notes" in Section 4 of the Circular.

The tax consequences to holders of Options, Warrants, Convertible Debentures or LYON Notes of exercising or not exercising their Options or Warrants, or converting or not converting their Convertible Debentures or LYON Notes, as the case may be, are not described under "Certain Canadian Federal Income Tax Considerations" in Section 18 of the Circular or "Certain U.S. Federal Income Tax Considerations" in Section 19 of the Circular. Holders of Options, Warrants, Convertible Debentures or LYON Notes should consult their tax advisors for advice with respect to potential income tax consequences to them in connection with the decision to exercise or not exercise their Options or Warrants or to convert or not convert their Convertible Debentures or LYON Notes.

CURRENCY AND EXCHANGE RATES

Unless otherwise indicated, all "Cdn.$" and "U.S.$" references in the Offer and the Circular are to Canadian dollars and U.S. dollars, respectively.

The following table sets forth the high and low exchange rates for one Canadian dollar expressed in U.S. dollars for each period indicated, the average of the exchange rates for each period indicated and the exchange rate at the end of each such period, based upon the quoted 10:00 a.m. (New York time) rate of exchange reported by the Federal Reserve Bank of New York which appeared on Reuters Screen 1FED:

	Six Months Ended June 30		Year Ended December 31
	2006	2005	2005	2004	2003	2002	2001
High	0.9122	0.8362	0.8700	0.8472	0.7745	0.6622	0.6701
Low	0.8508	0.7862	0.7862	0.7152	0.6340	0.6198	0.6245
Average rate for period	0.8784	0.8093	0.8252	0.7680	0.7135	0.6370	0.6460
Rate at end of period	0.9016	0.8162	0.8585	0.8329	0.7745	0.6335	0.6278

        As at August 10, 2006, the last trading day prior to the announcement of the Offeror's intention to make the Offer, the Federal Reserve Bank of New York quoted 10:00 a.m. (New York time) rate of exchange which appeared on Reuters Screen 1FED for U.S. dollars per Cdn.$1.00 was U.S.$0.8925.

        As at August 11, 2006, the Federal Reserve Bank of New York quoted 10:00 a.m. (New York time) rate of exchange which appeared on Reuters Screen 1FED for U.S. dollars per Cdn.$1.00 was U.S.$0.8938.

        Although the Offer price per Share of Cdn.$86.00 will not vary, the U.S. dollar equivalent thereof will vary with the Canadian to U.S. dollar exchange rate.

FORWARD LOOKING STATEMENTS

Certain statements contained in the accompanying Offer and Circular under "Purpose of the Offer" and "Plans for Inco", in addition to certain statements contained elsewhere in this document, are "forward looking statements" and are prospective. Often, but not always, forward looking statements can be identified by the use of words such as "plans", "expects", "expected", "scheduled", "estimates", "intends", "anticipates", or "believes", or variations of such words and phrases or state that certain actions, events or results "may", "could", "would", "might" or "will" be taken, occur or be achieved. Such forward looking statements are subject to known and unknown risks, uncertainties and other factors that could cause actual results, performance or achievements of the Offeror and CVRD to differ materially from any future results, performance or achievements expressed or implied by such forward looking statements. The Offeror disclaims any intention or obligation to update or revise any forward-looking statements whether as a result of new information, future events or otherwise, except as required by applicable law.

SUMMARY TERM SHEET

        The following are some of the questions that you, as a shareholder of Inco, may have and the answers to those questions. The information contained in this summary term sheet is a summary only and is not meant to be a substitute for the more detailed description and information contained in the Offer and the Circular, the Letter of Transmittal and the Notice of Guaranteed Delivery. Shareholders are urged to read the Offer and the Circular, the Letter of Transmittal and the Notice of Guaranteed Delivery in their entirety. Capitalized terms used in this summary, where not otherwise defined herein, are defined in the Section entitled "Definitions". We have included cross-references in this summary term sheet to other sections of the Offer and the Circular where you will find more complete descriptions of the topics mentioned below. The information concerning Inco contained herein and in the Offer and the Circular has been taken from or is based upon publicly available documents or records of Inco on file with Canadian and U.S. securities regulatory authorities and other public sources at the time of the Offer. We have not independently verified the accuracy or completeness of such information. We have no knowledge that would indicate that any statements contained herein relating to Inco taken from or based upon such documents and records are untrue or incomplete. Unless otherwise indicated, information concerning Inco is given as at June 30, 2006.

Who is offering to purchase my Shares?

        We are a Canadian corporation formed for the purpose of making this Offer. We are an indirect, wholly-owned subsidiary of CVRD, a Brazilian company headquartered in the city of Rio de Janeiro, Brazil. CVRD is the largest metals and mining company in the Americas and one of the largest in the global metals and mining industry, with a market capitalization of approximately U.S.$55 billion. See "The Offeror and CVRD" in Section 1 of the Circular.

What are we proposing?

        We are offering to purchase, on the terms and subject to the conditions of the Offer, all of the issued and outstanding Shares, including any Shares that may become issued and outstanding after the date of the Offer but prior to the expiry time of the Offer upon the conversion or exercise of any securities of Inco (other than SRP Rights) that are convertible into or exercisable for Shares. See "The Offer" in Section 1 of the Offer.

What would I receive in exchange for each of my Shares?

        We are offering Cdn.$86.00 per Share in cash for each Inco share you hold. See "The Offer" in the Summary section of the Offer and "The Offer" in Section 1 of the Offer.

What are some of the significant conditions of the Offer?

        The Offer is conditional upon, among other things, there being validly deposited or tendered pursuant to the Offer and not withdrawn at the expiry time of the Offer at least 66 2/3% of the Shares (calculated on a fully-diluted basis). See "Conditions of the Offer" in Section 4 of the Offer for all of the conditions of the Offer. Furthermore, a detailed summary of the principal regulatory approvals required in connection with the Offer can be found under "Regulatory Matters" in Section 15 of the Circular.

Why is CVRD buying Inco?

        We are making the Offer because we want to acquire control of, and ultimately be in a position to acquire all of the Shares of, Inco. If we accept and pay for the Shares validly deposited under the Offer, we currently intend to acquire any Shares not deposited under the Offer by way of a transaction known as a "compulsory acquisition" or by way of transaction referred to in this Offer and the Circular as a "subsequent acquisition transaction", in each case for consideration per Share at least equal in value to the consideration paid per Share by us under the Offer. Although we currently intend to proceed by way of a compulsory acquisition or a subsequent acquisition transaction generally on the terms described in this document, it is possible that, as a result of a number of factors, we may choose not to proceed in that manner or may choose to delay or abandon either a compulsory acquisition or a subsequent acquisition transaction or may proceed on different terms. Accordingly, we reserve the right not to proceed by way of a compulsory acquisition or subsequent acquisition transaction, or to proceed by way of a subsequent acquisition transaction on terms other than as described in this Offer and the Circular. See "Purpose of the Offer" in the Section 5 of the Circular and "Acquisition of Shares Not Deposited Under the Offer" in Section 17 of the Circular.

What classes of securities are we seeking in the Offer?

        We are offering to purchase all of the outstanding Shares of Inco and the associated SRP Rights. This includes any Shares that may become issued and outstanding after the date of the Offer but prior to the expiry time of the Offer upon the conversion or exercise of any securities of Inco (other than SRP Rights) that are convertible into or exercisable for Shares. We are making the Offer only for Shares and not for any options, warrants, convertible debentures, convertibles notes or other rights (other than SRP Rights) to acquire Shares. If you are a holder of options, warrants, convertible debentures, convertibles notes or other rights (other than SRP Rights) to acquire Shares and you wish to accept the Offer, you should, to the extent permitted by their terms and applicable law, exercise or convert your options, warrants, convertible debentures, convertibles notes or other rights in order to obtain certificates representing Shares and deposit those Shares in accordance with the Offer. See "The Offer" in Section 1 of the Offer.

How long do I have to decide whether to tender into the Offer?

        The Offer is open for acceptance until 8:00 p.m. (Toronto time) on September 28, 2006, unless extended or withdrawn in accordance with its terms. See "Time for Acceptance" in Section 2 of the Offer.

Can the Offer be extended and, if so, under what circumstances?

        Yes. We may elect to extend the Offer from the time referenced in the answer to the previous question. Under certain circumstances, we may be required to extend the Offer under applicable securities laws. If we elect or are required to extend the Offer, we will notify the depositary and publicly announce the variation, and, if required by applicable law, mail you a copy of the notice of variation. See "Extension, Variation or Change in the Offer" in Section 5 of the Offer.

        We may also elect and reserve the right to provide a subsequent offering period for the Offer. A subsequent offering period, if one is provided, will be an additional period of time of at least 10 days but no more than 20 business days beginning after we have purchased all Shares tendered during the Offer, during which period shareholders may tender their Shares and receive the Offer consideration promptly. There would be no condition to our Offer to purchase these tendered Shares. See "Time for Acceptance" in Section 2 of the Offer. We will permit withdrawal of tendered Shares during a subsequent offering period, if there is one. However, because U.S. federal securities laws require that we immediately accept and promptly pay for all Shares tendered during a subsequent offering period, notice of any withdrawal must be received by the depositary before the relevant Shares have been paid for. See "Right to Withdraw Deposited Shares" in Section 7 of the Offer.

How do I tender my Shares?

        You may accept the Offer by delivering to the depositary or the U.S. forwarding agent, at any office(s) of the depositary or the U.S. forwarding agent specified in the letter of transmittal, the certificate(s) representing your Shares, together with a properly completed and executed letter of transmittal (printed on yellow paper), or a manually signed facsimile copy of the letter of transmittal, and all other required documents at or prior to the expiry time of the Offer. The letter of transmittal that accompanies the Offer contains detailed instructions. See "Manner of Acceptance — Letter of Transmittal" in Section 3 of the Offer.

        If your Shares are registered in the name of a stockbroker, investment dealer, bank, trust company or other nominee, you should contact that nominee for assistance in depositing your Shares.

        You may also accept the Offer pursuant to the procedures for book-entry transfer detailed in the Offer and the Circular and have your Shares tendered by your nominee through the Canadian Depositary for Securities Limited or The Depository Trust Company, as applicable.

        If you wish to deposit Shares under the Offer and the certificates representing your Shares are not immediately available, or if you cannot provide the certificates and all other required documents to the depositary at or prior to the expiry time of the Offer, you may nevertheless validly deposit your Shares under the Offer in compliance with the procedures for guaranteed delivery using the accompanying notice of guaranteed delivery (printed on pink paper). See "Manner of Acceptance — Procedure for Guaranteed Delivery" in Section 3 of the Offer.

Will I be able to withdraw previously tendered Shares?

        You may withdraw Shares you deposit under the Offer at any time: (a) before we accept Shares you deposit under the Offer (including during any subsequent offering period); (b) if we do not pay for your Shares within three (3) business days after having taken up such Shares; and (c) in certain other circumstances discussed under "Right to Withdraw Deposited Shares" in Section 7 of the Offer.

How do I withdraw previously tendered Shares?

        To withdraw previously tendered Shares, you must send a notice of withdrawal to either the depositary or the U.S. forwarding agent, depending on with whom you originally deposited your Shares, prior to the occurrence of certain events and within the time periods set forth under "Right to Withdraw Deposited Shares" in Section 7 of the Offer, and the notice must contain specific information outlined in that Section.

Who are the Depositary and U.S. Forwarding Agent under the Offer?

        Computershare Investor Services Inc. is acting as depositary under the Offer and Computershare Trust Company, N.A. is acting as the U.S. forwarding agent under the Offer. We have engaged the depositary and the U.S. forwarding agent to receive certificates for Shares and related letters of transmittal and other documents. In addition, the depositary will receive notices of guaranteed delivery deposited under the Offer at its office in Toronto, Ontario, Canada. The depositary will also facilitate book-entry transfers of Shares.

Will I have to pay any fees or commissions?

        You will not have to pay any fee or commission if you transmit your Shares directly to the depositary or the U.S. forwarding agent or if you make use of the facilities of a dealer manager or a soliciting dealer to accept the Offer. However, a broker or nominee through whom you own Shares may charge a fee to tender Shares on your behalf. You should consult your broker or nominee to determine whether any charges will apply. See "Other Matters Relating to the Offer" in Section 20 of the Circular.

What will happen if the Offer is terminated or is withdrawn?

        If the Offer is terminated or is withdrawn as permitted by the terms of the Offer, we will promptly return all of the Shares you deposited with no payment.

How will Canadian residents and non-residents of Canada be taxed for Canadian income tax purposes?

        In general, a shareholder that is resident in Canada, who holds Shares as capital property and that sells those Shares to us under the Offer will realize a capital gain (or capital loss) equal to the amount by which the cash received, net of any reasonable costs of disposition, exceeds (or is less than) the aggregate adjusted cost base to the shareholder of those Shares.

        A shareholder that is not resident in Canada generally will not be subject to Canadian income tax on any gain realized on a disposition of Shares to us under the Offer unless those Shares constitute "taxable Canadian property" within the meaning of the Tax Act and the gain is not otherwise exempt from tax under the Tax Act pursuant to the provisions of an applicable income tax convention between Canada and the country in which the non-resident shareholder is resident. We urge shareholders to consult their own tax advisors to determine the particular tax consequences to them of a sale of Shares pursuant to the Offer.

        The foregoing is only a brief summary of Canadian income tax consequences and is qualified by the more detailed general description set out under "Certain Canadian Federal Income Tax Considerations" in Section 18 of the Circular.

How will U.S. taxpayers be taxed for U.S. federal income tax purposes?

        U.S. holders of Shares that hold such Shares as capital assets generally will recognize capital gain or loss for U.S. federal income tax purposes upon a sale of such Shares pursuant to the Offer. Holders that are not U.S. holders generally will not be subject to U.S. tax on any gain realized upon a sale of Shares pursuant to the Offer unless: (a) such gain is effectively connected with the conduct by the holder of a trade or business in the United States; or (b) in the case of gain realized by an individual, the holder is present in the United States for 183 days or more in the taxable year of the sale and certain other conditions are met. We urge shareholders to consult their own tax advisors to determine the particular tax consequences to them of a sale of Shares pursuant to the Offer.

        The foregoing is only a brief summary of U.S. federal income tax consequences and is qualified by the more detailed general description set out under "Certain U.S. Federal Income Tax Considerations" in Section 19 of the Circular.

Is CVRD's financial condition relevant to my decision to tender my Shares in the Offer?

        No. We believe that CVRD's financial condition is not material to your decision whether to deposit Shares under the Offer because: (a) cash is the only consideration that will be paid to you in connection with the Offer; (b) we are offering to purchase all of the outstanding Shares in the Offer; (c) the Offer is not subject to obtaining any financing or to any financing contingencies; and (d) with the availability under the senior bridge term loan credit facility, we will have sufficient funds to fund the total amount required to purchase the Shares under the Offer.

If I decide not to tender, how will my Shares be affected?

        If, within 120 days after the date of the Offer, holders of not less than 90% of the Shares (calculated on a fully-diluted basis), other than Shares held by us or one of our affiliates or associates, have accepted the Offer and we acquire the deposited Shares, then we currently intend to acquire the Shares not deposited under the Offer on the same terms as the Shares acquired under the Offer in a compulsory acquisition. If we accept and pay for the Shares validly deposited under the Offer and a compulsory acquisition is not available or we elect not to proceed with a compulsory acquisition, we currently intend to take the necessary action, including causing a meeting of shareholders to be held, to consider a subsequent acquisition transaction involving Inco and us or an affiliate of ours, for the purpose of enabling us or our affiliate to acquire all Shares not acquired under the Offer. See "Purpose of the Offer" in Section 5 of the Circular and "Acquisition of Shares Not Deposited Under the Offer" in Section 17 of the Circular.

Do I have dissenters' rights under the Offer?

        No. Shareholders will not have dissenters' or appraisal rights in connection with this Offer. However, shareholders who do not tender their Shares to the Offer may have rights of dissent in the event we elect to acquire their Shares by way of a compulsory acquisition or subsequent acquisition transaction. See "Acquisition of Shares Not Deposited Under the Offer" in Section 17 of the Circular.

Will Inco continue as a public company?

        If, as a result of the Offer and any subsequent transaction, the number of Inco shareholders is sufficiently reduced, Inco may cease to be a reporting issuer in Canada and the Shares may become eligible for termination of registration under applicable U.S. securities laws. For so long as Inco has options, convertible debentures, convertible notes or other public securities that remain outstanding, there may be limitations on its ability to cease to have public reporting obligations. Under the rules and the regulations of the TSX and the NYSE, consummation of the Offer and/or a compulsory acquisition or a subsequent acquisition transaction could also lead to the delisting of the Shares from these exchanges. To the extent permitted by applicable law, we intend to delist the Shares from the TSX and the NYSE and cause Inco to cease to be a public company. See "Plans for Inco" in Section 6 of the Circular.

What is the market value of my Shares as of a recent date?

        The Shares are listed for trading on the TSX and the NYSE under the stock symbol "N". The closing price of the Shares on the TSX and the NYSE on August 10, 2006, the last trading day prior to the announcement of our intention to make the Offer, was Cdn.$86.25 and U.S.$76.71, respectively. See "Price Range and Trading Volumes of the Shares" in Section 13 of the Circular.

Who can I call with questions about the Offer or for more information?

        You can call the depositary, Computershare Investor Services Inc., the dealer managers, Credit Suisse Securities (Canada), Inc. and UBS Securities Canada Inc. in Canada and Credit Suisse Securities (USA) LLC and UBS Securities LLC in the United States, or the information agent, Kingsdale Shareholder Services Inc., if you have questions or requests for additional copies of this document, the letter of transmittal, or the notice of guaranteed delivery. Questions and requests should be directed to the following telephone numbers:

The Depositary:
COMPUTERSHARE INVESTOR SERVICES INC.
Toll Free (North America): 1-866-612-8058
Overseas: 1-514-982-7555
The Dealer Managers:
In Canada
CREDIT SUISSE SECURITIES (CANADA), INC.	UBS SECURITIES CANADA INC.
Telephone: 416-352-4508	Telephone: 416-350-2201
In the United States
CREDIT SUISSE SECURITIES (USA) LLC	UBS SECURITIES LLC
Telephone: 1-800-319-5806	Telephone: 1-877-211-0850
The Information Agent:
KINGSDALE SHAREHOLDER SERVICES INC.
Toll Free (North America): 1-866-381-4105
Banks, Brokers and International Call Collect: 1-416-867-2272

DEFINITIONS

        In the accompanying Summary and in the Offer and the Circular, unless the context otherwise requires or unless defined elsewhere herein, the following terms have the meanings indicated:

"2023 Convertible Debentures" means the convertible debentures issued by Inco in the principal amount of U.S.$273 million due March 14, 2023;

"2052 Subordinated Convertible Debentures" means the subordinated convertible debentures issued by Inco in the principal amount of U.S.$227 million due March 14, 2052;

"5 3/4% Convertible Debentures" means the convertible debentures issued by Inco due 2004, which were redeemed in May 2003;

"7 3/4% Convertible Debentures" means the convertible debentures issued by Inco due 2016, which were redeemed in October 2003;

"affiliate" has the meaning ascribed thereto in the CBCA;

"Agent's Message" means a message, transmitted by DTC to, and received by, the Depositary and forming part of a Book-Entry Confirmation, which states that DTC has received an express acknowledgement from the participant in DTC depositing the Shares which are the subject of such Book-Entry Confirmation that such participant has received and agrees to be bound by the terms of the Letter of Transmittal as if executed by such participant and that the Offeror may enforce such agreement against such participant;

"allowable capital loss" has the meaning ascribed thereto under "Certain Canadian Federal Income Tax Considerations" in Section 18 of the Circular;

"AMF" means the Autorité des marchés financiers;

"ARC" has the meaning ascribed thereto under "Regulatory Matters — Competition Act" in Section 15 of the Circular;

"Arrangers" has the meaning ascribed thereto under "Sources of Funds" in Section 7 of the Circular;

"associate" has the meaning ascribed thereto in the CBCA;

"Book-Entry Confirmation" means confirmation of a book-entry transfer of a Shareholder's Shares into the Depositary's account at CDS or DTC, as applicable;

"Business Day" means any day, other than a Saturday, Sunday or a U.S. federal holiday;

"Canadian GAAP" means Canadian generally accepted accounting principles;

"Canico" means Canico Resource Corp.;

"CBCA" means the Canada Business Corporations Act, as amended;

"CDS" means The Canadian Depositary for Securities Limited;

"CDSX" means the CDS on-line tendering system pursuant to which book-entry transfers may be effected;

"Circular" means the take-over bid circular accompanying the Offer and forming a part thereof, including the Annexes attached thereto;

"close of business" on any given date means the time on such date (or, if such date is not a Business Day, on the next following Business Day) at which the office of the transfer agent for the Shares in Toronto, Ontario, Canada becomes closed to the public;

"Code" means the United States Internal Revenue Code of 1986, as amended;

"Commissioner" means the Commissioner of Competition under the Competition Act;

"Commitment Letter" has the meaning ascribed thereto under "Sources of Funds" in Section 7 of the Circular;

"Community" has the meaning ascribed thereto under "Regulatory Matters — EC Merger Regulation" in Section 15 of the Circular;

"Compelled Acquisition" has the meaning ascribed thereto under "Acquisition of Shares Not Deposited Under the Offer" in Section 17 of the Circular;

"Competition Act" means the Competition Act (Canada), as amended;

"Compulsory Acquisition" has the meaning ascribed thereto under "Acquisition of Shares Not Deposited Under the Offer" in Section 17 of the Circular;

"Convertible Debentures" means, collectively, the 2023 Convertible Debentures and the 2052 Subordinated Convertible Debentures;

"CRA" has the meaning ascribed thereto under "Certain Canadian Federal Income Tax Considerations" in Section 18 of the Circular;

"CVRD" means Companhia Vale do Rio Doce;

"Dealer Managers" means Credit Suisse Securities (Canada), Inc. and UBS Securities Canada Inc. in Canada and Credit Suisse Securities (USA) LLC and UBS Securities LLC in the United States and "Dealer Manager" means any one of them in the relevant jurisdiction;

"Depositary" means Computershare Investor Services Inc. at its offices specified in the Letter of Transmittal;

"Deposited Shares" has the meaning ascribed thereto under "Manner of Acceptance — Dividends and Distributions" in Section 3 of the Offer;

"Dissenting Offeree" has the meaning ascribed thereto under "Acquisition of Shares Not Deposited Under the Offer — Compulsory Acquisition" in Section 17 of the Circular;

"Distribution" or "Distributions" has the meaning ascribed thereto under "Manner of Acceptance — Dividends and Distributions" in Section 3 of the Offer;

"DTC" means The Depository Trust Company;

"EC" means the European Commission;

"EC Merger Regulation" means Council Regulation 139/2004/EC;

"EEA" has the meaning ascribed thereto under "Regulatory Matters — EC Merger Regulation" in Section 15 of the Circular;

"EFTA States" has the meaning ascribed thereto under "Regulatory Matters — EC Merger Regulation" in Section 15 of the Circular;

"Eligible Institution" means a Canadian Schedule I chartered bank, a major trust company in Canada, a member of the Securities Transfer Agent Medallion Program (STAMP), a member of the Stock Exchanges Medallion Program (SEMP) or a member of the New York Stock Exchange, Inc. Medallion Signature Program (MSP). Members of these programs are usually members of a recognized stock exchange in Canada or the United States, members of the Investment Dealers Association of Canada, members of the National Association of Securities Dealers or banks and trust companies in the United States;

"EU" means the European Union;

"Exchanges" means the TSX and the NYSE and "Exchange" means either one of them, as applicable;

"Expiry Date" means September 28, 2006, or such later date or dates as may be fixed by the Offeror from time to time as provided under "Extension, Variation or Change in the Offer" in Section 5 of the Offer;

"Expiry Time" means 8:00 p.m. (Toronto time) on the Expiry Date, or such later time and date as may be fixed by the Offeror from time to time as provided under "Extension, Variation or Change in the Offer" in Section 5 of the Offer, unless the Offer is withdrawn by the Offeror;

"Facility" has the meaning ascribed thereto under "Sources of Funds" in Section 7 of the Circular;

"FTC" means the U.S. Federal Trade Commission;

"fully-diluted basis" means, with respect to the number of Shares at any time, the number of Shares that would be outstanding assuming all Options, Warrants, Convertible Debentures, LYON Notes and any other rights to receive

Shares outstanding at that time had been exercised or converted but excluding Shares issuable upon the separation and/or exercise of SRP Rights;

"Governmental Entity" means: (a) any Canadian, non-Canadian, multinational, federal, provincial, territorial, state, municipal, local or other governmental or public department, central bank, court, commission, commissioner, tribunal, arbitral body, administrative agency, board, bureau, agency, instrumentality or self-regulatory authority, domestic or foreign; (b) any subdivision agent, commission, board or authority of any of the foregoing; (c) any self-regulatory authority or any of the Exchanges; or (d) any quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing;

"HSR Act" means the United States Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended;

"Inco" means Inco Limited, a corporation existing under and governed by the CBCA, and where the context requires, includes its subsidiaries;

"Inco Board of Directors" means the board of directors of Inco;

"Information Agent" means Kingsdale Shareholder Services Inc.;

"Investment Canada Act" means the Investment Canada Act (Canada), as amended;

"IRS" means the Internal Revenue Service of the United States;

"Laws" means all laws, by-laws, statutes, rules, regulations, principles of law, policies, orders, ordinances, decisions, declarations, rulings, directives, judgments, decrees or other requirements of any Governmental Entity and the terms and conditions of any grant of approval, permission, authority or license of any Governmental Entity and the term "applicable" with respect to such Laws and in a context that refers to one or more Persons, means such Laws as are applicable to such Person or its business, undertaking, property or securities and emanate from a Person having jurisdiction over the Person or Persons or its or their business, undertaking, property or securities;

"Lenders" has the meaning ascribed thereto under "Sources of Funds" in Section 7 of the Circular;

"Letter of Transmittal" means the letter of transmittal (printed on yellow paper) in the form accompanying the Offer and the Circular;

"LYON Notes" means the zero-coupon convertible notes issued by Inco representing an aggregate amount payable at maturity of U.S.$438 million, which are due on March 29, 2021;

"Material Adverse Effect" means, when used in connection with a Person, any change or effect that is, or would reasonably be expected to be, material and adverse to the condition (financial or otherwise), properties, assets, liabilities, obligations (whether absolute, accrued, conditional or otherwise), businesses, operations, prospects or results of operations of that Person, its subsidiaries and its material joint ventures taken as a whole, other than any effect: (a) relating to the Canadian and United States economies, political conditions or securities markets in general; (b) affecting the mining industry in general; (c) relating to a change in the market trading price of shares of that Person primarily resulting from a change, effect, event or occurrence excluded from the definition of Material Adverse Effect under clauses (a), (b), (d) or (e) hereof; (d) relating to any of the principal markets served by that Person's business generally or shortages or price changes with respect to raw materials, metals or business generally or shortages or price changes with respect to raw materials, metals or other products used or sold by that Person; or (e) relating to any generally applicable change in applicable Laws or regulations (other than orders, decisions, declarations, rulings, directives, judgments or decrees against that Person, any of its subsidiaries or any of its material joint ventures) or in Canadian GAAP; provided, however, that for the purposes of clauses (a), (b), (d) and (e), such effect does not primarily relate only to (or have the effect of primarily relating only to) that Person, its subsidiaries and its material joint ventures, taken as a whole, or disproportionately adversely affect that Person, its subsidiaries and its material joint ventures, taken as a whole, compared to other companies of similar size operating in the industry in which that Person, its subsidiaries and its material joint ventures operate;

"Minister" has the meaning ascribed thereto under "Regulatory Matters — Investment Canada Act" in Section 15 of the Circular;

"net benefit ruling" has the meaning ascribed thereto under "Regulatory Matters — Investment Canada Act" in Section 15 of the Circular;

"Non-Resident Shareholder" has the meaning ascribed thereto under "Certain Canadian Federal Income Tax Considerations" in Section 18 of the Circular;

"Notice of Guaranteed Delivery" means the Notice of Guaranteed Delivery for Deposit of Shares (printed on pink paper) in the form accompanying the Offer and the Circular, or a facsimile thereof;

"NYSE" means the New York Stock Exchange;

"Offer" means the Offeror's offer to purchase all of the outstanding Shares made hereby to Shareholders;

"Offered Consideration" means the consideration to be paid by the Offeror for the Shares taken up under the Offer;

"Offeror" means CVRD Canada Inc., a wholly-owned indirect subsidiary of CVRD incorporated under the laws of Canada;

"Offeror's Notice" has the meaning ascribed thereto under "Acquisition of Shares Not Deposited Under the Offer — Compulsory Acquisition" in Section 17 of the Circular;

"Offer Period" means the period commencing on the date of the Offer and ending at the Expiry Time;

"Options" means the outstanding options to acquire Shares of Inco under the Stock Option Plans;

"OSC" means the Ontario Securities Commission;

"Person" includes an individual, partnership, association, body corporate, joint venture, business organization, trustee, executor, administrator, legal representative, government (including any Governmental Entity) or any other entity, whether or not having legal status;

"Phelps Dodge" means Phelps Dodge Corp.;

"Phelps Dodge Transaction" means the proposed agreement to combine Phelps Dodge and Inco;

"Policy Q-27" means Policy No. Q-27 of the AMF entitled "Protection of Minority Securityholders in the Course of Certain Transactions";

"Preferred Shares Series E" means the series E preferred shares of Inco;

"Proposed Amendments" has the meaning ascribed thereto under "Certain Canadian Federal Income Tax Considerations" in Section 18 of the Circular;

"PT Inco" means PT International Nickel Indonesia Tbk;

"Purchased Shares" has the meaning ascribed thereto under "Manner of Acceptance — Power of Attorney" in Section 3 of the Offer;

"Redeemable Shares" has the meaning ascribed thereto under "Certain Canadian Federal Income Tax Considerations" in Section 18 of the Circular;

"Resident Shareholder" has the meaning ascribed thereto under "Certain Canadian Federal Income Tax Considerations" in Section 18 of the Circular;

"Reviewable Transaction" has the meaning ascribed thereto under "Regulatory Matters — Investment Canada Act" in Section 15 of the Circular;

"Rule 61-501" means OSC Rule 61-501 — Insider Bids, Issuer Bids, Business Combinations and Related Party Transactions, as amended;

"SEC" means the U.S. Securities and Exchange Commission;

"Second Request" has the meaning ascribed thereto under "Regulatory Matters — HSR Act" in Section 15 of the Circular;

"Shareholder Rights Plan" means the shareholder rights plan agreement dated as of September 14, 1998, and as amended and restated as of April 28, 1999, April 17, 2002 and April 20, 2005, between Inco and CIBC Mellon Trust Company, as rights agent;

"Shareholders" means the holders of Shares, and "Shareholder" means any one of them;

"Shares" means the outstanding common shares of Inco, together with the SRP Rights;

"Soliciting Dealer" has the meaning set out under "Other Matters Relating to the Offer — Financial Advisors, Dealer Managers and Soliciting Dealer Group" in Section 20 of the Circular;

"Soliciting Dealer Group" means the group of Soliciting Dealers;

"SRP Rights" means the rights issued pursuant to the Shareholder Rights Plan;

"Stock Option Plans" means the stock option or incentive plans for directors, officers and employees of Inco and other eligible persons (as applicable);

"Subsequent Acquisition Transaction" has the meaning ascribed thereto under "Acquisition of Shares Not Deposited Under the Offer" in Section 17 of the Circular;

"Subsequent Offering Period" has the meaning ascribed thereto under "Time for Acceptance" in Section 2 of the Offer;

"subsidiary" means, with respect to a Person, any body corporate of which more than 50% of the outstanding shares ordinarily entitled to elect a majority of the board of directors thereof (whether or not shares of any other class or classes will or might be entitled to vote upon the happening of any event or contingency) are at the time owned or over which voting control or direction is exercised, directly or indirectly, by such Person and will include any body corporate, partnership, trust, joint venture or other entity over which such Person exercises direction or control or which is in a like relation to a subsidiary;

"Tax Act" means the Income Tax Act (Canada), including all regulations made thereunder, as amended;

"taxable capital gain" has the meaning ascribed thereto under "Certain Canadian Federal Income Tax Considerations" in Section 18 of the Circular;

"Tribunal" has the meaning ascribed thereto under "Regulatory Matters — Competition Act" in Section 15 of the Circular;

"TSX" means the Toronto Stock Exchange;

"Teck Cominco" means Teck Cominco Limited;

"Teck Cominco Offer" means Teck Cominco's offer to purchase all of the outstanding Shares made to Shareholders pursuant to a take-over bid circular dated May 23, 2006, as amended;

"United States" or "U.S." means the United States of America, its territories and possessions, and any State of the United States;

"U.S. Exchange Act" means the U.S. Securities Exchange Act of 1934, as amended;

"U.S. Holders" has the meaning ascribed thereto under "Certain U.S. Federal Income Tax Considerations" in Section 19 of the Circular;

"U.S. Forwarding Agent" means Computershare Trust Company, N.A.;

"U.S. Treaty" has the meaning ascribed thereto under "Certain Canadian Federal Income Tax Considerations" in Section 18 of the Circular; and

"Warrants" means a warrant to purchase Shares issued pursuant to a warrant indenture dated as of December 1, 2000 between Inco and CIBC Mellon Trust Company and ChaseMellon Shareholder Services L.L.C., as warrant agents.

SUMMARY

        The following is a summary only and is not meant to be a substitute for the more detailed description and information contained in the Offer and the Circular. Shareholders are urged to read the Offer and the Circular in their entirety. Capitalized terms used in this summary, where not otherwise defined herein, are defined in the Section entitled "Definitions". The information concerning Inco contained herein and in the Offer and the Circular has been taken from or is based upon publicly available documents or records of Inco on file with Canadian and U.S. securities regulatory authorities and other public sources at the time of the Offer. The Offeror has not verified the accuracy or completeness of such information. The Offeror has no knowledge that would indicate that any statements contained herein relating to Inco taken from or based upon such documents and records are untrue or incomplete. Unless otherwise indicated, information concerning Inco is given as at June 30, 2006.

The Offer

        The Offeror is offering to purchase, at a price of Cdn.$86.00 in cash per Share, on the terms and subject to the terms and conditions of the Offer, all of the issued and outstanding Shares, including any Shares that may become issued and outstanding after the date of the Offer but prior to the Expiry Time upon the conversion or exercise of any securities of Inco (other than SRP Rights) that are convertible into or exercisable for Shares.

        The Offer is made only for Shares and is not made for any options, warrants, convertible debentures, convertibles notes or other rights (other than SRP Rights) to acquire Shares. Any holder of options, warrants, convertible debentures, convertibles notes or other rights (other than SRP Rights) to acquire Shares who wishes to accept the Offer should, to the extent permitted by their terms and applicable Law, exercise or convert such options, warrants, convertible debentures, convertibles notes or other rights in order to obtain certificates representing Shares and deposit those Shares in accordance with the Offer.

        Based on publicly available information, the Offeror believes that there were approximately 199,587,144 Shares outstanding on a non-diluted basis as at June 30, 2006 and 231,082,041 Shares calculated on a fully-diluted basis as at June 16, 2006.

        The obligation of the Offeror to take up and pay for Shares pursuant to the Offer is subject to certain conditions. See "Conditions of the Offer" in Section 4 of the Offer.

The Offeror and CVRD

        The Offeror was incorporated on August 11, 2006 under the CBCA and is a wholly-owned indirect subsidiary of CVRD. The Offeror was formed for the purpose of making the Offer and has not carried on any business prior to the date hereof, other than in respect of the Offer. The Offeror's registered office and records office is located at 5300 Commerce Court West, 199 Bay Street, Toronto, Ontario, Canada.

        CVRD, a Brazilian company, headquartered in the city of Rio de Janeiro, Brazil, is the largest metals and mining company in the Americas and one of the largest in the global metals and mining industry, with a market capitalization of approximately U.S.$55 billion. See "The Offeror and CVRD" in Section 1 of the Circular.

Inco

        Inco was incorporated in 1916 under the laws of Canada, succeeding a business established in 1902. In 1979, Inco was continued by articles of continuance under the CBCA. Inco's executive offices are located at 145 King Street West, Suite 1500, Toronto, Ontario, Canada M5H 4B7.

        Inco is one of the world's premier mining and metals companies and is a leading producer of nickel. Inco is also an important producer of copper, precious metals and cobalt and a major producer of value-added specialty nickel products. Inco's principal mines and processing operations are located in Canada in the Sudbury area of Ontario, the Thompson area of Manitoba and Voisey's Bay in Newfoundland and Labrador, and, through PT Inco, a subsidiary in which Inco has an equity interest of approximately 61%, on the Island of Sulawesi, Indonesia. Inco also operates additional wholly-owned metals refineries at Port Colborne, Ontario, Canada and in the United Kingdom at Clydach, Wales and Acton, England. Inco also has interests in nickel refining capacity in several Asian countries including Japan, Taiwan and South Korea. Inco also has a major development project in the French overseas territorial community of New Caledonia in which it currently holds an approximate 73% interest.

        Inco's common shares are listed and posted for trading on the TSX and the NYSE under the symbol "N".

        Inco is a reporting issuer or the equivalent in all provinces and territories of Canada (where such concept exists) and files its continuous disclosure documents with the Canadian securities regulatory authorities and the SEC. Such documents are available at www.sedar.com and www.sec.gov, respectively. See "Inco" in Section 2 of the Circular.

Purpose of the Offer

        The purpose of the Offer is to enable the Offeror to acquire all of the Shares. If the Offeror takes up and pays for the Shares validly deposited under the Offer, the Offeror currently intends to acquire any Shares not deposited under the Offer by way of a Compulsory Acquisition or by way of a Subsequent Acquisition Transaction, in each case for consideration per Share at least equal in value to the consideration paid by the Offeror under the Offer. Although the Offeror currently intends to proceed by way of a Compulsory Acquisition or a Subsequent Acquisition Transaction generally on the terms described herein, it is possible that, as a result of a number of factors, the Offeror may choose not to proceed in such manner or may choose to delay or abandon either a Compulsory Acquisition or a Subsequent Acquisition Transaction or may proceed on different terms. Accordingly, the Offeror reserves the right not to proceed by way of a Compulsory Acquisition or Subsequent Acquisition Transaction, or to proceed by way of a Subsequent Acquisition Transaction on terms other than as described herein. See "Acquisition of Shares Not Deposited Under the Offer" in Section 17 of the Circular.

Conditions of the Offer

        The Offeror reserves the right to withdraw or terminate the Offer and not take up and pay for any Shares validly deposited under the Offer unless all of the conditions described in Section 4 of the Offer, "Conditions of the Offer", are satisfied or waived by the Offeror at or prior to the Expiry Time. The Offer is conditional upon, among other things, there having been validly deposited or tendered pursuant to the Offer and not withdrawn at the Expiry Time that number of Shares which constitutes at least 66 2/3% of the Shares (calculated on a fully-diluted basis). See "Conditions of the Offer" in Section 4 of the Offer for all of the conditions of the Offer.

Time for Acceptance

        The Offer is open for acceptance until 8:00 p.m. (Toronto time) on September 28, 2006 or such later time or times and date or dates to which the Offer may be extended, unless the Offer is withdrawn in accordance with its terms by the Offeror. The Offeror may, in its sole discretion but subject to applicable Laws, extend the Expiry Time, as described under "Time for Acceptance" in Section 2 and "Extension, Variation or Change in the Offer" in Section 5 of the Offer.

        The Offeror may also elect and reserves the right to provide a Subsequent Offering Period for the Offer. A Subsequent Offering Period, if one is provided, will be an additional period of time of at least 10 days but no more than 20 Business Days beginning after the Offeror has accepted for payment (subject to the requirement to promptly pay for) all Shares tendered during the Offer, during which Shareholders may tender their Shares and receive the Offer consideration promptly. There would be no condition to the Offeror's purchase of these tendered Shares. See "Time for Acceptance" in Section 2 of the Offer. Notwithstanding the provisions of Rule 14d-7(a)(2) under the U.S. Exchange Act, relating to the ability of a purchaser in a tender offer to terminate withdrawal rights during a Subsequent Offering Period, the Offeror will permit withdrawal of tendered Shares during a Subsequent Offering Period, if there is one. However, because U.S. Exchange Act Rule 14d-11(e) requires that the Offeror immediately accept and promptly pay for all Shares tendered during a Subsequent Offering Period, notice of any such withdrawal must be received by the Depositary before such Shares have been paid for. See "Right to Withdraw Deposited Shares" in Section 7 of the Offer.

Manner of Acceptance

        The Offer may be accepted by a Shareholder delivering, to the Depositary or the U.S. Forwarding Agent, at any office(s) of the Depositary or the U.S. Forwarding Agent specified in the Letter of Transmittal, the certificate(s) representing such Shareholder's Shares, together with a properly completed and executed Letter of Transmittal (printed on yellow paper), or a manually signed facsimile copy thereof, and all other required documents at or prior to the Expiry Time. Detailed instructions are contained in the Letter of Transmittal which accompanies the Offer. See "Manner of Acceptance — Letter of Transmittal" in Section 3 of the Offer.

        If a Shareholder wishes to deposit Shares pursuant to the Offer and: (a) the certificate(s) representing such Shareholder's Shares is (are) not immediately available; or (b) if the certificate(s) and all other required documents cannot be provided to the Depositary or the U.S. Forwarding Agent at or prior to the Expiry Time, those Shares may nevertheless be deposited pursuant to the Offer, provided that all of the following conditions are met: (i) such deposit is made by or through an Eligible Institution; (ii) a properly completed and duly executed Notice of Guaranteed Delivery (printed on pink paper) in the form accompanying the Offer and the Circular (or a manually signed facsimile copy thereof) is received by the Depositary prior to the Expiry Time at its Toronto, Ontario, Canada office listed in the Notice of Guaranteed Delivery; and (iii) the certificate(s) representing all deposited Shares, together with a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile copy thereof) relating to the Shares, with signatures guaranteed if so required, are received by the Depositary at its office in Toronto, Ontario, Canada listed in the Letter of Transmittal prior to 5:00 p.m. (Toronto time) on the third trading day on the TSX and the NYSE after the Expiry Date.

        Shareholders whose Shares are registered in the name of a stockbroker, investment dealer, bank, trust company or other nominee should contact that nominee for assistance in depositing their Shares.

        Such Shareholders may accept the Offer by following the procedures for book-entry transfer established by CDS, provided that a Book-Entry Confirmation through CDSX is received by the Depositary at its office in Toronto, Ontario, Canada prior to the Expiry Time, or by following the procedure for book-entry transfer established by DTC, provided that a Book-Entry Confirmation, together with an Agent's Message in respect thereof, or a properly completed and duly executed Letter of Transmittal and any other required documents, are received by the Depositary at its office in Toronto, Ontario, Canada prior to the Expiry Time. Shareholders accepting the Offer through book-entry transfer must make sure such documents or Agent's Message are received by the Depositary. Such documents or Agent's Message should not be sent to the U.S. Forwarding Agent.

        No fee or commission will be payable by any Shareholder who transmits such Shareholder's Shares directly to the Depositary or the U.S. Forwarding Agent or who makes use of the facilities of a Dealer Manager or a Soliciting Dealer to accept the Offer. However, a broker or nominee through whom you own Shares may charge a fee to tender Shares on your behalf. You should consult your broker or nominee to determine whether any charges will apply.

        See Section 3 of the Offer, "Manner of Acceptance".

Withdrawal of the Deposited Shares

        Shares deposited under the Offer may be withdrawn by or on behalf of the depositing Shareholder at any time: (a) before Shares deposited under the Offer have been taken up by the Offeror under the Offer (including during any Subsequent Offering Period); (b) if the Shares have not been paid for by the Offeror within three (3) Business Days after having been taken up; and (c) in certain other circumstances. See "Right to Withdraw Deposited Shares" in Section 7 of the Offer.

Payment

        Upon the terms and subject to the conditions of the Offer, the Offeror will take up Shares validly deposited under the Offer in accordance with the terms hereof promptly and in any event not later than three (3) Business Days following the time at which the Offeror becomes entitled to take up Shares under applicable Law. Any Shares taken up will be paid for promptly, and in any event, not later than three (3) Business Days following the time at which the Offeror becomes entitled to take up Shares under the Offer pursuant to applicable Law. Any Shares deposited pursuant to the Offer in any Subsequent Offering Period will be immediately taken up and paid for promptly. See "Take Up of and Payment for Deposited Shares" in Section 6 of the Offer.

Stock Exchange Listing and Market Prices of Shares

        The Shares are listed for trading on the TSX and the NYSE under the stock symbol "N". The closing price of the Shares on the TSX and the NYSE on August 10, 2006, the last trading day prior to the announcement of the Offeror's intention to make the Offer, was Cdn.$86.25 and U.S.$76.71, respectively.

Canadian Federal Income Tax Considerations

        In general, a Resident Shareholder who holds Shares as capital property and who sells such Shares to the Offeror under the Offer will realize a capital gain (or capital loss) equal to the amount by which the cash received, net of any reasonable costs of disposition, exceeds (or is less than) the aggregate adjusted cost base to the Shareholder of such Shares.

        A Non-Resident Shareholder generally will not be subject to Canadian income tax on any gain realized on a disposition of Shares to the Offeror under the Offer unless those Shares constitute "taxable Canadian property" within the meaning of the Tax Act and the gain is not otherwise exempt from tax under the Tax Act pursuant to the provisions of an applicable income tax convention between Canada and the country in which the Non-Resident Shareholder is resident.

        The foregoing is only a brief summary of Canadian federal income tax consequences and is qualified by the more detailed general description of Canadian federal income tax considerations under "Certain Canadian Federal Income Tax Considerations" in Section 18 of the Circular. Shareholders are urged to consult their own tax advisors to determine the particular tax consequences to them of a sale of Shares pursuant to the Offer or a Compulsory Acquisition or a disposition of Shares pursuant to any Subsequent Acquisition Transaction.

U.S. Federal Income Tax Considerations

        U.S. Holders of Shares that hold such Shares as capital assets generally will recognize capital gain or loss for U.S. federal income tax purposes upon a sale of such Shares pursuant to the Offer. Holders that are not U.S. Holders generally will not be subject to U.S. tax on any gain realized upon a sale of Shares pursuant to the Offer unless: (a) such gain is effectively connected with the conduct by the holder of a trade or business in the United States; or (b) in the case of gain realized by an individual, the holder is present in the United States for 183 days or more in the taxable year of the sale and certain other conditions are met.

        The foregoing is only a brief summary of U.S. federal income tax consequences and is qualified by the more detailed general description of U.S. federal income tax considerations relevant to the Offer. See "Certain U.S. Federal Income Tax Considerations" in Section 19 of the Circular. Shareholders are urged to consult their own tax advisors to determine the particular tax consequences to them of a sale of Shares pursuant to the Offer.

Depositary and U.S. Forwarding Agent

        The Offeror has engaged Computershare Investor Services Inc. to act as the Depositary and Computershare Trust Company, N.A. to act as the U.S. Forwarding Agent to receive deposits of certificates representing Shares and accompanying Letters of Transmittal deposited under the Offer at the office specified in the Letter of Transmittal. In addition, the Depositary will receive Notices of Guaranteed Delivery at its office in Toronto, Ontario, Canada and the Depositary will also be responsible for giving certain notices, if required, and for making payment for all Shares purchased by the Offeror under the Offer and will facilitate book-entry transfers of Shares.

        The Depositary and the U.S. Forwarding Agent will receive reasonable and customary compensation from the Offeror for services in connection with the Offer and will be reimbursed for certain out-of-pocket expenses.

Financial Advisors, Dealer Managers, Soliciting Dealer Group and Information Agent

        The Offeror has retained Banco de Investimentos Credit Suisse (Brasil) S.A., Banco UBS S.A., UBS Securities LLC, Banco ABN AMRO Real S.A. and Banco Santander Brasil S.A. to act as financial advisors in connection with the Offer. The Offeror has also engaged the services of Credit Suisse Securities (Canada), Inc. and UBS Securities Canada Inc. in Canada and Credit Suisse Securities (USA) LLC and UBS Securities LLC in the United States to act as Dealer Managers to solicit acceptances of the Offer. The Dealer Managers in Canada have also undertaken to form a soliciting dealer group (the "Soliciting Dealer Group") comprised of members of the Investment Dealers Association of Canada and the TSX to solicit acceptances of the Offer from persons resident in Canada. See "Other Matters Relating to the Offer" in Section 20 of the Circular.

        The Offeror has also retained Kingsdale Shareholder Services Inc. to act as an Information Agent to provide a resource for information for Shareholders in connection with the Offer. The Information Agent will receive reasonable and customary compensation from the Offeror for services in connection with the Offer and will be reimbursed for certain out-of-pocket expenses.

        Questions and requests for assistance concerning the Offer should be made directly to the Depositary, the Dealer Managers and the Information Agent.

OFFER

        The accompanying Circular, which is incorporated into and forms part of this Offer, contains important information that should be read carefully before making a decision with respect to this Offer. Capitalized terms used in this Offer, where not otherwise defined herein, are defined in the Section entitled "Definitions".

August 14, 2006

TO: THE SHAREHOLDERS OF INCO

1.     The Offer

        The Offeror hereby offers to purchase, at a price of Cdn.$86.00 per Share payable in cash, on and subject to the following terms and conditions, all of the issued and outstanding Shares, including any Shares which may become issued and outstanding after the date of this Offer but prior to the Expiry Time upon the conversion or exercise of any securities of Inco (other than SRP Rights) that are convertible into or exercisable for Shares. The Offeror is a wholly-owned indirect subsidiary of CVRD.

        The closing price of the Shares on the TSX and the NYSE on August 10, 2006, the last trading day prior to the announcement of the Offeror's intention to make this Offer, was Cdn.$86.25 and U.S.$76.71, respectively.

        Based on publicly available information, the Offeror believes that there were approximately 199,587,144 Shares outstanding on a non-diluted basis as at June 30, 2006 and 231,082,041 Shares calculated on a fully-diluted basis as at June 16, 2006.

        This Offer is made only for Shares and is not made for any options, warrants, convertible debentures, convertibles notes or other rights (other than SRP Rights) to acquire Shares. Any holder of options, warrants, convertible debentures, convertibles notes or other rights (other than SRP Rights) to acquire Shares who wishes to accept this Offer should, to the extent permitted by their terms and applicable Law, exercise or convert the options, warrants, convertible debentures, convertibles notes or other rights in order to obtain certificates representing Shares and deposit those Shares in accordance with this Offer. Any such exercise must be completed sufficiently in advance of the Expiry Time to ensure that such holders will have certificates representing Shares available for deposit prior to the Expiry Time, or in sufficient time to fully comply with the procedures referred to under "Manner of Acceptance — Procedure for Guaranteed Delivery" in Section 3 of this Offer.

        The Warrants will expire by their terms prior to the Expiry Time. If any holder of Options does not exercise its Options prior to the Expiry Time, such Options will remain outstanding following the Expiry Date in accordance with their terms and conditions, subject to the terms of any Compulsory Acquisition or Subsequent Acquisition Transaction. If any holder of Convertible Debentures or LYON Notes does not convert such Convertible Debentures or LYON Notes prior to the Expiry Time, such Convertible Debentures or LYON Notes, as the case may be, will remain outstanding following the Expiry Time in accordance with their terms and conditions, subject to the terms of any Compulsory Acquisition or Subsequent Acquisition Transaction. See "Treatment of Options, Warrants, Convertible Debentures and LYON Notes" in Section 4 of the Circular.

        The tax consequences to holders of Options, Warrants, Convertible Debentures or LYON Notes of exercising or not exercising their Options or Warrants, or converting or not converting their Convertible Debentures or LYON Notes, as the case may be, are not described under "Certain Canadian Federal Income Tax Considerations" in Section 18 of the Circular or under "Certain U.S. Federal Income Tax Considerations" in Section 19 of the Circular. Holders of Options, Warrants, Convertible Debentures or LYON Notes should consult their tax advisors for advice with respect to potential income tax consequences to them in connection with the decision to exercise or not exercise their Options or Warrants or to convert or not convert their Convertible Debentures or LYON Notes.

        Shareholders who have deposited their Shares pursuant to this Offer will be deemed to have deposited the SRP Rights associated with such Shares. No additional payment will be made for the SRP Rights and no part of the consideration to be paid by the Offeror for the Shares will be allocated to the SRP Rights.

        Shareholders will not have dissenters' or appraisal rights in connection with this Offer. However, Shareholders who do not deposit their Shares under this Offer may have rights of dissent in the event that the Offeror elects to acquire their Shares by way of a Compulsory Acquisition or a Subsequent Acquisition Transaction. See "Acquisition of Shares Not Deposited Under the Offer" in Section 17 of the Circular.

2.     Time for Acceptance

        This Offer is open for acceptance until 8:00 p.m. (Toronto time) on September 28, 2006 or such later time or times and date or dates to which the Offer may be extended, unless the Offer is withdrawn in accordance with its terms by the Offeror. The Offeror may, in its sole discretion but subject to applicable Laws, extend the Expiry Time, as described under "Extension, Variation or Change in the Offer" in Section 5 of this Offer. No Shares will be taken up and paid for pursuant to this Offer prior to the Expiry Time.

        The Offeror may provide a subsequent offering period following the Expiry Time (a "Subsequent Offering Period") of an additional period of ten (10) days to twenty (20) Business Days, beginning immediately after the Offeror accepts for payment (subject to the requirement to promptly pay for) all the Shares tendered to this Offer, during which period Shareholders may tender their Shares and receive the Offered Consideration, provided that, among other requirements, the Offeror announces the results of the initial offering period of this Offer, including the approximate number and percentage of Shares deposited to the Offer, no later than 9:00 a.m. (Eastern Time) on the next Business Day after the Expiry Date. The Offeror may determine to provide a Subsequent Offering Period in the event that the Shares tendered and not withdrawn pursuant to this Offer constitute less than 90% of the outstanding Shares calculated on a fully-diluted basis (above which percentage, the remaining publicly held Shares could be acquired in a Compulsory Acquisition; see "Acquisition of Shares Not Deposited Under the Offer" in Section 17 of the Circular) as at the Expiry Time. During a Subsequent Offering Period, the Offeror will promptly purchase and pay the same price paid in this Offer for all Shares tendered. In accordance with applicable securities Laws, any Shares tendered during such Subsequent Offering Period must be immediately accepted and promptly paid for. Notwithstanding the provisions of Rule 14d-7(a)(2) under the U.S. Exchange Act, relating to the ability of a purchaser in a tender offer to terminate withdrawal rights during a Subsequent Offering Period, the Offeror will permit withdrawal of tendered Shares during a Subsequent Offering Period, if there is one. However, because U.S. Exchange Act Rule 14d-11(e) requires that the Offeror immediately accept and promptly pay for all Shares tendered during a Subsequent Offering Period, notice of any such withdrawal must be received by the Depositary before such Shares have been paid for. See "Right to Withdraw Deposited Shares" in Section 7 of this Offer.

3.     Manner of Acceptance

Letter of Transmittal

        This Offer may be accepted by delivering to the Depositary or the U.S. Forwarding Agent at any of the offices of the Depositary or the U.S. Forwarding Agent listed in the accompanying Letter of Transmittal (printed on yellow paper), so as to be received prior to the Expiry Time:

  (a)
  the certificate or certificates representing the Shares in respect of which this Offer is being accepted;

  (b)
  a Letter of Transmittal in the accompanying form (or a manually signed facsimile copy thereof), properly completed and executed as required by the instructions set out in the Letter of Transmittal; and

  (c)
  any other documents specified in the instructions set out in the Letter of Transmittal.

        Participants in CDS or DTC should contact the Depositary with respect to the deposit of their Shares under this Offer. CDS and DTC will be issuing instructions to their participants as to the method of depositing such Shares under the terms of this Offer.

        Shareholders will not be required to pay any fee or commission if they accept this Offer by depositing their Shares directly with the Depositary or the U.S. Forwarding Agent or if they make use of the facilities of a Dealer Manager or a member of the Soliciting Dealer Group to accept the Offer.

        This Offer will be deemed to be accepted only if the Depositary or the U.S. Forwarding Agent has actually received these documents at or prior to the Expiry Time. Except as otherwise provided in the instructions and rules set out in the Letter of Transmittal, the signature on the Letter of Transmittal must be guaranteed by an Eligible Institution. If a Letter of Transmittal is executed by a Person other than the registered holder of the certificate(s) deposited therewith, or if the cash payable is to be delivered to a Person other than the registered owner, the certificate(s) must be endorsed, or be accompanied by an appropriate share transfer power of attorney, in either case, duly and properly completed by the registered holder, with the signature on the endorsement panel or share transfer power of attorney guaranteed by an Eligible Institution.

        Shareholders who cannot comply on a timely basis with these procedures for deposit of the requisite certificates for Shares at or prior to the Expiry Time may deposit certificates representing Shares pursuant to the procedures set forth below under the heading "Procedure for Guaranteed Delivery".

Currency of Payment

        The cash payable under this Offer will be denominated in Canadian dollars. However, Shareholders can also elect to receive their cash consideration in U.S. dollars based upon the quoted 10:00 a.m. (New York time) rate of exchange for U.S. dollars per Cdn.$1.00 reported by the Federal Reserve Bank of New York which appears on Reuters Screen 1FED on the Business Day immediately preceding the date of delivery of such payment to the Depositary. If a Shareholder wishes to receive the cash payable in U.S. dollars, such Shareholder must indicate such choice by checking the appropriate box in the Letter of Transmittal and, if applicable, the Notice of Guaranteed Delivery. Otherwise, the cash payment will be received in Canadian dollars.

Procedure for Guaranteed Delivery

        If a Shareholder wishes to deposit Shares under this Offer and: (a) the certificate(s) representing the Shares is (are) not immediately available; or (b) the certificate(s) and all other required documents cannot be delivered to the Depositary or the U.S. Forwarding Agent prior to the Expiry Time, those Shares may nevertheless be deposited under this Offer, provided that all of the following conditions are met:

  (i)
  such deposit is made by or through an Eligible Institution;

  (ii)
  a properly completed and duly executed Notice of Guaranteed Delivery (printed on pink paper) in the form accompanying this Offer (or a manually signed facsimile copy thereof), together with a guarantee to deliver by an Eligible Institution in the form set out in the Notice of Guaranteed Delivery, is received by the Depositary at or prior to the Expiry Time at its office in Toronto, Ontario, Canada; and

  (iii)
  the certificate(s) representing the Deposited Shares, in proper form for transfer, together with a Letter of Transmittal (or a manually signed facsimile copy thereof), properly completed and executed, and all other documents required by the Letter of Transmittal, are received by the Depositary prior to 5:00 p.m. (Toronto time) on the third trading day on the TSX and the NYSE after the Expiry Time. To constitute delivery for the purpose of satisfying a guaranteed delivery, the Letter of Transmittal and accompanying share certificate(s) must be delivered to the Depositary at its office in Toronto, Ontario, Canada.

        The Notice of Guaranteed Delivery may be delivered by hand or courier or transmitted by facsimile transmission or mail to the Depositary at its principal office in Toronto, Ontario, Canada and must include a guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery.

Method of Delivery

        The method of delivery of the certificate(s) representing Shares, the Letter of Transmittal, the Notice of Guaranteed Delivery and all other required documents is at the option and risk of the Person depositing those documents. The Offeror recommends that those documents be delivered by hand to the Depositary or the U.S. Forwarding Agent and that a receipt be obtained or, if mailed, that registered mail, with return receipt requested, be used and that proper insurance be obtained. It is suggested that any such mailing be made sufficiently in advance of the Expiry Time to permit delivery to the Depositary or the U.S. Forwarding Agent prior to the Expiry Time. Delivery will only be effective upon actual receipt by the Depositary or the U.S. Forwarding Agent, as applicable.

        Shareholders whose Shares are registered in the name of a stockbroker, investment dealer, bank, trust company or other nominee should contact that nominee for assistance in depositing their Shares.

Acceptance by Book-Entry Transfer

        Shareholders may accept this Offer by following the procedures for a book-entry transfer established by CDS, provided that a Book-Entry Confirmation through CDSX is received by the Depositary at its office in Toronto, Ontario, Canada prior to the Expiry Time. The Depositary has established an account at CDS for the purpose of this Offer. Any financial institution that is a participant in CDS may cause CDS to make a book-entry transfer of a Shareholder's Shares into the Depositary's account in accordance with CDS procedures for such transfer. Delivery of Shares to the Depositary by means of a book-entry transfer will constitute a valid tender under this Offer.

        Shareholders, through their respective CDS participants, who utilize CDSX to accept this Offer through a book-entry transfer of their holdings into the Depositary's account with CDS shall be deemed to have completed and submitted a Letter of Transmittal and to be bound by the terms thereof and therefore such instructions received by the Depositary are considered a valid tender in accordance with the terms of this Offer.

        Shareholders may accept this Offer by following the procedures for book-entry transfer established by DTC, provided that a Book-Entry Confirmation, together with an Agent's Message in respect thereof, or a properly completed and duly executed Letter of Transmittal and any other required documents, are received by the Depositary at its office in Toronto, Ontario, Canada prior to the Expiry Time. The Depositary has established an account at DTC for the purpose of this Offer. Any financial institution that is a participant in DTC's systems may cause DTC to make a book-entry transfer of a Shareholder's Shares into the Depositary's account in accordance with DTC's procedures for such transfer. However, as noted above, although delivery of Shares may be effected through book-entry transfer at DTC, either a Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent's Message in lieu of a Letter of Transmittal, and any other required documents, must, in any case, be received by the Depositary, at its office in Toronto, Ontario, Canada, prior to the Expiry Time. Delivery of documents to DTC in accordance with its procedures does not constitute delivery to the Depositary.

Determination of Validity

        All questions as to the validity, form, eligibility (including time of receipt) and acceptance of Shares deposited pursuant to this Offer will be determined by the Offeror in its sole discretion. Depositing Shareholders agree that such determination shall be final and binding. The Offeror reserves the absolute right to reject any and all deposits which it determines not to be in proper form or which may be unlawful to accept under the Laws of any jurisdiction. The Offeror reserves the absolute right to waive any defects or irregularities in the deposit of any Shares. There shall be no duty or obligation of the Offeror, the Depositary, or any other Person to give notice of any defects or irregularities in any deposit and no liability shall be incurred by any of them for failure to give any such notice. The Offeror's interpretation of the terms and conditions of this Offer, the Circular, the Letter of Transmittal and the Notice of Guaranteed Delivery will be final and binding. The Offeror reserves the right to permit the Offer to be accepted in a manner other than as set forth herein.

Dividends and Distributions

        Except as provided below, subject to the terms and conditions of this Offer and subject, in particular, to Shares being validly withdrawn by or on behalf of a depositing Shareholder, and except as provided below, by accepting this Offer pursuant to the procedures set forth herein, a Shareholder deposits, sells, assigns and transfers to the Offeror all right, title and interest in and to the Shares covered by the Letter of Transmittal delivered to the Depositary or the U.S. Forwarding Agent (the "Deposited Shares") and in and to all rights and benefits arising from such Shares including, without limitation, any and all dividends, distributions, payments, securities, property or other interests (including the SRP Rights) which may be declared, paid, accrued, issued, distributed, made or transferred on or in respect of the Deposited Shares or any of them on and after the date of this Offer, including any dividends, distributions or payments on such dividends, distributions, payments, securities, property or other interests but excluding all regular quarterly cash dividends declared by Inco in accordance with its current dividend policy as established on April 19, 2005, and as amended on February 7, 2006, prior to the date of the first take up by the Offeror under this Offer (collectively, "Distributions"). See "Certain Information Concerning Inco and its Shares" in Section 12 of the Circular.

Power of Attorney

        The execution of a Letter of Transmittal (or, in the case of Shares deposited by book-entry transfer, the making of a book-entry transfer) irrevocably constitutes and appoints, effective on and after the date that the Offeror takes up and pays for the Deposited Shares, each director and officer of the Offeror and any other Person designated by the Offeror in writing, as the true and lawful agent, attorney, attorney-in-fact, and proxy of the Shareholder delivering the Letter of Transmittal with respect to: (a) the Shares registered in the name of the holder on the securities register maintained by or on behalf of Inco and deposited pursuant to this Offer and purchased by the Offeror (the "Purchased Shares"); and (b) any and all Distributions, which may be declared, paid, accrued, issued, distributed, made or transferred on or in respect of the Purchased Shares on or after the date of this Offer with full power of substitution (such powers of attorney, being coupled with an interest, being irrevocable), in the name of and on behalf of such Shareholder: (i) to register or record the transfer and/or cancellation of such Purchased Shares and Distributions consisting of securities on the appropriate register maintained by or on behalf of Inco; (ii) for so long as any Purchased Shares are registered or recorded in the name of such Shareholder, to exercise any and all rights of such Shareholder including, without limitation, the right to vote, to execute and deliver (provided the same is not contrary to applicable Laws), as and when requested by the Offeror (by whom such Shares are purchased), any instruments of proxy, authorizations or consents in form and on terms satisfactory to the Offeror in respect of any Purchased Shares and Distributions, to revoke any such instrument, authorization or consent given prior to or after the Offeror takes up and pays for the Deposited Shares, and to designate in such instruments, authorizations or consents any Person or Persons as the proxyholder of such Shareholder in respect of the Purchased Shares and Distributions for all purposes including, without limitation, in connection with any meeting or meetings (whether annual, special or otherwise, or any adjournment thereof, including, without limitation, any meeting to consider a Subsequent Acquisition Transaction) of holders of relevant securities of Inco; (iii) to execute, endorse and negotiate for and in the name of and on behalf of such Shareholder, any and all cheques or other instruments representing such Distributions payable to or to the order of, or endorsed in favour of, such Shareholder; and (iv) to exercise any rights of a Shareholder with respect to such Purchased Shares and such Distributions, all as set forth in the Letter of Transmittal.

        A Shareholder accepting this Offer under the terms of the Letter of Transmittal revokes any and all other authority, whether as agent, attorney-in-fact, attorney, proxy or otherwise, previously conferred or agreed to be conferred by the Shareholder at any time with respect to the Deposited Shares or any Distributions. The Shareholder accepting this Offer agrees that no subsequent authority, whether as agent, attorney-in-fact, attorney, proxy or otherwise will be granted with respect to the Deposited Shares or any Distributions by or on behalf of the depositing Shareholder unless the Deposited Shares are not taken up and paid for under this Offer or are withdrawn in accordance with "Right to Withdraw Deposited Shares" in Section 7 of this Offer. A Shareholder accepting this Offer also agrees not to vote any of the Purchased Shares at any meeting (whether annual, special or otherwise or any adjournment thereof, including, without limitation, any meeting to consider a Subsequent Acquisition Transaction) of holders of relevant securities of Inco and not to exercise any of the other rights or privileges attached to the Purchased Shares, and agrees to execute and deliver to the Offeror any and all instruments of proxy, authorizations or consents in respect of all or any of the Purchased Shares, and agrees to appoint in any such instruments of proxy, authorizations or consents, the Person or Persons specified by the Offeror as the proxy of the holder of the Purchased Shares. Upon such appointment, all prior proxies and other authorizations (including, without limitation, all appointments of any agent, attorney or attorney-in-fact) or consents given by the holder of such Purchased Shares with respect thereto will be revoked and no subsequent proxies or other authorizations or consents may be given by such Person with respect thereto.

Further Assurances

        A Shareholder accepting this Offer covenants under the terms of the Letter of Transmittal to execute, upon request of the Offeror, any additional documents, transfers and other assurances as may be necessary or desirable to complete the sale, assignment and transfer of the Shares to the Offeror and acknowledges that all authority therein conferred or agreed to be conferred is, to the extent permitted by Law, irrevocable and may be exercised during any subsequent legal incapacity of such holder and shall, to the extent permitted by Law, survive the death or incapacity, bankruptcy or insolvency of the holder and all obligations of the holder therein shall be binding upon the heirs, executors, administrators, attorneys, personal representatives, successors and assigns of such holder.

Backup Withholding

        Under the "backup withholding" provisions of U.S. federal income tax law, the Depositary may be required to withhold from the amount of any payments made pursuant to this Offer. In order to prevent backup withholding with respect to payments to certain Shareholders of the Offered Consideration for Shares purchased pursuant to this Offer, each Shareholder (other than a corporation) that is a United States person for U.S. federal income tax purposes (a "U.S. Shareholder") must provide the Depositary with such U.S. Shareholder's correct taxpayer identification number ("TIN") and certify that it is not subject to backup withholding by completing the Form W-9 in the Letter of Transmittal. If a U.S. Shareholder does not provide its correct TIN or fails to provide the certification described above, the Internal Revenue Service may impose a penalty on such U.S. Shareholder and payment of cash to such U.S. Shareholder pursuant to this Offer may be subject to backup withholding. Shareholders that are not U.S. Shareholders and certain other Shareholders (including, among others, corporations) are not subject to backup withholding. All U.S. Shareholders depositing Shares pursuant to this Offer should complete and sign the Form W-9 included in the Letter of Transmittal to provide the information necessary to avoid backup withholding. Non-U.S. Shareholders should complete and sign the Form W-8BEN — Certificate of Foreign Status of Beneficial Owner for United States Tax Withholding included in the Letter of Transmittal in order to avoid backup withholding. See Instruction 9 of the Letter of Transmittal. Backup withholding is not an additional tax. The amount of any backup withholding will be refunded (or allowed as a credit against the U.S. federal income tax liability of the Shareholder) provided that the required information is furnished to the Internal Revenue Service.

Formation of Agreement

        The acceptance of this Offer pursuant to the procedures set forth above constitutes a binding agreement between a depositing Shareholder and the Offeror, effective immediately following the time at which the Offeror takes up the Shares deposited by such Shareholder, in accordance with the terms and conditions of this Offer. This agreement includes a representation and warranty by the depositing Shareholder that: (a) the Person signing the Letter of Transmittal has full power and authority to deposit, sell, assign and transfer the Deposited Shares and any Distributions deposited pursuant to this Offer; (b) the Deposited Shares and Distributions have not been sold, assigned or transferred, nor has any agreement been entered into to sell, assign or transfer any of the Deposited Shares and Distributions, to any other Person; (c) the deposit of the Deposited Shares and Distributions complies with applicable Laws; and (d) when the Deposited Shares and Distributions are taken up and paid for by the Offeror, the Offeror will acquire good title thereto, free and clear of all liens, restrictions, charges, encumbrances, claims and rights of others.

        The Offeror reserves the right to permit this Offer to be accepted in a manner other than that set forth in this Section 3.

4.     Conditions of the Offer

        Notwithstanding any other provision of this Offer and subject to applicable Law, the Offeror will have the right to withdraw this Offer and not take up, purchase or pay for, and shall have the right to extend the period of time during which this Offer is open and postpone taking up and paying for, any Shares deposited under this Offer, unless all of the following conditions are satisfied or waived by the Offeror at or prior to the Expiry Time:

  (a)
  there shall have been validly deposited or tendered pursuant to this Offer and not withdrawn at the Expiry Time that number of Shares which constitutes at least 66 2/3% of the Shares (calculated on a fully-diluted basis);

  (b)
  the Offeror shall have determined, in its reasonable judgment, that there does not exist and there shall not have occurred since the date of the announcement of the Offeror's intention to make this Offer (or, if there does exist or shall have occurred prior to such date, there shall not have been disclosed generally) any change or effect (or condition, event or development involving a prospective change or effect) which, when considered either individually or in the aggregate, would have a Material Adverse Effect on Inco or which, if this Offer, a Compulsory Acquisition or a Subsequent Acquisition Transaction were consummated, would have a Material Adverse Effect on the Offeror or Inco;

  (c)
  the Offeror shall have determined, in its reasonable judgment, that neither Inco nor any other party has taken any action, or disclosed any previously undisclosed action taken by them, that might make it inadvisable for the Offeror to proceed with this Offer and/or to take up and pay for Shares deposited under this Offer including, without limitation: (i) any action or event with respect to any agreement, proposal, offer or understanding relating to any sale, disposition or other dealing with any of the assets of Inco (other than any such sale, disposition or other dealing in the ordinary course of business consistent with past practice), any issuance of securities (other than in connection with the exercise of Options or Warrants or the conversion of Convertible Debentures or LYON Notes existing on the date hereof in accordance with their terms as publicly disclosed prior to the date hereof) or options or rights to purchase securities, the payment of any dividends or other distributions or payments (except in the ordinary course of business consistent with past practice), any incurrence of material debt or project financing or material steps in furtherance of the foregoing, any acquisition from a third party of assets (except in the ordinary course of business consistent with past practice) or securities by Inco, or any take-over bid (other than this Offer or the Teck Cominco Offer), merger, amalgamation, statutory arrangement, recapitalization, business combination, share exchange, joint venture or similar transaction involving Inco (other than the Phelps Dodge Transaction) or any capital expenditure by Inco not in the ordinary course of business and consistent with past practice; (ii) adopting, establishing or entering into any new employment, change in control, severance compensation or similar agreement, arrangement or plan with or for one or more of Inco's employees, consultants or directors; (iii) adopting, establishing or entering into, or amending or making grants or awards pursuant to, any agreements, arrangements or plans to provide for increased benefits to one or more employees, consultants or directors of Inco, whether or not as a result of or in connection with the transactions contemplated by this Offer and the Circular; (iv) except as may be required by Law, taking any action to adopt, establish, terminate or amend any employee benefit plan of Inco; or (v) any proposal, plan or intention to do any of the foregoing, either publicly announced or communicated by or to Inco, or any agreement to engage in any of the foregoing;

  (d)
  all government and regulatory approvals, authorizations, waiting or suspensory periods (including any extensions thereof), waivers, permits, consents, reviews, orders, rulings, decisions and exemptions (including, among others, those of any stock exchanges) that in the Offeror's reasonable judgment are necessary or advisable to complete this Offer and any Compulsory Acquisition or any Subsequent Acquisition Transaction shall have been obtained or concluded or, in the case of waiting or suspensory periods, expired or been waived or terminated, each on terms and conditions satisfactory to the Offeror, in its sole discretion;

  (e)
  without limiting the scope of the condition in paragraph (d) above: (i) any requisite approvals or rulings under the Investment Canada Act concerning the completion of the transactions contemplated by this Offer and any Compulsory Acquisition or Subsequent Acquisition Transaction shall have been granted or deemed to have been granted, on terms satisfactory to the Offeror in its sole discretion; (ii) either (A) the Offeror shall have received an advance ruling certificate from the Commissioner issued under section 102 of the Competition Act in respect of the purchase of the Shares by the Offeror, or (B) the waiting period under section 123 of the Competition Act shall have expired or been terminated or the requirement to make a filing under Part IX of the Competition Act shall have been waived in accordance with the Competition Act and in any case the Commissioner shall have advised the Offeror in writing (which advice shall not have been rescinded or amended) to the satisfaction of the Offeror in its sole discretion that the Commissioner is of the view that grounds do not exist to make an application under Part VIII of the Competition Act in respect of the purchase of the Shares by the Offeror; (iii) the applicable waiting periods (and any extension thereof) under the HSR Act with respect to the Offer and any Compulsory Acquisition or Subsequent Acquisition Transaction shall have expired or been terminated to the satisfaction of the Offeror in its sole discretion, (iv) the applicable waiting periods under Council Regulation (EC) 139/2004 of 20 January 2004 shall have expired or been terminated to the satisfaction of the Offeror in its sole discretion; and (v) all requisite or necessary approvals, authorizations, waiting or suspensory periods (including any extensions thereof), waivers, permits, consents, reviews, orders, rulings, decisions, exemptions, notifications or clearances for this Offer and any Compulsory Acquisition or Subsequent Acquisition Transaction in other jurisdictions where the assets, revenues or operations of either or any of the Offeror, CVRD or Inco in the particular jurisdiction are material, or the Offeror, CVRD or Inco or any director, officer, or employee of the Offeror, CVRD or Inco would be subject to criminal penalties for failure to obtain such consent or clearance from such other Governmental Entity, shall have been obtained or made, each on terms and conditions satisfactory to the Offeror in its sole discretion;

  (f)
  the Offeror shall have determined, in its reasonable judgment, that: (i) no act, action, suit or proceeding shall have been threatened in writing or taken before or by any domestic or foreign court or tribunal or governmental agency or other regulatory authority or administrative agency or commission or by any elected or appointed public official or by any other Person in Canada, the United States or elsewhere, whether or not having the force of Law; and (ii) no Law, regulation or policy shall have been proposed, enacted, promulgated or applied, in either case:

  (A)
  to cease trade, enjoin, suspend, prohibit or impose material interlocutory or permanent limitations or conditions on the purchase by or the sale to the Offeror of the Shares, the right of the Offeror to own or exercise full rights of ownership of the Shares, or the consummation of the Offer, a Compulsory Acquisition or any Subsequent Acquisition Transaction;

  (B)
  which, if the Offer, a Compulsory Acquisition or any Subsequent Acquisition Transaction were consummated, would have a Material Adverse Effect on the Offeror, CVRD or Inco; or

    (C)
    which would materially and adversely affect the ability of the Offeror to effect this Offer, the purchase of Shares pursuant to this Offer, a Compulsory Acquisition or a Subsequent Acquisition Transaction;

  (g)
  the Offeror shall not have become aware of any untrue statement of a material fact, or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in the light of the circumstances in which it was made and at the date it was made (after giving effect to all subsequent filings prior to the date of the announcement of the Offeror's intention to make this Offer in relation to all matters covered in earlier filings), in any document filed by or on behalf of Inco with any securities commission or similar securities regulatory authority in Canada, the United States or elsewhere, which the Offeror shall have determined, in its reasonable judgment, has or may have a Material Adverse Effect on Inco or which, if this Offer, a Compulsory Acquisition or a Subsequent Acquisition Transaction were consummated, would have a Material Adverse Effect on the Offeror or Inco;

  (h)
  the Offeror shall have determined, in its reasonable judgment, that no covenant, term or condition exists in any instrument or agreement to which Inco is a party or to which it or any of its assets are subject, which would, if this Offer, a Compulsory Acquisition or a Subsequent Acquisition Transaction were consummated, have a Material Adverse Effect on the Offeror or Inco; and

  (i)
  the Offeror shall have determined, in its reasonable judgment, that there shall not have occurred or been threatened on or after the date of this Offer: (i) any general suspension of trading in, or limitation on prices for, securities on the Exchanges; (ii) any extraordinary or material adverse change in the financial, banking or capital markets or major stock exchange indices in Canada or the United States or in the market price of the Shares; (iii) a declaration of a banking moratorium or any suspension of payments in respect of banks in Canada, the United States or Brazil; (iv) any limitation (whether or not mandatory) by any Governmental Entity on, or other event that, in the reasonable judgment of the Offeror, might affect the extension of credit by banks or other lending institutions; (v) a commencement of war or armed hostilities or other national or international calamity involving Canada, the United States or Brazil; or (vi) in the case of any of the foregoing existing at the time of the commencement of this Offer, a material acceleration or worsening thereof.

        The foregoing conditions are for the exclusive benefit of the Offeror and may be asserted by the Offeror at any time, regardless of the circumstances giving rise to any such assertion or may be waived by the Offeror in whole or in part at any time and from time to time in its discretion, without prejudice to any other right which the Offeror may have. Each of the foregoing conditions is independent of and in addition to each other. The failure by the Offeror at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances, and each such right shall be deemed to be an ongoing right that may be asserted at any time and from time to time. Any determination of the Offeror concerning the events or other matters described in the foregoing conditions shall be final and binding on all parties, subject to review by a court of competent jurisdiction.

        Any waiver of a condition or the termination or withdrawal of this Offer shall be effective upon written notice (or other communication confirmed in writing) being given by the Offeror to that effect to the Depositary at its principal office in Toronto, Ontario, Canada. The Offeror, forthwith after giving any such notice, will make a public announcement of such waiver or withdrawal and, to the extent required by applicable Law, will cause the Depositary as soon as is practicable thereafter to notify the Shareholders in the manner set forth under "Notice and Delivery" in Section 11 of this Offer, and will provide a copy of the aforementioned notice to the Exchanges. If this Offer is withdrawn, the Offeror shall not be obligated to take up, accept for payment or pay for any Shares deposited under this Offer, and the Depositary will promptly return all certificates for deposited Shares and Letters of Transmittal, Notices of Guaranteed Delivery and related documents in its possession to the parties by whom they were deposited.

5.     Extension, Variation or Change in the Offer

        This Offer will be open for acceptance at the places of deposit specified in the Letter of Transmittal until 8:00 p.m. (Toronto time) on September 28, 2006, unless this Offer is extended or withdrawn by the Offeror or the Offeror elects to provide for a Subsequent Offering Period.

        The Offeror may, at any time and from time to time while this Offer is open for acceptance, vary the terms of this Offer or extend the Expiry Time by giving notice in writing to the Depositary at its office in Toronto, Ontario, Canada. Also, if at any time prior to the Expiry Time, or at any time after the Expiry Time, but prior to the expiry of all rights of withdrawal with respect to this Offer, a change occurs in the information contained in this Offer and the Circular, as amended from time to time, that would reasonably be expected to affect the decision of a Shareholder to accept or reject this Offer (other than a change that is not within the control of the Offeror or an affiliate of the Offeror), the Offeror will give written notice of such change to the Depositary at its office in Toronto, Ontario, Canada. Upon the giving of such notice to the Depositary, the Expiry Time or withdrawal rights, as applicable, will be deemed to be extended to the date specified in such notice or as required by applicable Law, or in the case of a variation, this Offer will be deemed to be varied in the manner described in such notice, as the case may be. The Offeror will, as soon as practicable after giving any such notice to the Depositary, publicly announce the extension, variation or change and, if required by applicable Law, cause the Depositary to mail a copy of any such notice to Shareholders as required by applicable securities legislation at their respective addresses appearing in the share register of Inco. In addition, the Offeror will provide a copy of such notice to the Exchanges and the applicable regulatory authorities. Any notice of extension, variation or change will be deemed to have been given and be effective on the day on which it is delivered or otherwise communicated to the Depositary at its office in Toronto, Ontario, Canada. During any extension of this Offer, all Shares previously deposited and not withdrawn will remain subject to this Offer and to the right of Shareholders to withdraw such shares and, subject to applicable Laws, may be accepted for purchase by the Offeror in accordance with the terms of this Offer.

        An extension of the Expiry Time will not, in and of itself, constitute a waiver by the Offeror of any of its rights under "Conditions of the Offer" in Section 4 of this Offer.

        Under applicable Canadian provincial securities Laws, if there is a variation in the terms of this Offer (other than a variation consisting solely of a waiver of a condition of this Offer), the period during which Shares may be deposited under this Offer will not expire before ten (10) days after the notice of variation has been delivered. In addition, notwithstanding the foregoing, if the Offeror makes a material change in the terms of this Offer or the information concerning this Offer, or if it waives a material condition of this Offer, the Offeror will disseminate additional offer materials and extend this Offer to the extent required by Rules 14d-4(d), 14d-6(c) and 14e-1 under the U.S. Exchange Act. Under the U.S. Exchange Act, the minimum period during which an offer must remain open following material changes in the terms of such offer, other than a change in consideration offered, percentage of securities sought or inclusion of or changes to a dealer's soliciting fee, will depend upon the facts and circumstances, including the materiality, of the changes. Generally, in the SEC's view, an offer should remain open for a minimum of five (5) Business Days from the date the material change is first published, sent or given to shareholders and, if material changes are made with respect to information that approaches the significance of the consideration offered, percentage of securities sought or a dealer's soliciting fee, a minimum of ten (10) Business Days is required to allow for adequate dissemination of information to shareholders and investor response. Accordingly, if prior to the Expiry Time the Offeror decreases the number of Shares being sought, increases or decreases the consideration offered pursuant to this Offer or increases or decreases a dealer's soliciting fee, and if this Offer is scheduled to expire at any time earlier than the tenth Business Day from the date that notice of such increase or decrease is first published, sent or given to Shareholders, this Offer will be extended at least until the expiration of such tenth Business Day. The requirement to extend this Offer will not apply to the extent that the number of Business Days remaining between the occurrence of the change and the then-scheduled Expiry Time equals or exceeds the minimum extension period that would be required because of such amendment.

        If, prior to the Expiry Time, the Offeror in its sole discretion elects to increase the Offered Consideration, such increase will be applicable to all holders whose Shares are taken up under this Offer.

        Notwithstanding the foregoing, but subject to applicable Law (including the requirements of Rule 14d-11 under the U.S. Exchange Act), this Offer may not be extended by the Offeror if all of the terms and conditions of this Offer, except those waived by the Offeror, have been fulfilled or complied with, unless the Offeror first takes up all Shares deposited under this Offer and not withdrawn.

6.     Take up of and Payment for Deposited Shares

        Upon the terms and subject to the conditions of this Offer, the Offeror will take up Shares validly deposited pursuant to this Offer in accordance with the terms hereof promptly and in any event not later than three (3) Business Days following the time at which the Offeror becomes entitled to take up Shares under applicable Law. Any Shares taken up will be paid for promptly, and in any event, not later than three (3) Business Days following the time at which the Offeror becomes entitled to take up Shares under this Offer pursuant to applicable Law. Any Shares deposited pursuant to this Offer in any Subsequent Offering Period will be taken up immediately and paid for promptly.

        For the purposes of this Offer, the Offeror will be deemed to have taken up and accepted for payment Shares validly deposited under this Offer and not withdrawn if, as and when the Offeror gives written notice to the Depositary, at its principal office in Toronto, Ontario, Canada, to that effect and as required by applicable Law.

        The Offeror reserves the right, in its sole discretion, to delay taking up or paying for any Shares or to terminate or withdraw this Offer and not take up or pay for any Shares if any condition specified under "Conditions of the Offer" in Section 4 of this Offer is not satisfied or waived by the Offeror. The Offeror will not, however, take up and pay for any Shares deposited under this Offer unless it simultaneously takes up and pays for all Shares then validly deposited under this Offer.

        The Offeror will pay for Shares validly deposited under this Offer and not withdrawn by providing the Depositary with sufficient funds (by bank transfer or other means satisfactory to the Depositary). The Depositary will act as the agent of Persons who have deposited Shares in acceptance of this Offer for the purposes of receiving payment from the Offeror and transmitting such payment to such Persons. Receipt of payment by the Depositary will be deemed to constitute receipt of payment by Persons depositing Shares. Under no circumstances will interest accrue or be paid by the Offeror or the Depositary on the purchase price of the Shares purchased by the Offeror, regardless of any delay in making such payment.

        All payments will be made in Canadian dollars, unless the Shareholder elects to receive payment in U.S. dollars by checking the appropriate box in the Letter of Transmittal or Notice of Guaranteed Delivery. The amount payable in U.S. dollars will be based upon the quoted 10:00 a.m. (New York time) rate of exchange for U.S. dollars per Cdn.$1.00 reported by the Federal Reserve Bank of New York which appears on Reuters Screen 1FED on the Business Day immediately preceding the date of delivery of such payment to the Depositary.

        Settlement with each Shareholder who has validly deposited and not withdrawn Shares under this Offer will be effected by the Depositary by forwarding a cheque payable in Canadian funds (or, at the election of the Shareholder, the equivalent in U.S. dollars) by first-class mail representing the cash payment for such Shares to which such Shareholder is entitled. Unless otherwise directed in the Letter of Transmittal, the cheque will be issued in the name of the registered Shareholder so deposited. Unless the Person who deposits Shares instructs the Depositary to hold such cheque for pick-up by checking the appropriate box in the Letter of Transmittal, such cheque will be forwarded by first class mail to such Person at the address specified in the Letter of Transmittal. If no address is specified therein, such cheque will be forwarded to the address of the holder as shown on the share register maintained by Inco or Inco's transfer agent. Cheques mailed in accordance with this paragraph will be deemed to have been delivered upon the date of mailing.

        Depositing Shareholders will not be obliged to pay any fee or commission if they accept this Offer by depositing their Shares directly with the Depositary or the U.S. Forwarding Agent or if they make use of the facilities of a Dealer Manager or a member of the Soliciting Dealer Group to accept this Offer. However, a broker or other nominee through whom a Shareholder owns Shares may charge a fee to tender Shares on behalf of the Shareholder. Shareholders should consult their brokers or nominees to determine whether any charges will apply.

7.     Right to Withdraw Deposited Shares

        Except as otherwise provided in this Section 7, all deposits of Shares pursuant to this Offer are irrevocable. Unless otherwise required or permitted by applicable Law, any Shares deposited in acceptance of this Offer may be withdrawn at the place of deposit by or on behalf of the depositing Shareholder:

  (a)
  at any time when the Shares have not been taken up by the Offeror;

  (b)
  if the Shares have not been paid for by the Offeror within three (3) Business Days after having been taken up;

  (c)
  at any time prior to the expiration of ten (10) days from the date upon which either:

  (i)
  a notice of change relating to a change which has occurred in the information contained in this Offer or the Circular, as amended from time to time, that would reasonably be expected to affect the decision of a Shareholder to accept or reject this Offer (other than a change that is not within the control of the Offeror or an affiliate or associate of the Offeror), in the event that such change occurs prior to the Expiry Time or after the Expiry Time but prior to the expiry of all rights of withdrawal in respect of this Offer; or

    (ii)
    a notice of variation concerning a variation in the terms of this Offer (other than a variation consisting solely of an increase in the consideration offered for the Shares where the Expiry Time is not extended for more than ten (10) days or a variation consisting solely of a waiver of a condition of this Offer);

    is mailed, delivered or otherwise properly communicated (subject to abridgement of that period pursuant to such order or orders as may be granted by applicable courts or securities regulatory authorities) and only if such deposited Shares have not been taken up by the Offeror at the date of the notice; or

  (d)
  at any time after 60 days from the commencement of this Offer, provided that the deposited Shares have not been taken up by the Offeror prior to receipt by the Depositary of the notice of withdrawal with respect to such deposited Shares.

        The ten (10) day period referenced in (c) above may be extended to ten (10) Business Days where required by applicable U.S. securities Laws. See "Extension, Variation and Change in the Offer" in Section 5 of this Offer.

        Withdrawals of deposited Shares must be effected by notice of withdrawal made by or on behalf of the depositing Shareholder and must be actually received by the Depositary or the U.S. Forwarding Agent at the place of deposit within the time limits indicated above. Notices of withdrawal: (a) must be made by a method, including a manually-signed facsimile transmission, that provides the Depositary or the U.S. Forwarding Agent, as applicable, with a written or printed copy; (b) must be signed by or on behalf of the Person who signed the Letter of Transmittal accompanying (or the Notice of Guaranteed Delivery in respect of) the Shares which are to be withdrawn; (c) must specify such Person's name, the number of Shares to be withdrawn, the name of the registered holder and the certificate number shown on each certificate representing the applicable Shares to be withdrawn; and (d) must be actually received by the Depositary or the U.S. Forwarding Agent at the place of deposit of the applicable Shares (or Notice of Guaranteed Delivery in respect thereof). Any signature in a notice of withdrawal must be guaranteed by an Eligible Institution in the same manner as in the Letter of Transmittal (as described in the instructions set out therein), except if the notice of withdrawal is signed by the registered holder of Shares exactly as the name of the registered holder appears on the certificate representing Shares deposited with the Letter of Transmittal or in the case of Shares deposited for the account of an Eligible Institution. The withdrawal will take effect upon actual physical receipt by the Depositary of the properly completed and signed written notice of withdrawal.

        Alternatively, if Shares have been deposited pursuant to the procedures for book-entry transfer, as set forth in Section 3 of this Offer, "Manner of Acceptance — Acceptance by Book-Entry Transfer", any notice of withdrawal must specify the name and number of the account at CDS or DTC, as applicable, to be credited with the withdrawn Shares or otherwise comply with the procedures of CDS or DTC, as applicable.

        All questions as to the validity (including the time of receipt) and form of notices of withdrawal will be determined by the Offeror in its sole discretion, and such determination will be final and binding. There will be no obligation on the Offeror, the Depositary or any other Person to give any notice of any defects or irregularities in any withdrawal and no liability will be incurred by any of them for failure to give any such notice.

        Any Shares withdrawn will be deemed to be not validly deposited for the purposes of this Offer, but may be redeposited subsequently at or prior to the Expiry Time by following the procedures described under "Manner of Acceptance" in Section 3 of this Offer.

        Notwithstanding the provisions of Rule 14d-7(a)(2) under the U.S. Exchange Act, relating to the ability of a purchaser in a tender offer to terminate withdrawal rights during a Subsequent Offering Period, the Offeror will permit withdrawal of tendered Shares during a Subsequent Offering Period, if there is one. However, because U.S. Exchange Act Rule 14d-11(e) requires that the Offeror immediately accept and promptly pay for all Shares tendered during a Subsequent Offering Period, notice of any such withdrawal must be received by the Depositary before such Shares have been paid for.

        In addition to the foregoing rights of withdrawal, Shareholders in certain provinces and territories of Canada are entitled to statutory rights of rescission in certain circumstances. See "Statutory Rights" in Section 22 of the Circular.

8.     Return of Deposited Shares

        If any deposited Shares are not taken up and paid for pursuant to the terms and conditions of this Offer for any reason, or if certificates are submitted for more Shares than are deposited, certificates for unpurchased Shares will be returned to the depositing Shareholder promptly following the Expiry Time or the termination or withdrawal of this Offer by either: (a) sending new certificates representing Shares not purchased or by returning the deposited certificates (and other relevant documents); or (b) in the case of Shares deposited by book-entry transfer of such Shares pursuant to the procedures set forth in Section 3 of this Offer, "Manner of Acceptance — Acceptance by Book-Entry Transfer", such Shares will be credited to the depositing Shareholder's account maintained by CDS or DTC, as applicable. Certificates (and other relevant documents) will be forwarded by first-class mail in the name of and to the address specified by the Shareholder in the Letter of Transmittal or, if such name or address is not so specified, in such name and to such address as shown on the share register maintained by Inco or Inco's transfer agent, promptly after the termination of this Offer.

9.     Mail Service Interruption

        Notwithstanding the provisions of this Offer, the Circular, the Letter of Transmittal or the Notice of Guaranteed Delivery, cheques and any other relevant documents will not be mailed if the Offeror determines that delivery thereof by mail may be delayed. Persons entitled to cheques and any other relevant documents that are not mailed for the foregoing reason may take delivery thereof at the office of the Depositary to which the Shares were deposited until such time as the Offeror has determined that delivery by mail will no longer be delayed. Notwithstanding the provisions set out under "Take Up of and Payment for Deposited Shares" in Section 6 of this Offer, cheques and any other relevant documents not mailed for the foregoing reason will be conclusively deemed to have been delivered upon being made available for delivery to the depositing Shareholder at the appropriate office of the Depositary. Notice of any determination regarding mail service delay or interruption made by the Offeror will be given in accordance with the provisions set out under "Notice and Delivery" in Section 11 of this Offer.

10.   Adjustments; Liens

        If, on or after the date of this Offer, Inco should divide, combine, reclassify, consolidate, convert or otherwise change any of the Shares or its capitalization, or should disclose that it has taken or intends to take any such action, then the Offeror may, in its sole discretion and without prejudice to its rights under "Conditions of the Offer" in Section 4 of this Offer, make such adjustments as it deems appropriate to reflect such division, combination, reclassification, consolidation, conversion or other change in the Offered Consideration or other terms of this Offer (including, without limitation, the type of securities offered to be purchased and the consideration payable therefor).

        Shares acquired pursuant to this Offer shall be transferred by the Shareholder and acquired by the Offeror free and clear of all liens, charges, encumbrances, claims and equities and together with all rights and benefits arising therefrom, including, without limitation, the right to any and all dividends (other than regular quarterly dividends declared by Inco in accordance with its current dividend policy as established on April 19, 2005 and amended on February 7, 2006), distributions, payments, securities, rights (including SRP Rights), assets or other interests which may be declared, paid, issued, distributed, made or transferred on or after the date of the Offer on or in respect of the Shares, whether or not separated from the Shares, but subject to any Shares being validly withdrawn by or on behalf of a depositing Shareholder. If, on or after the date of this Offer, Inco should declare, set aside, or pay any dividend (other than the payment of a quarterly cash dividend on the Shares on September 1, 2006, in the amount of U.S.$0.125 per share in accordance with Inco's current publicly disclosed dividend policy as established on April 19, 2005 and amended on February 7, 2006) or other distribution, or declare, make or pay any other distribution or payment on or declare, allot, reserve or issue any securities, rights or other interests with respect to any Shares, which is or are payable or distributable to Shareholders of record on a date prior to the transfer into the name of the Offeror or its nominees or transferees on the securities register maintained by or on behalf of Inco in respect of Shares, then (a) in the case of any such cash dividend, distribution or payment that does not exceed the cash consideration per Share, the cash consideration payable per Share pursuant to this Offer will be reduced by the amount of any such dividend, distribution or payment; and (b) in the case of any such cash dividend, distribution or payment that exceeds the cash consideration per Share, or in the case of any other dividend, distribution, payment, right or other interest, the whole of any such dividend, distribution, payment, right or other interest will be promptly remitted and transferred by the depositing Shareholder to the Depositary for the account of the Offeror accompanied by appropriate documentation of transfer. Pending such remittance, the Offeror will be entitled to any such dividend, distribution, payment, right or other interest and may withhold the entire amount of cash payable by the Offeror pursuant to this Offer or deduct from the purchase price payable by the Offeror pursuant to this Offer the amount or value thereof, as determined by the Offeror in its sole discretion. The declaration or payment of any such dividend or distribution, or the distribution or issuance of any such securities, rights or other interests with respect to the Shares, may have tax consequences not described under "Certain Canadian Federal Income Tax Considerations" in Section 18 of the Circular or "Certain U.S. Federal Income Tax Considerations" in Section 19 of the Circular.

11.   Notice and Delivery

        Without limiting any other lawful means of giving notice, any notice that the Offeror or the Depositary may give or cause to be given under this Offer will be deemed to have been properly given if it is mailed by first class mail, postage prepaid to the registered Shareholders at their respective addresses appearing in the share register maintained by Inco or its transfer agent and, unless otherwise specified by applicable Law, will be deemed to have been received on the first Business Day following the date of mailing. These provisions apply notwithstanding any accidental omission to give notice to any one or more Shareholders and notwithstanding any interruption of mail services in Canada following mailing.

        If mail service is interrupted following mailing, the Offeror intends to make reasonable efforts to disseminate the notice by other means, such as publication. Subject to applicable Law, if post offices in Canada are not open for the deposit of mail, any notice which the Offeror or the Depositary may give or cause to be given under this Offer will be deemed to have been properly given and to have been received by Shareholders if it: (a) it is given to the TSX or the NYSE for dissemination through their facilities; (b) is published once in the National Edition of The Globe and Mail or The National Post, together with The Wall Street Journal or the New York Times, and La Presse; or (c) it is given to the Canada News Wire Service and the Dow Jones News Service for dissemination through its facilities.

        This Offer and the Circular and the Letter of Transmittal and Notice of Guaranteed Delivery will be mailed to registered Shareholders by first class mail, postage prepaid or made in such other manner as is permitted by applicable regulatory authorities and the Offeror will use its reasonable efforts to furnish such documents to brokers, investment advisors, banks and similar Persons whose names, or the names of whose nominees, appear in the register maintained by or on behalf of Inco in respect of the Shares or, if security position listings are available, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to the beneficial owners of Shares where such listings are received.

        Wherever this Offer calls for documents to be delivered to the Depositary or the U.S. Forwarding Agent, those documents will not be considered delivered unless and until they have been physically received at any office(s) listed for the Depositary or the U.S. Forwarding Agent in the Letter of Transmittal or at the address of the Depositary in Toronto, Ontario, Canada listed in the Notice of Guaranteed Delivery, as applicable. Wherever this Offer calls for documents to be delivered to a particular office of the Depositary or the U.S. Forwarding Agent, those documents will not be considered delivered unless and until they have been physically received at the particular office at the address listed in the Letter of Transmittal or Notice of Guaranteed Delivery, as applicable.

12.   Market Purchases

        None of the Offeror or its affiliates will bid for or make purchases of Shares during the pendency of this Offer other than Shares tendered to this Offer.

        Although the Offeror has no present intention to sell Shares taken up under this Offer, subject to compliance with applicable securities Laws, it reserves the right to make or to enter into an arrangement, commitment or understanding at or prior to the Expiry Time to sell any of such Shares after the Expiry Time.

13.   Other Terms of the Offer

        No broker, dealer or other Person has been authorized to give any information or to make any representation or warranty on behalf of the Offeror other than as contained in this Offer and the Circular, and, if any such information, representation or warranty is given or made, it must not be relied upon as having been authorized.

        The provisions of the Circular, the Letter of Transmittal and the Notice of Guaranteed Delivery accompanying this Offer, including the instructions and rules contained therein, as applicable, form part of the terms and conditions of this Offer.

        The Offeror reserves the right to transfer or assign to one or more of its affiliates the right to purchase all or any portion of the Shares deposited pursuant to this Offer. Any such transfer will not relieve the Offeror of its obligations under this Offer and will not prejudice the rights of Shareholders depositing Shares to receive payment for Shares validly deposited and taken up pursuant to this Offer.

        This Offer and all contracts resulting from the acceptance thereof will be governed by and construed in accordance with the Laws of the Province of Ontario and the federal laws of Canada applicable therein. In any jurisdiction in which this Offer is required to be made by a licensed broker or dealer, this Offer shall be made on behalf of the Offeror by brokers or dealers licensed under the Laws of such jurisdiction.

        This document does not constitute an offer or a solicitation to any Person in any jurisdiction in which such offer or solicitation is unlawful. This Offer is not being made or directed to, nor will deposits of Shares be accepted from or on behalf of, Shareholders in any jurisdiction in which the making or acceptance of this Offer would not be in compliance with the Laws of such jurisdiction. However, the Offeror may, in its sole discretion, take such action as it may deem necessary to extend this Offer to Shareholders in any such jurisdiction.

        This Offer, together with the documents forming part of this Offer, constitute the take-over bid circular required under applicable Canadian provincial securities legislation with respect to this Offer. Shareholders are urged to refer to the accompanying Circular for additional information relating to this Offer. The Offeror, in its sole discretion, shall be entitled to make a final and binding determination on all questions relating to this Offer, the Circular, the Letters of Transmittal, the Notices of Guaranteed Delivery, the validity of any acceptance of this Offer and the validity of the withdrawal of any Shares.

        The Offeror has filed with the SEC a Tender Offer Statement on Schedule TO pursuant to Rule 14d-3 of the U.S. Exchange Act, together with exhibits furnishing additional information with respect to this Offer, and may file amendments thereto. In addition, Inco is required to file with the SEC a Tender Offer Solicitation/Recommendation Statement on Schedule 14D-9, setting forth the position of the Inco Board of Directors with respect to this Offer and the reasons for such position and furnishing additional related information within ten (10) Business Days of the date of this Offer and the Circular. Shareholders will be able to obtain copies of such documents free of charge at the SEC's website, www.sec.gov. In addition, documents filed with the SEC by the Offeror will be available free of charge from the Offeror. You should direct requests for documents to the Information Agent, Kingsdale Shareholder Services Inc.

DATED: August 14, 2006
CVRD CANADA INC.
(Signed) PEDRO JOSÉ RODRIGUES
Chief Executive Officer

CIRCULAR

        This Circular is supplied by the Offeror in connection with the accompanying Offer dated August 14, 2006 to purchase all the issued and outstanding Shares, which includes any Shares that may become issued and outstanding after the date of the Offer but prior to the Expiry Time upon the conversion or exercise of any securities of Inco, for a price of Cdn.$86.00 per Share payable in cash. Shareholders should refer to the Offer for details of its terms and conditions, including details as to payment and withdrawal rights. The terms and provisions of the Offer, the Letter of Transmittal and the Notice of Guaranteed Delivery are incorporated into and form part of this Circular. Annex A (Certain Information Regarding the Directors and Executive Officers of CVRD) and Annex B (Certain Information Regarding the Directors and Executive Officers of the Offeror) also form part of this Circular. Capitalized terms used in this Circular, where not otherwise defined, are defined in the Section entitled "Definitions".

        The information concerning Inco contained in the Offer and this Circular has been taken from or is based upon publicly available documents or records of Inco on file with Canadian and U.S. securities regulatory authorities and other public sources at the time of the Offer. The Offeror has no knowledge that would indicate that any statements contained herein relating to Inco taken from or based upon such documents and records are untrue or incomplete. Unless otherwise indicated, information concerning Inco is given as at June 30, 2006.

1.     The Offeror and CVRD

        The Offeror was incorporated on August 11, 2006 under the CBCA and is a wholly-owned indirect subsidiary of CVRD. The Offeror has not carried on any business prior to the date hereof, other than in respect of the Offer. The Offeror's registered office and records office is located at 5300 Commerce Court West, 199 Bay Street, Toronto, Ontario, Canada. The telephone number for the Offeror is (55) 21 3814-4477.

        CVRD, a Brazilian company headquartered in the city of Rio de Janeiro, Brazil, is the largest metals and mining company in the Americas and one of the largest in the global metals and mining industry, with a market capitalization of approximately U.S.$55 billion. It is the world's largest producer of iron ore and pellets, the world's second largest producer of manganese and ferroalloys and a significant producer of bauxite, alumina, primary aluminum, potash, kaolin and copper. CVRD is the largest logistics player in Brazil, owning and operating three railroads and eight maritime terminals. CVRD's shares are traded on the NYSE under the symbols "RIO" and "RIOPR", on the São Paulo Stock Exchange under the symbols "Vale3" and "Vale5" and on the Latibex Stock Exchange under the symbols "XVALP" and "XVALO". CVRD's head office and principal place of business is located at Av. Graça Aranha 26, Rio de Janeiro, Brazil. The telephone number for CVRD is (55) 21 3814-4477.

        Certain information concerning the directors and executive officers of CVRD is attached as Annex "A" to this Circular and certain information concerning the directors and executive officers of the Offeror is attached as Annex "B" to this Circular.

2.     Inco

        Inco was incorporated in 1916 under the laws of Canada, succeeding a business established in 1902. In 1979, Inco was continued by articles of continuance under the CBCA. Inco's executive offices are located at 145 King Street West, Suite 1500, Toronto, Ontario, Canada M5H 4B7. The telephone number for Inco is (416) 361-7511.

        Inco is one of the world's premier mining and metals companies and is a leading producer of nickel. Inco is also an important producer of copper, precious metals and cobalt and a major producer of value-added specialty nickel products.

        Inco's operations consist of three segments: (a) the finished products segment, representing its mining and processing operations in Ontario, Manitoba and Newfoundland and Labrador, its refining operations in the United Kingdom and interests in the refining operations in Japan and other Asian countries referred to below; (b) the intermediates segment, which represents the mining and processing operations of PT Inco's mining and processing operations in Indonesia, where nickel-in-matte, an intermediate product, is produced and sold primarily into the Japanese market; and (c) the development projects segment.

        Inco's principal mines and processing operations are located in Canada in the Sudbury area of Ontario, the Thompson area of Manitoba and Voisey's Bay in Newfoundland and Labrador, and, through PT Inco, a subsidiary in which Inco has an equity interest of approximately 61%, on the Island of Sulawesi, Indonesia. Inco also operates additional wholly-owned metals refineries at Port Colborne, Ontario, Canada and in the United Kingdom at Clydach, Wales and Acton, England. Inco also has interests in nickel refining capacity in several Asian countries including

Japan, Taiwan and South Korea. Inco also has a major development project in the French overseas territorial community of New Caledonia in which it currently holds an approximate 73% interest.

        The Shares are listed and posted for trading on the TSX and the NYSE under the symbol "N".

        Inco is a reporting issuer or the equivalent in all provinces and territories of Canada (where such concept exists) and files its continuous disclosure documents with the Canadian securities regulatory authorities and the SEC. Such documents are available at www.sedar.com and www.sec.gov, respectively. See "Inco" in Section 2 of this Circular.

        The authorized share capital of Inco consists of an unlimited number of common shares and 45 million preferred shares issuable in series, each series consisting of such number of shares and having such provisions attached thereto as may be determined by the Inco Board of Directors, subject to a maximum aggregate issue price of Cdn.$1.5 billion (or the equivalent in other currencies). Based on publicly available information, the Offeror believes that: (a) there were approximately 199,587,144 Shares outstanding on a non-diluted basis as at June 30, 2006 and 231,082,041 Shares calculated on a fully-diluted basis as at June 16, 2006; and (b) no preferred shares were issued and outstanding as at June 30, 2006.

        The Shares have general voting rights. Each Shareholder is entitled to receive notice of, to attend and to vote at, on the basis of one vote for each Inco Share held, all meetings of Shareholders other than meetings at which the holders of another class or series of shares are entitled to vote separately.

        Subject to the preferential rights of any prior ranking shares (of which none were issued and outstanding as of June 30, 2006), the Shareholders are entitled to such dividends as may be declared by the Inco Board of Directors in its discretion out of funds legally available therefor. No dividend or other distribution on the Shares shall be paid, and no Inco Share shall be acquired for value, unless dividends on any and all outstanding preferred shares have been paid for all past quarterly periods.

3.     Background to the Offer

        Following the announcement on May 23, 2006 of Teck Cominco's offer for Inco, Inco's financial advisors contacted CVRD to determine if CVRD would be interested in considering a friendly merger transaction with Inco. Inco provided CVRD with a form of confidentiality agreement to be executed by CVRD in order to permit CVRD to conduct due diligence.

        During CVRD's review of the proposed form of confidentiality agreement, and prior to CVRD having been provided access to Inco's data room, the Chief Executive Officer of CVRD was informed by the Chairman and Chief Executive Officer of Inco that Inco was no longer interested in pursuing a merger transaction with CVRD. Immediately thereafter, on June 26, 2006, the transaction between Phelps Dodge and Inco was announced.

        On August 11, 2006, CVRD issued a press release announcing its intention to make the Offer and delivered a letter attaching the press release to the Chairman and Chief Executive Officer of Inco. On August 14, 2006, an advertisement containing a summary of the Offer was published in The Globe and Mail, The National Post, La Presse and The Wall Street Journal.

4.     Treatment of Options, Warrants, Convertible Debentures and LYON Notes

        The Offer is made only for Shares and is not made for any Options, Warrants, Convertible Debentures, LYON Notes or other rights (other than SRP Rights) to acquire Shares. Any holder of such Options, Warrants, Convertible Debentures, LYON Notes or other rights (other than SRP Rights) to acquire Shares who wishes to accept the Offer should, to the extent permitted by their terms and applicable Law, exercise or convert their Options, Warrants, Convertible Debentures, LYON Notes or other rights in order to obtain certificates representing Shares that may be deposited in accordance with the terms of the Offer.

        The Warrants will expire by their terms prior to the Expiry Time. If any holder of Options does not exercise such Options prior to the Expiry Time, such Options will remain outstanding following the Expiry Date in accordance with their terms and conditions, subject to the terms of any Compulsory Acquisition or Subsequent Acquisition Transaction. If any holder of Convertible Debentures or LYON Notes does not convert such Convertible Debentures or LYON Notes prior to the Expiry Time, such Convertible Debentures or LYON Notes, as the case may be, will remain outstanding following the Expiry Time in accordance with their terms and conditions, subject to the terms of any Compulsory Acquisition or Subsequent Acquisition Transaction. Inco is required to offer to purchase the Convertible Debentures and LYON Notes if there is a "change of control" of Inco (as defined in the instruments governing the Convertible Debentures and LYON Notes) at the issue price thereof plus accrued interest. CVRD's acquisition of the Shares pursuant to the Offer would constitute a change of control.

        The tax consequences to holders of Options, Warrants, Convertible Debentures or LYON Notes of exercising or not exercising their Options or Warrants, converting or not converting their Convertible Debentures or LYON Notes are not described under "Certain Canadian Federal Income Tax Considerations" in Section 18 of this Circular or "Certain U.S. Federal Income Tax Considerations" in Section 19 of this Circular. Holders of Options, Warrants and Convertible Debentures should consult their tax advisors for advice with respect to potential income tax consequences to them in connection with the decision to exercise or not exercise their Options or Warrants or to convert or not convert their Convertible Debentures or LYON Notes.

5.     Purpose of the Offer

        The purpose of the Offer is to enable the Offeror to acquire all of the Shares. If the conditions of the Offer are satisfied or waived and the Offeror takes up and pays for the Shares validly deposited under the Offer, the Offeror currently intends to acquire any Shares not deposited under the Offer through a Compulsory Acquisition, or to propose a Subsequent Acquisition Transaction, in each case for consideration per Share at least equal in value to the consideration paid by the Offeror per Share under the Offer. The exact timing and details of any such transaction will depend upon a number of factors, including the number of Shares acquired by the Offeror pursuant to the Offer. Although the Offeror currently intends to proceed by way of a Compulsory Acquisition or a Subsequent Acquisition Transaction generally on the terms described herein, it is possible that, as a result of delays in the Offeror's ability to effect such a transaction, information subsequently obtained by the Offeror, changes in general economic or market conditions or in the business of Inco, or other currently unforeseen circumstances, such a transaction may not be proposed, may be delayed or abandoned or may be proposed on different terms. Accordingly, the Offeror reserves the right not to proceed by way of a Compulsory Acquisition or Subsequent Acquisition Transaction, or to proceed by way of a Subsequent Acquisition Transaction on terms other than as described herein. See "Acquisition of Shares Not Deposited Under the Offer" in Section 17 of this Circular.

6.     Plans for Inco

        If the Offer is accepted and the Offeror acquires all of the outstanding Shares, the Offeror intends to conduct a detailed review of Inco and its assets, operations, management and personnel to determine how best to integrate the operations and management of Inco into the operations and management of CVRD following the completion of the Offer. CVRD currently intends to use Inco as the platform for its global base metals operations and may, following the completion of a Compulsory Acquisition or Subsequent Acquisition Transaction, if any, combine certain of its other base metal operations with Inco or dispose of certain assets of or interests in Inco.

        If permitted by applicable Law, subsequent to the completion of the Offer and any Compulsory Acquisition or Subsequent Acquisition Transaction, the Offeror intends to delist the Shares from the TSX and the NYSE and, subject to applicable securities Laws, to cause Inco to cease to be a reporting issuer under the securities Laws of each province and territory of Canada in which it is a reporting issuer and to cease to be a reporting company under the U.S. federal securities Laws. For so long as Inco has Options, Convertible Debentures, LYON Notes or other public securities which remain outstanding, there may be limitations on its ability to cease to have public reporting obligations. However, the ability of the Offeror to proceed with a Compulsory Acquisition or Subsequent Acquisition Transaction will depend on a variety of factors, including the number of Shares acquired pursuant to the Offer, and the Offeror reserves the right not to proceed by way of a Compulsory Acquisition or a Subsequent Acquisition Transaction. See "Acquisition of Shares Not Deposited" in Article 17 this Circular.

7.     Sources of Funds

        The Offeror currently estimates that if it acquires all of the Shares on a fully-diluted basis pursuant to the Offer, the total amount of cash required for the purchase of such Shares and to cover related fees and expenses will be approximately $19.9 billion. CVRD has agreed to fund or arrange for the funding of the Offer in an amount sufficient to satisfy such cash requirement by way of equity investment in the Offeror and/or loans to the Offeror.

        CVRD intends to finance such funding requirements through a two-year senior bridge term loan credit facility in the aggregate principal amount of up to U.S.$18 billion (the "Facility"), as well as its cash reserves and existing lines of credit. The Facility will be provided pursuant to a binding commitment letter dated August 14, 2006 between CVRD and Credit Suisse, UBS Loan Finance LLC, ABN AMRO Bank N.V. and Banco Santander Central Hispano, S.A.,

New York Branch (with Credit Suisse Securities (USA) LLC, UBS Securities LLC, ABN AMRO Bank N.V. and Santander Investment Securities Inc. as joint lead arrangers (collectively, the "Arrangers")). In addition to financing the acquisition of the Shares pursuant to the Offer, the Facility may be used to repay indebtedness of Inco, for working capital purposes, to support synthetic letters of credit, and to pay the costs and expenses of the transaction. The Facility will be unsecured initially and will rank pari passu with all senior debt of CVRD, until such time that CVRD has acquired 100% of the outstanding Shares, at which point, the Facility will be guaranteed by Inco or secured by a pledge of the Shares in the event a guarantee cannot be provided.

        All amounts advanced under the Facility will be repayable in full on the date which is two years following the first drawdown under the Facility. All amounts advanced may be prepaid without penalty, subject to customary breakage costs. In addition, mandatory prepayments of the Facility will be required from 100% of the net cash proceeds of certain assets sales by CVRD or its subsidiaries and 100% of the net cash proceeds of certain issuances of debt obligations or equity securities of CVRD and its subsidiaries.

        The Facility will bear interest at interest rates customary for a credit facility of this type, that will vary depending on CVRD's foreign currency rating. The Facility will be subject to fees at levels customary for credit facilities of this type and will include covenants, representations, warranties, conditions and events of default consistent with CVRD's existing credit facilities and otherwise customary for credit facilities of this type.

        The funding commitments under the Facility will be subject to conditions usual in commercial lending transactions of this kind. These conditions substantially reflect the conditions of the Offer. The Offeror and CVRD reasonably believe that the possibility is remote that the conditions to the funding of the Offer that are in addition to the conditions in the Offer will not be satisfied. The Facility will provide that CVRD may not make certain determinations as to the satisfaction of a condition of the Offer unless the Arrangers have made a similar determination in their reasonable judgment.

        CVRD expects to take out the Facility with a long-term capital package within 18 months after closing of the Offer.

        CVRD has neither sought nor made alternative financing arrangements should the Facility not be available to it.

        The Offeror believes that the financial condition of each of CVRD and the Offeror is not material to a decision by a Shareholder whether to deposit Shares under the Offer because: (a) cash is the only consideration that will be paid to Shareholders in connection with the Offer; (b) the Offeror is offering to purchase all of the outstanding Shares in the Offer; (c) the Offer is not subject to obtaining any financing or to any financing contingencies; and (d) with the availability under the Facility, CVRD will have sufficient funds to fund or arrange for funding of the Offeror with the total amount required to purchase the Shares under the Offer.

8.     Beneficial Ownership of and Trading in Shares of Inco

        None of the Offeror or CVRD, or any director or senior or executive officer of the Offeror or CVRD, or, to the knowledge of the directors and senior or executive officers of the Offeror and CVRD, after reasonable enquiry: (a) their respective associates; (b) any Person or company acting jointly or in concert with the Offeror or CVRD; (c) any Person holding more than 10% of any class of equity securities of the Offeror or CVRD; or (d) any majority-owned subsidiary of the Offeror or CVRD, beneficially owns, directly or indirectly, or controls or exercises direction over, or has the right to acquire, any securities of Inco.

        None of the Offeror or CVRD or, to the knowledge of the Offeror and CVRD and their respective directors and senior or executive officers after reasonable enquiry, any of the other Persons referred to above, has traded in any securities of Inco during the twelve months preceding the date hereof. There is no Person acting jointly or in concert with the Offeror and CVRD in connection with the transactions described in the Offer and this Circular.

9.     Commitments to Acquire Shares of Inco

        Other than pursuant to the Offer, there are no commitments to acquire equity securities of Inco by the Offeror or CVRD or, to the knowledge of the Offeror and CVRD and their respective directors and senior officers after reasonable enquiry, by: (a) any of the directors and senior officers of the Offeror or CVRD; (b) any of their respective associates; (c) any Person or company who beneficially owns (directly or indirectly) more than 10% of any class of the Offeror's or CVRD's equity securities; or (d) any Person or company acting jointly or in concert with the Offeror and/or CVRD.

10.   Past Contacts, Transactions, Negotiations and Agreements, and Present or Proposed Material Agreements, Arrangements, Understandings and Relationships

        Except as disclosed herein: (a) there are no transactions that occurred during the past two years between the Offeror, CVRD, any of their respective executive officers or directors, any person controlling the Offeror or CVRD, or any executive officer or director of any corporation or other person ultimately in control of the Offeror or CVRD and Inco or any of its executive officers, directors or affiliates; (b) there have been no negotiations, transactions or material contacts during the past two years between the Offeror, CVRD, any of their respective subsidiaries, executive officers or directors, any person controlling the Offeror or CVRD, or any executive officer or director of any corporation or other person ultimately in control of the Offeror or CVRD and Inco or its affiliates concerning any merger, consolidation, acquisition, tender offer for or other acquisition of any class of Inco's securities, election of Inco's directors, or sale or other transfer of a material amount of assets of Inco; and (c) there are no present or proposed material agreements, arrangements, understandings or relationships between the Offeror or CVRD or any of their respective senior or executive officers, directors, controlling persons or subsidiaries and Inco or any of its senior or executive officers, directors, controlling persons or subsidiaries and no payments or other benefits are proposed to be made or given by the Offeror or CVRD by way of compensation for loss of office of any of Inco's senior or executive officers or directors remaining in or retiring from office following completion of the Offer.

        In February 2003, Canico acquired a 100% ownership interest in Inco's Onça Puma nickel laterite property in Brazil. Under the agreements relating to this transaction, Inco received an equity interest in Canico and Inco agreed to: (a) purchase and process all matte produced from any mine on the property under an offtake agreement; and (b) act as Canico's sales agent for all nickel commodities produced from any such mine (other than those purchased by Inco) and earn a commission of 2.75% on those sales pursuant to a sales agency agreement. On November 30, 2005, Inco tendered its holding of 5,732,473 common shares of Canico to a take-over bid made by CVRD and received Cdn.$20.80 per share. CVRD indirectly acquired 100% of the issued and outstanding common shares of Canico pursuant to such take-over bid and a subsequent compulsory acquisition. These contractual arrangements remain in force as at the date hereof.

        There are no agreements, arrangements or understandings, formal or informal, between CVRD or the Offeror and any securityholder of Inco with respect to the Offer or between CVRD or the Offeror and any Person with respect to any securities of Inco in relation to the Offer, except as otherwise set out in this Circular.

11.   Material Changes and Other Information Concerning Inco

        The Offeror has no information that indicates any material change in the affairs of Inco since the date of the last published financial statements of Inco, other than the making of the Offer and such other material changes as have been publicly disclosed by Inco. The Offeror has no knowledge of any material fact concerning securities of Inco that has not been generally disclosed by Inco or any other matter that has not previously been generally disclosed but which would reasonably be expected to affect the decision of Shareholders to accept or reject the Offer.

12.   Certain Information Concerning Inco and its Shares

Dividend Policy

        According to Inco's Annual Report on Form 10-K for the year ended December 31, 2005, subject to the preferential rights of any prior ranking shares (of which none were issued and outstanding as of June 30, 2006), Shareholders are entitled to such dividends as may be declared by the Inco Board of Directors in its discretion out of funds legally available therefor. No dividend or other distribution on the Shares shall be paid, and no Share shall be acquired for value, unless dividends on any and all outstanding preferred shares have been paid for all past quarterly periods.

        On April 19, 2005, Inco announced that the Inco Board of Directors had approved the reinstatement of a quarterly cash dividend of U.S.$0.10 per share on the Shares beginning June 1, 2005. On February 7, 2006, Inco announced that the Inco Board of Directors had increased the quarterly dividend to U.S.$0.125 per share on the Shares effective for the dividend payable on March 1, 2006. According to Inco's Annual Report on Form 10-K for the year ended December 31, 2005, the Inco Board of Directors continues to review on a periodic basis the declaration and payment of dividends on the Shares and its dividend policy. The quarter-to-quarter decision as to the amount of the quarterly dividend per Share is reviewed by the Inco Board of Directors and determined with reference to a number of factors, including current business results and cash needs.

        Inco has not declared or paid any dividends in respect of the Shares in the preceding two years, other than as follows: (a) pursuant to the dividend policy announced on April 19, 2005, a dividend of U.S.$0.10 per share on the Shares was paid on June 1, September 1 and December 1, 2005; and (b) pursuant to the amended policy announced on February 7, 2006, a dividend of U.S.$0.125 per share on the Shares was paid on March 1 and June 1, 2006 and a dividend of U.S.$0.125 per share on the Shares was declared on July 18, 2006 and is payable on September 1, 2006.

        Subject to the preferential rights of any prior ranking shares (of which none were issued and outstanding as of June 30, 2006), the Shareholders shall, in the event of a distribution of assets of Inco among its Shareholders on a liquidation, dissolution or winding-up of Inco, whether voluntary or involuntary, or any other distribution of assets of Inco among its Shareholders for the purpose of winding up its affairs, be entitled to receive, in respect of each Share so held, a pro rata amount of such assets of Inco equivalent to the proportion equal to the Shares then outstanding divided by the number of Shares then outstanding.

Prior Distributions

        The Offeror is not aware, based on publicly available information, of any distributions of Shares since June 30, 2006, other than distributions of Shares pursuant to the exercise of Options and Warrants and pursuant to the conversion of Convertible Debentures or LYON Notes.

        Based on publicly available information, in the past five years prior to the date hereof, Inco has issued Shares from time to time pursuant to the exercise of Options and Warrants, pursuant to the conversion of Convertible Debentures, LYON Notes, 5 3/4% Convertible Debentures and 7 3/4% Convertible Debentures, pursuant to the conversion of Preferred Shares Series E, and pursuant to Stock Option Plans. In addition, on April 17, 2003, all remaining outstanding former Diamond Fields Resources Inc. options held by one holder were exercised and upon exercise, including payment of the total aggregate exercise price of Cdn.$875,000, the holder received 485,471 Shares with a value of U.S.$17 million and cash in an amount of U.S.$3 million in lieu of certain securities that had been called for redemption.

13.   Price Range and Trading Volumes of the Shares

        The Inco Shares are listed and posted for trading on the TSX and the NYSE. The Offeror believes that as at June 30, 2006, there are approximately 199,587,144 Shares outstanding on a non-diluted basis. The following tables set forth the high and low trading prices and the aggregate volume of trading of the Shares on the Exchanges for the periods indicated:

Monthly Price Range and Trading Volume

	TSX			NYSE
	High	Low	Volume	High	Low	Volume
	(Cdn.$)	(Cdn.$)		(U.S.$)	(U.S.$)
2006
August 1 to 11	$90.60	$83.25	33,147,950	$80.40	$74.27	21,981,300
July	88.11	72.00	72,591,075	78.00	64.43	49,134,800
June	74.48	63.46	58,902,805	67.12	56.84	58,584,100
May	78.50	61.51	72,859,607	70.60	55.54	95,279,500
April	65.24	59.00	25,672,919	57.30	50.34	47,632,400
March	59.94	52.75	36,105,748	52.24	45.29	53,240,200
February	59.50	52.65	32,188,789	51.83	45.55	39,842,700
January	58.82	49.39	30,227,244	51.64	42.65	44,056,400
2005
December	54.50	49.42	18,929,214	47.31	42.08	27,842,300
November	54.60	47.16	33,025,237	45.97	39.90	40,279,300
October	55.89	46.65	46,785,671	47.68	39.43	59,605,500
September	55.56	49.75	21,874,414	47.77	41.95	34,010,500
August	52.32	48.31	18,541,942	43.64	40.42	28,216,700

Quarterly Price Range and Trading Volume

	TSX			NYSE
	High	Low	Volume	High	Low	Volume
	(Cdn.$)	(Cdn.$)		(U.S.$)	(U.S.$)
2006
April – June	$78.50	$59.00	157,435,331	$70.60	$50.34	201,496,000
January – March	59.94	49.39	98,521,781	52.24	42.65	137,139,300
2005
October – December	55.89	46.65	98,740,122	47.68	39.43	127,727,100
July – September	55.56	45.53	59,555,827	47.77	37.46	96,481,900
April – June	51.88	42.26	74,449,230	41.94	33.25	114,754,000
January – March	53.84	39.32	68,524,235	43.77	31.67	115,410,600
2004
October – December	51.10	41.55	56,538,941	40.65	33.83	85,486,000
July – September	49.99	40.58	46,721,309	39.35	30.39	79,882,800

Note: Source for data in the tables is Bloomberg.

        The closing price of the Shares on the TSX and the NYSE on August 10, 2006, the last trading day prior to the announcement of the Offeror's intention to make the Offer, was Cdn.$86.25 and U.S.$76.71, respectively.

14.   Effect of the Offer on the Market for Shares; Stock Exchange Listing and Public Disclosure

        The purchase of Shares by the Offeror pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and will reduce the number of Shareholders and, depending on the number of Shares acquired by the Offeror, could materially adversely affect the liquidity and market value of the remaining Shares held by the public.

        The rules and regulations of the Exchanges establish certain criteria which, if not met, could, upon successful completion of the Offer, lead to the delisting of the Shares from the Exchanges. Among such criteria is the number of Shareholders, the number of Shares publicly held and the aggregate market value of the Shares publicly held. Depending on the number of Shares purchased under the Offer, it is possible that the Shares would fail to meet the criteria for continued listing on the Exchanges. If this were to happen, the Shares could be delisted and this could, in turn, materially adversely affect the market or result in a lack of an established market for such Shares. If permitted by applicable Law, subsequent to completion of the Offer or any Compulsory Acquisition or Subsequent Acquisition Transaction, if necessary, the Offeror intends to apply to delist the Shares from the Exchanges. If the Shares are delisted from the Exchanges, the extent of the public market for the Shares and the availability of price or other quotations would depend upon the number of Shareholders, the number of Shares publicly held and the aggregate market value of the Shares remaining at such time, the interest in maintaining a market in Shares on the part of securities firms, whether Inco remains subject to public reporting requirements in Canada and the United States and other factors. If permitted by applicable Law, to the extent that Inco has not already done so, subsequent to completion of the Offer and any Compulsory Acquisition or Subsequent Acquisition Transaction, if necessary, the Offeror intends to apply to delist the Warrants, which expire on August 21, 2006, from the Exchanges.

        After the purchase of the Shares under the Offer, Inco may cease to be subject to the public reporting and proxy solicitation requirements of the CBCA and the securities Laws of certain provinces and territories of Canada or may request to cease to be a reporting issuer under the securities Laws in all provinces and territories of Canada (where such concept exists). If the number of Shareholders is reduced to less than 300, the Shares may become eligible for termination of registration under U.S. securities Laws. In such event, to the extent permitted by applicable Law, the Offeror intends to terminate the registration of the Shares and to cause Inco to cease to be a reporting company in the United States. For so long as Inco has Options, Convertible Debentures, LYON Notes or other public securities which remain outstanding, there may be limitations on its ability to cease to have public reporting obligations. See "Plans for Inco" in Section 6 of this Circular.

15.   Regulatory Matters

Competition Act

        The acquisition of voting shares of a corporation that carries on an operating business in Canada or controls a corporation that carries on an operating business in Canada is subject to pre-merger notification under Part IX of the Competition Act if specified financial and voting interest thresholds are exceeded. A Part IX pre-merger notification involves the provision of certain prescribed information to the Commissioner. Notification may be made either on the basis of a short-form filing (with a 14-day statutory waiting period) or a long-form filing (with a 42-day statutory waiting period). If a short-form filing is made, the Commissioner may, within the 14-day waiting period, require the parties to make a long-form filing. A new 42-day waiting period will start to run once the long-form filing is made. Completion of the Commissioner's review of a notifiable transaction may take longer than the statutory waiting period(s). A notifiable transaction may not be completed until the expiry of the applicable statutory waiting periods, unless an Advance Ruling Certificate ("ARC") in respect of the transaction is issued by the Commissioner pursuant to section 102 of the Competition Act or the requirement to notify is waived pursuant to the Competition Act. In the case of an unsolicited share acquisition, such as the Offer, commencement of the applicable statutory waiting period is determined based on the date(s) on which the acquiring party(ies) provide their prescribed information to the Commissioner.

        The Commissioner has the right under the Competition Act to challenge a merger before the Competition Tribunal (the "Tribunal"). The Commissioner has the onus to prove that the merger will or will likely substantially prevent or lessen competition. If the Tribunal makes this finding, it may make a variety of orders including an order prohibiting the closing of a transaction or, if the merger is already completed, an order requiring the disposal of assets or shares. It is also possible for the Commissioner to seek interlocutory injunctions to prevent the closing of a transaction that the Commissioner is still reviewing or has challenged.

        Where the Commissioner is satisfied that she would not have sufficient grounds to apply to the Tribunal in respect of a transaction under the merger provisions of the Competition Act, the Commissioner may issue an ARC. If an ARC is issued, the parties to the transaction are not required to file a pre-merger notification. If a notification has already been filed and the statutory waiting period has not expired, the issuance of an ARC has the effect of terminating the statutory waiting period. If a transaction in respect of which an ARC is issued is completed within one year after the ARC is issued, the Commissioner cannot apply to the Tribunal under the merger provisions of the Competition Act in respect of the transaction solely on the basis of information that is the same or substantially the same as the information that led to the issuance of the ARC.

        The purchase of the Shares contemplated by the Offer is a merger that is subject to the pre-merger notification requirements under the Competition Act. The obligation of the Offeror to complete the Offer and any Compulsory Acquisition or Subsequent Acquisition Transaction is, among other things, subject to the condition that: (a) an ARC has been issued in respect of the purchase of the Shares by the Offeror; or (b) the statutory waiting period under the Competition Act shall have expired or the requirement to make a pre-merger notification filing under Part IX of the Competition Act shall have been waived by the Commissioner and in any case the Commissioner shall have advised the Offeror in writing (which advice shall not have been rescinded or amended) to the satisfaction of the Offeror in its sole discretion that the Commissioner is of the view that grounds do not exist to make an application under Part VIII of the Competition Act in respect of the purchase of the Shares by the Offeror. See "Conditions of the Offer" in Section 4 of the Offer.

Investment Canada Act

        An acquisition of control of a Canadian business by a non-Canadian where certain financial thresholds are exceeded is subject to review (a "Reviewable Transaction") and cannot be implemented unless the Minister responsible for the Investment Canada Act (the "Minister") is satisfied and has issued a ruling that the transaction is likely to be of net benefit to Canada (a "net benefit ruling"). The Minister is required to consider the application and determine whether the Reviewable Transaction is likely to be of net benefit to Canada taking into account a variety of factors set out in the Investment Canada Act and any written undertakings that may have been given by the applicant. The Investment Canada Act provides for an initial review period of up to 45 days after filing. If the Minister has not completed the review by that date, the Minister may unilaterally extend the review period for up to a further 30 days. The review period may be further extended with the consent of the investor.

        The prescribed factors to be considered when determining whether a reviewable transaction is of net benefit to Canada include, among other things, the effect of the investment on the economic activity in Canada (including the effect on employment, resource processing, utilization of Canadian products and services and exports), the participation by Canadians in the acquired business, the effect of the investment on productivity, industrial efficiency, technological development, product innovation, product variety and competition in Canada, the compatibility of the investment with national and provincial industrial, economic and cultural policies, and the contribution of the investment to Canada's ability to compete in world markets.

        If the Minister is not satisfied or deemed to be satisfied that the Reviewable Transaction is likely to be of net benefit to Canada, the Reviewable Transaction may not be implemented.

        The purchase of the Shares contemplated by the Offer is a Reviewable Transaction. The obligation of the Offeror to complete the Offer is, among other things, subject to the condition that approval under the Investment Canada Act shall have been obtained or concluded on terms satisfactory to the Offeror in its sole discretion. See "Conditions of the Offer" in Section 4 of the Offer.

HSR Act

        Under the HSR Act, a pre-merger notification is required if: (a) the transaction is valued at more than U.S.$56.7 million, but no more than U.S.$226.8 million, only if the size-of-persons test (the ultimate parent entity on one side has either worldwide sales or assets of U.S.$113.4 million or more and the ultimate parent entity on the other side has either worldwide sales or assets of $11.3 million or more) is met; or (b) the transaction is valued at more than U.S.$226.8 million regardless of whether the size-of-persons test is met. No filing is required for transactions that fail to meet the U.S.$56.7 million size-of-transaction test, regardless of whether the size-of-persons test is met.

        For a cash tender offer such as the Offer, the initial waiting period is 15 days after the bidder files the notification form, but this period may be extended if the reviewing agency issues a formal request for additional information and documentary material, referred to as a "Second Request". If the reviewing agency issues a Second Request, the parties may not complete the merger until 10 days after both parties substantially comply with the Second Request, unless the waiting period is terminated earlier or extended with the parties' consent. The reviewing agency may terminate the first or second waiting period at any time prior to its expiration if the agency determines that it will not take any further action within the waiting period regarding the transaction.

        At any time before or after the completion of the acquisition of Shares pursuant to the Offer, the Antitrust Division of the U.S. Department of Justice, the Federal Trade Commission, or a state attorney general could take action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the completion of the acquisition, to rescind the acquisition, or to conditionally approve the acquisition upon the divestiture of particular assets. Private parties also may seek to take legal action under the antitrust laws under certain circumstances. As in every transaction, there can be no assurance that a challenge to the acquisition on antitrust grounds will not be made or, if such challenge is made, that it would not be successful.

        CVRD and Inco are required to file pre-merger notifications and reports under the HSR Act with the Federal Trade Commission and the Antitrust Division of the U.S. Department of Justice. Completion of the acquisition of Shares pursuant to the Offer is conditioned upon termination or expiration of any waiting period applicable to the Offer under the HSR Act and the receipt of any consents and filing required prior to the acquisition of Shares under any applicable antitrust law. See "Conditions of the Offer" in Section 4 of the Offer.

EC Merger Regulation

        The EC Merger Regulation imposes a pre-merger notification requirement on all transactions that qualify as concentrations and meet one of two specified financial thresholds, namely: (a) (i) the combined worldwide turnover of all "undertakings concerned" by the transaction exceeds Euro(€) 5 billion; and (ii) the European Community ("Community")-wide turnover of each of at least two of the undertakings concerned exceeds €250 million; unless each of the undertakings concerned generates more than two-thirds of its Community-wide turnover within the same Community member state or (b) (i) the combined worldwide turnover of all undertakings concerned exceeds €2.5 billion, (ii) the combined turnover of all undertakings concerned exceeds €100.0 million in each of at least three Community member states, (iii) each of at least two undertakings concerned generates more than €25.0 million turnover in each of at least three of the Community member states identified in step (ii); and (iv) each of at least two undertakings concerned generates more than €100.0 million turnover within the Community; unless each of the undertakings concerned generates more than two-thirds of its Community-wide turnover within the same Community member state.

        A transaction that meets either one of these thresholds must be notified to the European Commission ("EC") before it is implemented and cannot be implemented until it has been cleared by the EC. Where the EC Merger Regulation applies, subject to limited exceptions, the EC has exclusive merger control jurisdiction over the transaction within the European Union.

        Likewise, where the EC Merger Regulation applies, subject to limited exceptions the states that are signatories to the European Economic Area ("EEA") Agreement (Iceland, Liechtenstein and Norway, the "EFTA States") are not entitled to review the transaction under their respective domestic merger control rules. In certain circumstances where the transaction has effects within the EFTA States, the EC will exchange information and consult with the EFTA Surveillance Authority, a body established under the EEA Agreement.

        Following notification, by means of a "Form CO", the EC has 25 working days in which to undertake its initial review of the transaction (generally known as a "phase I investigation"; that period may be increased to 35 working days if a EC member state's competition authority requests jurisdiction over the transaction or the parties offer commitments) to resolve any competition concerns. If, following its initial review, the EC has "serious doubts" as to whether the transaction threatens to "significantly impede effective competition" in the Community, it will initiate formal proceedings (generally known as a "phase II" investigation). Such proceedings last up to: (a) 90 working days from initiation of a phase II investigation; (b) 105 working days from initiation of a phase II investigation, if the parties offer commitments on or after the 55th working day following initiation of a phase II investigation; (c) within 110 working days from initiation of a phase II investigation, if (i) the EC agrees on an extension of time with the parties, or (ii) the parties request an extension within the first 15 days from initiation of proceedings; or (d) 125 working days from initiation of a phase II investigation if the parties offer commitments on or after the 55th working day following initiation of a phase II investigation and (i) the EC agrees an extension of time with the parties or (ii) the parties request an extension of time within 15 days from initiation of a phase II investigation.

        The time periods are exceptionally suspended where, owing to circumstances for which one of the parties involved in the transaction is responsible, the EC has to request information by decision or to order an on-site inspection.

        If, following a phase II investigation, the EC concludes that the transaction is likely significantly to impede effective competition in the Community, unless suitable remedies are offered by the parties, it will be blocked. Such decisions are appealable to the European Court of First Instance.

        CVRD's proposed acquisition of control of Inco satisfies the first jurisdictional threshold of the EC Merger Regulation (the conditions in (a) above). Accordingly, completion of the acquisition of the Shares pursuant to the Offer is conditional upon the Offer being cleared (or deemed cleared) by the EC. See "Conditions of the Offer" in Section 4 of the Offer.

16.   Shareholder Rights Plan

        On July 20, 2006, in connection with an application submitted to the OSC, Inco and Teck Cominco consented to a cease trade order by the OSC pursuant to which trading in any securities issued, or to be issued, under or in connection with the Shareholder Rights Plan including, without limitation, the SRP Rights issued under the Shareholder Rights Plan and any Shares to be issued upon the exercise of the SRP Rights, shall cease effective as of 4:30 p.m. (Eastern Time) on August 16, 2006. As a result, as at the Expiry Time, the Shareholder Rights Plan will not limit the ability of the Offeror to take up Shares in accordance with the terms of the Offer.

17.   Acquisition of Shares Not Deposited Under the Offer

        It is the Offeror's current intention that if it takes up and pays for Shares deposited under the Offer, it will enter into one or more transactions to enable the Offeror or an affiliate of the Offeror to acquire all Shares not acquired pursuant to the Offer. There is no assurance that any such transaction will be completed.

Compulsory Acquisition

        If, within 120 days after the date of the Offer, the Offer is accepted by Shareholders holding not less than 90% of the Shares (calculated on a fully-diluted basis), other than any Shares held at the date of the Offer by or on behalf of the Offeror or an affiliate or associate of the Offeror (as defined in the CBCA), and the Offeror acquires such Deposited Shares, then the Offeror intends to acquire the Shares not deposited under the Offer on the same terms as the Shares acquired under the Offer pursuant to either the provisions of section 206 of the CBCA (a "Compulsory Acquisition") or pursuant to a Subsequent Acquisition Transaction.

        To exercise its statutory right of Compulsory Acquisition, the Offeror must give notice (the "Offeror's Notice") to each Shareholder who did not accept the Offer (and each Person who subsequently acquires any such Shares) (in each case, a "Dissenting Offeree") and the Director under the CBCA of such proposed acquisition on or before the earlier of 60 days following the termination of the Offer and 180 days following the date of the Offer. Within 20 days after having given the Offeror's Notice, the Offeror must pay or transfer to Inco the consideration it would have had to pay or transfer to the Dissenting Offerees if they had elected to accept the Offer, to be held in trust for the Dissenting Offerees. Within 20 days after receipt of the Offeror's Notice, each Dissenting Offeree must send the certificates evidencing the Shares held by such Dissenting Offeree to Inco and must elect either to transfer such Shares to the Offeror on the terms on which the Offeror acquired Shares under the Offer or to demand payment of the fair value of the Shares by so notifying the Offeror. If the Dissenting Offeree fails to notify the Offeror within the applicable time period, the Dissenting Offeree will be deemed to have elected to transfer its Shares to the Offeror on the same terms on which the Offeror acquired the Shares under the Offer. If a Dissenting Offeree has elected to demand payment of the fair value of its Shares, the Offeror may apply to a court having jurisdiction to hear the application to fix the fair value of the Shares of that Dissenting Offeree. If the Offeror fails to apply to such court within 20 days after it made the payment or transferred the consideration to Inco, the Dissenting Offeree may then apply to the court within a further period of 20 days to have the court fix the fair value. If no such application is made by the Dissenting Offeree or the Offeror within such periods, the Dissenting Offeree will be deemed to have elected to transfer its Shares to the Offeror on the same terms on which the Offeror acquired Shares from the Shareholders who accepted the Offer. Any judicial determination of the fair value of the Shares could be more or less than the amount of the Offer consideration per Share paid pursuant to the Offer.

        The foregoing is only a summary of the statutory right of Compulsory Acquisition that may become available to the Offeror. The summary is not intended to be complete nor is it a substitute for the more detailed information contained in the provisions of section 206 of the CBCA. Shareholders should refer to section 206 of the CBCA for the full text of the relevant statutory provisions, and those who wish to be better informed about these provisions should consult their legal advisors. The provisions of section 206 of the CBCA are complex and require strict adherence to notice and timing provisions, failing which such rights may be lost or altered. Shareholders who wish to be better informed about the provisions of section 206 of the CBCA should consult their legal advisors.

Compelled Acquisition

        If a Shareholder does not receive the Offeror's Notice, the Shareholder may, within 90 days after the date of the termination of the Offer, or if the Shareholder did not receive the Offer, within 90 days of the later of the date of termination of the Offer and the date on which the Shareholder learns of the Offer, require the Offeror to acquire the Shareholder's Shares on the terms of the Offer (a "Compelled Acquisition").

        The foregoing is only a summary of the statutory right of Compelled Acquisition that may become available to a Shareholder. The summary is not intended to be complete nor is it a substitute for the more detailed information contained in the provisions of section 206.1 of the CBCA. Shareholders should refer to section 206.1 of the CBCA for the full text of the relevant statutory provisions, and those who wish to be better informed about these provisions should consult their legal advisors. The provisions of section 206.1 of the CBCA are complex and require strict adherence to notice and timing provisions, failing which such rights may be lost or altered. Shareholders who wish to be better informed about the provisions of section 206.1 of the CBCA should consult their legal advisors.

Subsequent Acquisition Transaction

        If the Offeror takes up and pays for Shares validly deposited under the Offer and the statutory right of Compulsory Acquisition described above is not available for any reason or the Offeror determines not to exercise such right, the Offeror intends to take such action as is necessary, including causing a special meeting of Shareholders to be called to consider an amalgamation, statutory arrangement, amendment to articles, consolidation, capital reorganization or other transaction involving Inco and the Offeror, or an affiliate of the Offeror, for the purpose of enabling the Offeror or one of its affiliates to acquire all Shares not acquired pursuant to the Offer (a "Subsequent Acquisition Transaction"). Under such a Subsequent Acquisition Transaction, Inco may continue as a separate subsidiary of the Offeror following the completion of any such transaction. The timing and details of any such transaction will depend on a number of factors, including the number of Shares acquired pursuant to the Offer. If the Offeror takes up and pays for 66 2/3% of the Shares (calculated on a fully-diluted basis) under the Offer, it will own sufficient Shares to effect a Subsequent Acquisition Transaction. The Offeror reserves the right, in its sole discretion, not to complete a Subsequent Acquisition Transaction.

        Each type of Subsequent Acquisition Transaction described above would be a "business combination" under Rule 61-501 and a "going private transaction" under Policy Q-27. In certain circumstances, the provisions of Rule 61-501 and Policy Q-27 may also deem certain types of Subsequent Acquisition Transactions to be "related party transactions". However, if the Subsequent Acquisition Transaction is a business combination carried out in accordance with Rule 61-501 or a going private transaction carried out in accordance with Policy Q-27, the "related party transaction" provisions of Rule 61-501 and Policy Q-27 will not apply to such transaction. The Offeror intends to carry out any such Subsequent Acquisition Transaction in accordance with Rule 61-501 and Policy Q-27, or any successor provisions, or exemptions therefrom, such that the "related party transaction" provisions of Rule 61-501 and Policy Q-27 will not apply to the business combination or the going private transaction.

        Rule 61-501 and Policy Q-27 provide that, unless exempted, a corporation proposing to carry out a business combination or a going private transaction is required to prepare a valuation of the affected securities (in this case, the Shares), and subject to certain exceptions, any non-cash consideration being offered therefor, and provide to the holders of the affected securities a summary of such valuation or the entire valuation. In connection therewith, the Offeror intends to rely on an available exemption or to seek waivers pursuant to Rule 61-501 and Policy Q-27 from the OSC and the AMF, respectively, exempting Inco or the Offeror or their affiliates, as appropriate, from the requirement to prepare a valuation in connection with any Subsequent Acquisition Transaction. An exemption is available under Rule 61-501 for certain business combinations, and under Policy Q-27 for certain going private transactions, completed within 120 days after the expiry of a formal take-over bid where the consideration under such transaction is at least equal in value and is in the same form as the consideration that was received in the take-over bid, provided certain disclosure is given in the take-over bid disclosure documents. The Offeror has provided such disclosure and expects that these exemptions will be available.

        Depending on the nature of the Subsequent Acquisition Transaction, the Offeror expects that the provisions of the CBCA will require the approval of at least 66 2/3% of the votes cast by holders of the outstanding Shares at a meeting duly called and held for the purpose of approving a Subsequent Acquisition Transaction. Rule 61-501 and Policy Q-27 would in effect also require that, in addition to any other required securityholder approval, in order to complete a business combination or a going private transaction, the approval of a majority of the votes cast by "minority" holders of the affected securities must be obtained unless an exemption is available or discretionary relief is granted by the OSC and the AMF. In relation to any Subsequent Acquisition Transaction, the "minority" holders will be, subject to any available exemption or discretionary relief granted by the OSC and the AMF as required, all Shareholders other than the Offeror, any other "interested party" of Inco (within the meaning of Rule 61-501 and AMF Policy Q-27), "related party" of the Offeror or any other "interested party" of Inco (within the meaning of Rule 61-501 and Policy Q-27), including any director or senior officer of the Offeror, affiliate or insider of the Offeror or any of their directors or senior officers or any person acting jointly or in concert with any of the foregoing.

        However, Rule 61-501 and Policy Q-27 also provide that the Offeror may treat Shares acquired pursuant to the Offer as "minority" shares and vote them, or consider them voted, in favour of a Subsequent Acquisition Transaction that is a business combination or a going private transaction provided that: (a) the business combination or going private transaction is completed not later than 120 days after the Expiry Time; (b) the consideration for each Share in the Subsequent Acquisition Transaction is at least equal in value to and in the same form as the consideration paid pursuant to the Offer; and (c) the Shareholder who tendered such Shares to the Offer was not a direct or indirect party to any "connected transaction" to the Offer (for the purpose of Rule 61-501) or entitled to receive, directly or indirectly, in connection with the Offer, a "collateral" benefit" (for purposes of Rule 61-501). The Offeror intends that the consideration offered under any Subsequent Acquisition Transaction proposed by it would be of the same value and in the same form as the consideration paid to Shareholders under the Offer, and accordingly the Offeror intends to cause Shares acquired pursuant to the Offer to be voted in favour of such transaction and to be counted as part of any minority approval required in connection with any such transaction.

        In addition, under Rule 61-501 and Policy Q-27, if, following the Offer, the Offeror and its affiliates are the registered holders of 90% or more of the Shares at the time the Subsequent Acquisition Transaction is initiated, the requirement for minority approval would not apply to the transaction if a statutory right to dissent and seek fair value or a substantially equivalent enforceable right is made available to the minority shareholders.

        Rule 13e-3 under the U.S. Exchange Act is applicable to certain "going-private" transactions in the United States and may under certain circumstances be applicable to a Compulsory Acquisition or a Subsequent Acquisition Transaction. The Offeror believes that Rule 13e-3 should not be applicable to a Compulsory Acquisition or a Subsequent Acquisition Transaction unless the Compulsory Acquisition or the Subsequent Acquisition Transaction, as the case may be, is consummated more than one year after the termination of the Offer. If applicable, Rule 13e-3 would require, among other things, that certain financial information concerning Inco and certain information relating to the fairness of the Compulsory Acquisition or the Subsequent Acquisition Transaction, as the case may be, and the consideration offered to minority Shareholders be filed with the SEC and distributed to minority Shareholders before the consummation of any such transaction.

        The foregoing discussion of certain provisions of the U.S. Exchange Act is not a complete description of the U.S. Exchange Act or such provisions thereof and is not meant to be a substitute for more detailed information contained in the U.S. Exchange Act and the rules and regulations thereunder.

        If the Offeror does not effect a Compulsory Acquisition, or proposes a Subsequent Acquisition Transaction but cannot promptly obtain any required approval or exemption, or cannot otherwise complete a Subsequent Acquisition Transaction, the Offeror will evaluate its other alternatives. Such alternatives could include, to the extent permitted by applicable Laws, purchasing additional Shares in the open market, in privately negotiated transactions, in another take-over bid or exchange offer or otherwise, or from Inco, or taking no further action to acquire additional Shares. Any additional purchases of Shares could be at a price greater than, equal to or less than the value of the Offered Consideration to be paid for Shares under the Offer and could be for cash and/or securities or other consideration. Alternatively, the Offeror may sell or otherwise dispose of any or all Shares acquired pursuant to the Offer or otherwise. Such transactions may be effected on terms and at prices then determined by the Offeror, which may vary from the terms and the value of the Offered Consideration paid for Shares under the Offer.

        Any Subsequent Acquisition Transaction may result in Shareholders having the right to dissent and demand payment of the fair value of their Shares. If the statutory procedures are complied with, this right could lead to a judicial determination of the fair value required to be paid to such dissenting shareholders for their Shares. The fair value of Shares so determined could be more or less than the amount paid per Inco Share pursuant to the Subsequent Acquisition Transaction or the Offer.

        The tax consequences to a Shareholder of a Subsequent Acquisition Transaction may differ significantly from the tax consequences to such Shareholder of accepting the Offer. See "Certain Canadian Federal Income Tax Considerations" in Section 18 of this Circular and "Certain U.S. Federal Income Tax Considerations" in Section 19 of this Circular for a general discussion of the Canadian and United States federal income tax considerations relevant to a Shareholder in the event of a Subsequent Acquisition Transaction. Shareholders should consult their tax advisors for advice with respect to the tax consequences of a Subsequent Acquisition Transaction having regard to their own particular circumstances. Further, shareholders should consult their legal advisors for a determination of their legal rights with respect to a Subsequent Acquisition Transaction if and when proposed.

        The timing and details of any Compulsory Acquisition or Subsequent Acquisition Transaction involving Inco will necessarily depend on a variety of factors, including the number of Shares acquired pursuant to the Offer. Although the Offeror currently intends to proceed by way of a Compulsory Acquisition or a Subsequent Acquisition Transaction generally on the same terms as the Offer, it is possible that, as a result of the number of Shares acquired under the Offer, delays in the Offeror's ability to effect such a transaction, information hereafter obtained by the Offeror, changes in general economic, industry, regulatory or market conditions or in the business of Inco, or other currently unforeseen circumstances, such a transaction may not be so proposed, may be delayed or abandoned. The Offeror expressly reserves the right not to proceed by way of a Compulsory Acquisition or Subsequent Acquisition Transaction involving Inco.

Judicial Developments

        Prior to the pronouncement of Rule 61-501 (or its predecessor, OSC Policy 9.1) and Policy Q-27, Canadian courts had, in a few instances, granted preliminary injunctions to prohibit transactions which constituted going private transactions or business combinations within the meaning of Rule 61-501 and Policy Q-27. The Offeror has been advised that more recent notices and judicial decisions indicate a willingness to permit these transactions to proceed subject to compliance with requirements intended to ensure procedural and substantive fairness to the minority shareholders.

        Shareholders should consult their legal advisors for a determination of their legal rights with respect to any transaction which may constitute a business combination or going private transaction.

18.   Certain Canadian Federal Income Tax Considerations

        In the opinion of Stikeman Elliott LLP, the following summary describes the principal Canadian federal income tax considerations generally applicable under the Tax Act, as of the date hereof, to a Shareholder who sells Shares pursuant to the Offer or otherwise disposes of Shares pursuant to certain transactions described under "Acquisition of Shares Not Deposited Under the Offer" in Section 17 of this Circular, and who, at all relevant times, for the purposes of the Tax Act: (a) deals at arm's length with the Offeror and Inco; (b) is not affiliated with the Offeror or Inco; and (c) holds the Shares as capital property.

        Shares will generally be considered to be capital property to a Shareholder unless the Shareholder holds such Shares in the course of carrying on a business or the Shareholder has acquired such Shares in a transaction or transactions considered to be an adventure in the nature of trade. Certain Shareholders who are residents of Canada for the purposes of the Tax Act and whose Shares might not otherwise be capital property may, in certain circumstances, be entitled to make the irrevocable election permitted by subsection 39(4) of the Tax Act to have their Shares and every other "Canadian security" (as defined in the Tax Act) owned by such Shareholder in the taxation year in which the election is made, and in all subsequent taxation years, deemed to be capital property. Such Shareholders should consult their own tax advisors for advice with respect to whether an election under subsection 39(4) of the Tax Act is available and advisable in their particular circumstances.

        This summary is based on the current provisions of the Tax Act, the regulations thereunder, and counsel's understanding of the administrative practices of the Canada Revenue Agency (the "CRA") published in writing prior to the date hereof. This summary also takes into account all specific proposals to amend the Tax Act and the regulations thereunder which have been publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof (the "Proposed Amendments"), and assumes that all Proposed Amendments will be enacted in the form proposed. However, there can be no assurance that the Proposed Amendments will be enacted in the form proposed, or at all. This summary is not exhaustive of all possible Canadian federal income tax considerations and, except for the Proposed Amendments, does not take into account or anticipate any changes in Law, whether by judicial, governmental or legislative action or decision, or changes in the administrative practices of the CRA, nor does it take into account provincial, territorial or foreign income tax legislation or considerations, which may differ significantly from the Canadian federal income tax considerations described herein. Unless otherwise indicated, this summary assumes that the Shares are and will be, at all relevant times, listed on a prescribed stock exchange (which includes the Exchanges).

        This summary is not applicable to a Shareholder that is: (a) a "financial institution" as defined in the Tax Act for purposes of the "mark-to-market property" rules; (b) a "specified financial institution" as defined in the Tax Act; or (c) a Shareholder an interest in which is a "tax shelter investment" as defined in the Tax Act. In addition, this summary does not address all issues relevant to a Shareholder who acquired their Shares on the exercise of an employee stock option. Such Shareholders should consult their own tax advisors.

        All amounts relating to the acquisition or disposition of Shares must be determined in Canadian dollars for purposes of the Tax Act. Accordingly, amounts received by Shareholders who elect to receive payment under the Offer in U.S. dollars must be converted into Canadian dollars based upon the prevailing Canadian dollar/U.S. dollar exchange rate at the time of disposition of their Shares.

        This summary is not exhaustive of all Canadian federal income tax considerations and is of a general nature only. This summary is not intended to be, nor should it be construed to be, legal or tax advice to any particular Shareholder, and no representations with respect to the tax consequences to any particular Shareholder are made. Accordingly, Shareholders should consult their own tax advisors with respect to their particular circumstances, including the application and effect of the income and other tax laws of any country, province, state or other local tax authority.

Shareholders Resident in Canada

        This portion of the summary is generally applicable to a Shareholder who, at all relevant times, for the purposes of the Tax Act, is or is deemed to be, resident in Canada (a "Resident Shareholder").

Sale Pursuant to the Offer

        Generally, a Resident Shareholder who disposes of Shares to the Offeror pursuant to the Offer will realize a capital gain (or capital loss) equal to the amount by which the proceeds of disposition, net of any reasonable costs of disposition, exceed (or are less than) the adjusted cost base of the Shares to the Resident Shareholder immediately before the disposition.

        A Resident Shareholder will be required to include in computing its income for a taxation year one-half of the amount of any capital gain (a "taxable capital gain") realized in such year. Subject to and in accordance with the provisions of the Tax Act, a Resident Shareholder will be required to deduct one-half of the amount of any capital loss (an "allowable capital loss") realized in a taxation year from taxable capital gains realized by the Resident Shareholder in such year. Allowable capital losses in excess of taxable capital gains for a taxation year may be carried back and deducted in any of the three preceding taxation years or carried forward and deducted in any subsequent taxation year against net taxable capital gains realized in such years, to the extent and under the circumstances specified in the Tax Act.

        In general, a capital loss otherwise arising upon the disposition of a Share by a Resident Shareholder that is a corporation may be reduced by dividends previously received or deemed to have been received by it on such Share, to the extent and under the circumstances prescribed in the Tax Act. Similar rules may apply where a Share is owned by a partnership or trust of which a corporation, trust or partnership is a member or beneficiary. Such Resident Shareholders should consult their own tax advisors.

        A Resident Shareholder that is throughout the taxation year a "Canadian controlled private corporation" (as defined in the Tax Act) may be liable to pay an additional 6 2/3% refundable tax on certain investment income, including taxable capital gains.

        Capital gains realized by an individual or a trust, other than certain specified trusts, may be subject to alternative minimum tax under the Tax Act. Resident Shareholders should consult their own tax advisors with respect to the alternative minimum tax provisions.

Compulsory Acquisition of Shares

        As described under "Acquisition of Shares Not Deposited Under The Offer — Compulsory Acquisition" in Section 17 of this Circular, the Offeror may, in certain circumstances, acquire Shares not deposited under the Offer pursuant to a Compulsory Acquisition. A Resident Shareholder who disposes of Shares in such circumstances will realize a capital gain (or a capital loss) generally calculated in the same manner and with the tax consequences as described above under "Sale Pursuant to the Offer".

        A Resident Shareholder who dissents in a Compulsory Acquisition and is entitled to receive the fair value of its Shares will be considered to have disposed of the Shares for proceeds of disposition equal to the amount fixed as such by the court (excluding the amount of any interest awarded by the court). As a result, such dissenting Resident Shareholder will realize a capital gain (or a capital loss) generally calculated in the same manner and with the tax consequences as described above under "Sale Pursuant to the Offer".

        Any interest awarded to a dissenting Resident Shareholder by a court will be included in computing such Resident Shareholder's income for the purposes of the Tax Act.

        Resident Shareholders whose Shares may be acquired pursuant to a Compulsory Acquisition should consult their own tax advisors.

Subsequent Acquisition Transaction

        As described under "Acquisition Of Shares Not Deposited Under the Offer — Subsequent Acquisition Transaction" in Section 17 of this Circular, if the Offeror does not acquire all of the Shares pursuant to the Offer or by means of a Compulsory Acquisition, the Offeror may propose other means of acquiring the remaining issued and outstanding Shares. The tax treatment of a Subsequent Acquisition Transaction to a Resident Shareholder will depend upon the exact manner in which the Subsequent Acquisition Transaction is carried out. Resident Shareholders should consult their own tax advisors for advice with respect to the income tax consequences to them of having their Shares acquired pursuant to a Subsequent Acquisition Transaction.

        A Subsequent Acquisition Transaction could be implemented by means of an amalgamation of Inco with the Offeror and/or one or more of its affiliates pursuant to which Resident Shareholders who have not tendered their Shares under the Offer would have their Shares exchanged on the amalgamation for redeemable preference shares of the amalgamated corporation ("Redeemable Shares") which would then be immediately redeemed for cash. In those circumstances, a Resident Shareholder generally would not realize a capital gain or capital loss as a result of such exchange, and the Resident Shareholder's cost of the Redeemable Shares received would be equal to the aggregate of the adjusted cost base of the Shares to the Resident Shareholder immediately before the amalgamation. Upon the redemption of the Redeemable Shares, the Resident Shareholder would be deemed to have received a dividend (subject to the potential application of subsection 55(2) of the Tax Act to Resident Shareholders that are corporations, as discussed below) equal to the amount, if any, by which the redemption price of the Redeemable Shares exceeds their paid-up capital for the purposes of the Tax Act. The difference between the redemption price and the amount of the deemed dividend would be treated as proceeds of disposition of such Redeemable Shares for the purpose of computing any capital gain or capital loss arising on the redemption of the Redeemable Shares. The tax consequences in respect of any such capital gain or capital loss generally would be as described above under "Sale Pursuant to the Offer".

        Subsection 55(2) of the Tax Act provides that where a Resident Shareholder that is a corporation is deemed to receive a dividend under the circumstances described above, all or part of the deemed dividend may be deemed not to be a dividend and may be treated instead as proceeds of disposition of the Redeemable Shares for the purposes of computing the Resident Shareholder's capital gain on the disposition of such Redeemable Shares. Accordingly, Resident Shareholders that are corporations should consult their own tax advisors for specific advice with respect to the potential application of this provision to them. Subject to the potential application of this provision, dividends deemed to be received by a Resident Shareholder that is a corporation as a result of the redemption of the Redeemable Shares will be included in computing the corporation's income, but normally will also be deductible in computing the corporation's taxable income.

        A Resident Shareholder that is a "private corporation" or a "subject corporation" (as such terms are defined in the Tax Act) may be liable under Part IV of the Tax Act to pay a refundable tax of 33 1/3% on dividends deemed to be received on the Redeemable Shares to the extent that such dividends are deductible in computing the Resident Shareholder's taxable income. Dividends deemed to be received by a Resident Shareholder who is an individual (including a trust) as a result of the redemption of the Redeemable Shares will be included in computing the Resident Shareholder's income, and will be subject to the gross-up and dividend tax credit rules generally applicable to taxable dividends received from a taxable Canadian corporation. The Proposed Amendments provide for an enhanced gross-up and dividend tax credit for "eligible dividends" paid after 2005 and Resident Shareholders are advised to consult their own tax advisors regarding the implications of such Proposed Amendments.

        Under the current administrative practice of the CRA, Resident Shareholders who exercise their statutory right of dissent in respect of an amalgamation should be considered to have disposed of their Shares for proceeds of disposition equal to the amount paid by the amalgamated corporation to the dissenting Resident Shareholder in respect of such Shares (excluding any interest awarded by a court). However, because of uncertainty under the relevant legislation as to whether such amounts paid to a dissenting Resident Shareholder would be treated entirely as proceeds of disposition, or in part as the payment of a deemed dividend, dissenting Resident Shareholders should consult with their own tax advisors in this regard. Any interest awarded to the Resident Shareholder by a court will be included in computing the Resident Shareholder's income for the purposes of the Tax Act.

        As an alternative to the amalgamation discussed herein, the Offeror may propose a Subsequent Acquisition Transaction to be effected by a statutory arrangement, amendment to articles, consolidation, capital reorganization or other transaction, the tax consequences of which may materially differ from those arising on the sale of Shares under the Offer or an amalgamation involving Inco and will depend on the particular form and circumstances of such alternative transaction. No opinion is expressed herein as to the tax consequences of any such alternative transaction to a Resident Shareholder.

Shareholders Not Resident in Canada

        This portion of the summary is generally applicable to a Shareholder who, at all relevant times, for the purposes of the Tax Act, is not, and is not deemed to be, resident in Canada and does not use or hold, and is not deemed to use or hold, Shares in connection with carrying on a business in Canada (a "Non-Resident Shareholder"). Special rules, which are not discussed in this summary, may apply to a non-resident that is an insurer carrying on business in Canada and elsewhere, and any such insurers should consult their own tax advisors.

Sale Pursuant to the Offer

        A Non-Resident Shareholder who disposes of Shares to the Offeror pursuant to the Offer will not be subject to income tax under the Tax Act on any capital gain realized on the disposition of such Shares, unless the Shares are "taxable Canadian property" (as defined in the Tax Act) to the Non-Resident Shareholder at the time of the disposition of such Shares and any such gain is not exempt from taxation under the Tax Act pursuant to the provisions of an applicable income tax convention between Canada and the country in which the Non-Resident Shareholder is resident.

        Generally, Shares will not constitute taxable Canadian property to a Non-Resident Shareholder at a particular time provided that (a) the Shares are listed on a prescribed stock exchange (which currently includes the TSX and the NYSE) at that time, and (b) the Non-Resident Shareholder, persons with whom the Non-Resident Shareholder does not deal at arm's length, or the Non-Resident Shareholder together with all such persons, have not owned 25% or more of the shares of any class or series of Inco at any time during the 60 month period immediately preceding that time. Notwithstanding the foregoing, Shares may also be deemed to constitute taxable Canadian property to a Non-Resident Shareholder in certain circumstances specified in the Tax Act.

        Even if the Shares are taxable Canadian property to a Non-Resident Shareholder, any capital gain realized upon the disposition of such Shares would not be subject to tax under the Tax Act if such gain is exempt from tax pursuant to the provisions of an applicable income tax convention between Canada and the country in which the Non-Resident Shareholder is resident. Non-Resident Shareholders should consult their own tax advisors with respect to the availability of any relief under the terms of an applicable income tax convention in their particular circumstances.

        In the event that the Shares constitute taxable Canadian property to a Non-Resident Shareholder and the capital gain realized upon a disposition of such Shares to the Offeror is not exempt from tax under the Tax Act by virtue of an applicable income tax convention, the tax consequences as described above under "Shareholders Resident in Canada — Sale Pursuant to the Offer" will generally apply. Such Non-Resident Shareholders should consult their own tax advisors in this regard.

Compulsory Acquisition

        As described under "Acquisition of Shares Not Deposited Under the Offer — Compulsory Acquisition" in Section 17 of this Circular, the Offeror may, in certain circumstances, acquire Shares not deposited under the Offer pursuant to a Compulsory Acquisition. Subject to the discussion below under "Delisting of Shares Following Completion of the Offer", the Canadian federal income tax consequences to a Non-Resident Shareholder who disposes of Shares in such circumstances generally will be the same as described above under "Shareholders Not Resident in Canada — Sale Pursuant To The Offer".

        Any interest awarded by a court and paid or credited to a Non-Resident Shareholder exercising its right to dissent in respect of a Compulsory Acquisition will be subject to Canadian withholding tax at the rate of 25%, subject to any reduction in the rate of withholding to which the Non-Resident Shareholder is entitled pursuant to the provisions of an applicable income tax convention between Canada and the country in which the Non-Resident Shareholder is resident. Where the Non-Resident Shareholder is a resident of the United States entitled to benefits under the Canada-U.S. Income Tax Convention (the "U.S. Treaty") and is the beneficial owner of the interest, the applicable rate of Canadian withholding tax is generally reduced to 10%.

Subsequent Acquisition Transaction

        As described under "Acquisition of Shares Not Deposited Under The Offer — Subsequent Acquisition Transaction" Section 17 of this Circular, if the Offeror does not acquire all of the Shares pursuant to the Offer or by means of a Compulsory Acquisition, the Offeror may propose other means of acquiring the remaining issued and outstanding Shares.

        The tax treatment of a Subsequent Acquisition Transaction to a Non-Resident Shareholder will depend upon the exact manner in which the Subsequent Acquisition Transaction is carried out. A Non-Resident Shareholder may realize a capital gain or a capital loss and/or be deemed to receive a dividend pursuant to a Subsequent Acquisition Transaction, as discussed above under "Shareholders Resident in Canada — Subsequent Acquisition Transaction".

Whether or not a Non-Resident Shareholder would be subject to tax under the Tax Act on any such capital gain would depend on whether the Shares or Redeemable Shares are "taxable Canadian property" to the Non-Resident Shareholder for purposes of the Tax Act and whether the Non-Resident Shareholder is entitled to relief under an applicable income tax convention and other circumstances at that time (see in particular the discussion below under "Delisting of Shares Following Completion of the Offer"). Dividends paid or credited or deemed to be paid or credited to a Non-Resident Shareholder will be subject to Canadian withholding tax at a rate of 25%, subject to any reduction in the rate of withholding to which the Non-Resident Shareholder is entitled pursuant to the provisions of an applicable income tax convention between Canada and the country in which the Non-Resident Shareholder is resident. Where the Non-Resident Holder is a resident of the United States entitled to benefits under the U.S. Treaty and is the beneficial owner of the dividends, the applicable rate of Canadian withholding tax is generally reduced to 15%.

        Any interest awarded by a court and paid or credited to a Non-Resident Shareholder exercising its right to dissent in respect of a Subsequent Acquisition Transaction will be subject to Canadian withholding tax in the same manner as described above under "Shareholders Not Resident in Canada — Compulsory Acquisition".

Delisting of Shares Following Completion of the Offer

        As described above under "Effect of the Offer on the Market for shares; Stock Exchange Listing and Public Disclosure" in Section 14 of this Circular, the Shares may cease to be listed on the TSX and/or the NYSE following the completion of the Offer and may not be listed on the TSX and the NYSE at the time of their disposition by a Non-Resident Shareholder pursuant to a Compulsory Acquisition or a Subsequent Acquisition Transaction. Non-Resident Shareholders are cautioned that if the Shares are not listed on a prescribed stock exchange (which includes the TSX and the NYSE) at the time they are disposed of: (a) the Shares will generally be taxable Canadian property to the Non-Resident Shareholder; (b) the Non-Resident Shareholder may be subject to tax under the Tax Act in respect of any capital gain realized on such disposition, unless any such gain is exempt from taxation under the Tax Act pursuant to the provisions of an applicable income tax convention between Canada and the country in which the Non-Resident Shareholder is resident; and (c) the notification and withholding provisions of section 116 of the Tax Act will apply to the Non-Resident Shareholder, in which case the Offeror will be entitled, pursuant to the Tax Act, to deduct or withhold an amount from any payment made to the Non-Resident Shareholder and to remit such amount to the Receiver General of Canada on behalf of the Non-Resident Shareholder.

        Non-Resident Shareholders should consult their own tax advisors for advice with respect to the potential income tax consequences to them of not disposing of their Shares pursuant to the Offer.

19.   Certain U.S. Federal Income Tax Considerations

        The following is a summary of certain U.S. federal income tax consequences of the Offer that may be relevant to a beneficial owner of Shares that is a citizen or resident of the United States or a domestic corporation or otherwise subject to U.S. federal income tax on a net income basis in respect of the Shares (a "U.S. Holder"). The summary is based on Laws, regulations, rulings and decisions now in effect, all of which are subject to change. The discussion does not deal with special classes of holders, such as dealers in securities or currencies, banks, financial institutions, insurance companies, tax-exempt organizations, persons holding Shares as a position in a "straddle" or conversion transaction, or as part of a "synthetic security" or other integrated financial transaction or persons that have a functional currency other than the U.S. dollar. This discussion assumes that the Shares are held as "capital assets" within the meaning of Section 1221 of the Code.

        In addition, the discussion does not describe any tax consequences arising out of the Laws of any state or local or foreign jurisdiction. Accordingly, each holder should consult its own tax advisor with regard to the Offer and the application of U.S. federal income tax laws, as well as the laws of any state, local or foreign taxing jurisdictions, to its particular situation.

Sale of the Shares

Sale Pursuant to the Offer

        Sales of Shares pursuant to the Offer by U.S. Holders will be taxable transactions for U.S. federal income tax purposes. A U.S. Holder selling Shares pursuant to the Offer will recognize gain or loss in an amount equal to the difference between the amount of cash received and the U.S. Holder's adjusted tax basis in the Shares sold at the time of sale. If a U.S. Holder receives a currency other than the U.S. dollar pursuant to the Offer, the amount realized will be the U.S. dollar value of the currency received calculated at the exchange rate in effect on the settlement date. Any gain or loss realized by a U.S. Holder pursuant to the Offer generally will be treated as a capital gain or loss.

        A U.S. Holder's adjusted tax basis in a Share generally will equal the amount paid therefor. In the case of a Share purchased for foreign currency, the cost of such Share to a U.S. Holder will be the U.S. dollar value of the foreign currency purchase price on the date of purchase. In the case of a Share that is traded on an established securities market, a cash basis U.S. Holder (and, if it so elects, an accrual basis U.S. Holder) determines the U.S. dollar value of the cost of such Share by translating the amount paid at the spot rate of exchange on the settlement date of the purchase.

        Certain non-corporate U.S. Holders (including individuals) are generally eligible for preferential rates of U.S. federal income taxation in respect of long-term capital gain (i.e., capital gain on Shares that are held for more than one year). The deductibility of capital losses is limited under the Code. Any gain or loss recognized by a U.S. Holder generally should be treated as U.S.-source income or loss for U.S. foreign tax credit purposes.

        Any gain realized pursuant to the Offer by a person that is not a U.S. Holder will not be subject to U.S. federal income tax, including withholding tax, unless: (a) such gain is effectively connected with the conduct by the Holder of a trade or business in the United States; or (b) in the case of gain realized by an individual Holder, the Holder is present in the United States for 183 days or more in the taxable year of the sale and either (i) such gain or income is attributable to an office or other fixed place of business maintained in the United States by such Holder or (ii) such Holder has a tax home in the United States.

Compulsory Acquisition

        As described under "Acquisition of Shares Not Deposited Under The Offer — Compulsory Acquisition" in Section 17 of this Circular, the Offeror may, in certain circumstances, acquire Shares not deposited under the Offer pursuant to a Compulsory Acquisition. Shareholders may dispose of their shares pursuant to such a Compulsory Acquisition, or dissent and be entitled to receive fair market value for their shares. The tax treatment in either circumstance would depend on the specific terms of the transaction. If a Shareholder receives cash in exchange for all of the Shares that it holds, the transaction generally should be taxable in the same manner as described above under "Sale Pursuant to the Offer". Because the terms of such an acquisition are not yet determined, Shareholders should consult their own tax advisors for advice with respect to the potential income tax consequences of any Compulsory Acquisition.

Subsequent Acquisition Transaction

        As described under "Acquisition of Shares Not Deposited Under The Offer — Subsequent Acquisition Transaction" in Section 17 of this Circular, if the Offeror does not acquire all of the Shares pursuant to the Offer or by means of a Compulsory Acquisition, the Offeror may propose other means of acquiring the remaining issued and outstanding Shares. The tax treatment of any Subsequent Acquisition Transaction will depend on the exact manner in which the transaction is carried out, which has not yet been determined. If a Shareholder receives cash in exchange for all of the Shares that it holds, the transaction generally should be taxable in the same manner as described above under "Sale Pursuant to the Offer". Because the terms of such a transaction are not yet determined, Shareholders should consult their own tax advisors for advice with respect to the potential income tax consequences of any Subsequent Acquisition Transaction.

Backup Withholding

        A U.S. Holder who tenders its securities may be subject to backup withholding on the payments that the U.S. taxpayer receives unless such U.S. Holder: (a) is a corporation or comes within certain other exempt categories and demonstrates this fact, or (b) provides a correct taxpayer identification number on a Form W-9 of the IRS, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules. Any amounts withheld under these rules will be allowed as a credit against such U.S. Holder's federal income tax liability and may entitle such U.S. Holder to a refund, provided that the required information is furnished to the IRS.

20.   Other Matters Relating to the Offer

Financial Advisors, Dealer Managers and Soliciting Dealer Group

        The Offeror has retained Banco de Investimentos Credit Suisse (Brasil) S.A., Banco UBS S.A., UBS Securities LLC, Banco ABN AMRO Real S.A. and Banco Santander Brasil S.A. to act as financial advisors in connection with the Offer.

        The Offeror has also engaged the services of Credit Suisse Securities (Canada), Inc. and UBS Securities Canada Inc. in Canada and Credit Suisse Securities (USA) LLC and UBS Securities LLC in the United States to act as Dealer Managers to solicit acceptances of the Offer. The Dealer Managers will not receive any additional compensation in connection with acting as Dealer Managers, but will be reimbursed for all reasonable and documented expenses and will be indemnified against certain liabilities, including liabilities under securities Laws, in connection with the Offer.

        The Dealer Managers in Canada have undertaken to form a soliciting dealer group (the "Soliciting Dealer Group") comprised of members of the Investment Dealers Association of Canada and the TSX to solicit acceptances of the Offer from persons resident in Canada. Each member of the Soliciting Dealer Group, including each of the Dealer Managers, is referred to herein as a "Soliciting Dealer". The Offeror has agreed to pay any member of the Soliciting Dealer Group (other than the Dealer Managers) whose name appears in the appropriate space of a properly completed and executed Letter of Transmittal a solicitation fee of Cdn.$0.30 per Share (including any Shares deposited by a Soliciting Dealer for its own account) taken up and paid for by the Offeror under the Offer, subject to a minimum fee of Cdn.$100.00 and a maximum fee of Cdn.$1,500.00 being payable in respect of any one beneficial owner of Shares provided that the Cdn.$100.00 minimum will only be payable in respect of deposits of 200 or more Shares. No solicitation fee will be paid if the Offer is withdrawn or terminates and no Shares are taken up thereunder or in respect of any Shares withdrawn prior to take up of the Shares unless thereafter such Shares are properly tendered to the Offer and taken up and paid for. Where Shares deposited and registered in a single name are beneficially owned by more than one Person, the minimum or the maximum fee amounts will be applied separately in respect of each such beneficial owner if a Soliciting Dealer provides proof of the beneficial ownership of Shares in respect of which a fee is claimed. The Offeror will not be required to pay a fee to more than one Soliciting Dealer in respect of any one beneficial owner of Shares. The Offeror may require the Soliciting Dealers to furnish evidence of beneficial ownership satisfactory to the Offeror at the time of deposit.

        Except as set forth above, the Offeror will not pay any fees or commissions to any stockbroker, dealer or other Person for soliciting tenders of Shares pursuant to the Offer. Stockbrokers, dealers, commercial banks and trust companies and other nominees will, upon request, be reimbursed by the Offeror for customary clerical, mailing and handling expenses incurred by them in forwarding materials to their clients.

        No fee or commission will be payable by any Shareholder who transmits such Shareholder's Shares directly to the Depositary or the U.S. Forwarding Agent or who makes use of the facilities of a Dealer Manager or a Soliciting Dealer to accept the Offer. However, a broker or nominee through whom a Shareholder owns Shares may charge a fee to tender Shares on behalf of the Shareholder. Shareholders should consult their brokers or nominees to determine whether any charges will apply.

Depositary and U.S. Forwarding Agent

        The Offeror has engaged Computershare Investor Services Inc. to act as the Depositary and Computershare Trust, N.A. to act as the U.S. Forwarding Agent for the receipt of certificates in respect of Shares and related Letters of Transmittal. In addition, the Depositary will receive Notices of Guaranteed Delivery deposited under the Offer at its office in Toronto, Ontario, Canada. The Depositary will also be responsible for giving notices, if required, and for making payment to Shareholders for Shares purchased by the Offeror pursuant to the Offer. The Depositary will also facilitate book-entry transfers of Shares. The Depositary and the U.S. Forwarding Agent will each receive reasonable and customary compensation from the Offeror for its services in connection with the Offer, will be reimbursed for certain out-of-pocket expenses and will be indemnified against certain liabilities and expenses in connection therewith, including without limitation applicable securities law compliance matters.

Information Agent

        The Offeror has retained Kingsdale Shareholder Services Inc. to act as Information Agent in connection with the Offer. The Information Agent will receive reasonable and customary compensation from the Offeror for services in connection with the Offer and will be reimbursed for certain out-of-pocket expenses.

21.   Legal Matters

        The Offeror and CVRD are being advised in respect of certain matters concerning the Offer by, and the opinions contained under "Certain Canadian Federal Income Tax Consideration" have been provided by, Stikeman Elliott LLP, Canadian counsel to CVRD. The Offeror and CVRD are being advised in respect of certain matters concerning the Offer by Cleary Gottlieb Steen & Hamilton LLP, United States counsel to CVRD.

22.   Statutory Rights

        Securities legislation in certain of the provinces and territories of Canada provides Shareholders with, in addition to any other rights they may have at Law, rights of rescission or to damages, or both, if there is a misrepresentation in a circular or a notice that is required to be delivered to Shareholders. However, such rights must be exercised within prescribed time limits. Shareholders should refer to the applicable provisions of the securities legislation of their province or territory for particulars of those rights or consult with a lawyer.

23.   Directors' Approval

        The contents of the Offer and this Circular have been approved and the sending thereof to the Shareholders has been authorized by the Board of Directors of CVRD and the Offeror.

CONSENT OF COUNSEL

To: The Directors of CVRD Canada Inc. and Companhia Vale do Rio Doce:

        We hereby consent to the references to our name contained under the heading "Legal Matters" and to our opinion contained under "Certain Canadian Federal Income Tax Considerations" in the Circular accompanying the Offer dated August 14, 2006 made by CVRD Canada Inc. to the holders of common shares of Inco Limited.

Toronto, Ontario	(Signed) STIKEMAN ELLIOTT LLP
August 14, 2006

APPROVAL AND CERTIFICATE OF CVRD CANADA INC.

Dated: August 14, 2006

        The contents of the Offer and the Circular have been approved and the sending, communication or delivery thereof to the Shareholders has been authorized, by the board of directors of the Offeror.

        The foregoing contains no untrue statement of a material fact and does not omit to state a material fact that is required to be stated or that is necessary to make a statement not misleading in the light of the circumstances in which it is made. In addition, the foregoing does not contain any misrepresentation likely to affect the value or the market price of the Shares subject to the Offer.

(Signed) PEDRO JOSÉ RODRIGUES Chief Executive Officer	(Signed) GUILHERME PERBOYRE CAVALCANTI Chief Financial Officer
On behalf of the Board of Directors
(Signed) FÁBIO DE OLIVEIRA BARBOSA Director	(Signed) CLOVIS TORRES JUNIOR Director

APPROVAL AND CERTIFICATE OF COMPANHIA VALE DO RIO DOCE

Dated: August 14, 2006

        The contents of the Offer and the Circular have been approved and the sending, communication or delivery thereof to the Shareholders has been authorized, by the board of directors of Companhia Vale do Rio Doce.

        The foregoing contains no untrue statement of a material fact and does not omit to state a material fact that is required to be stated or that is necessary to make a statement not misleading in the light of the circumstances in which it is made. In addition, the foregoing does not contain any misrepresentation likely to affect the value or the market price of the Shares subject to the Offer.

(Signed) ROGER AGNELLI Chief Executive Officer	(Signed) FÁBIO DE OLIVEIRA BARBOSA Chief Financial Officer
On behalf of the Board of Directors
(Signed) SÉRGIO RICARDO SILVA ROSA Director	(Signed) MÁRIO DA SILVEIRA TEIXEIRA JÚNIOR Director

Annex "A"

CERTAIN INFORMATION REGARDING THE DIRECTORS
AND EXECUTIVE OFFICERS OF CVRD

        Set forth in the table below is the name, province/state and country of residence, country of citizenship, current principal occupation and material positions held during the past five years of each of the directors and executive officers of CVRD. The business address of each director and executive officer of CVRD is Av. Graça Aranha 26, Rio de Janeiro, Brazil.

        In the past five years, neither CVRD nor any of the persons below have been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining him, her or it from future violations of, or prohibiting activities subject to, U.S. federal or state laws, or a finding of any violation of U.S. federal or state securities Laws.

Name, Province/State, Country of Residence and Country of Citizenship	Principal Occupations within Previous Five Years	Director Since

Julio Sergio Gomes de Almeida Residence — Brasilia, DF, Brazil Citizenship — Brazilian	Executive Officer of Instituto de Estudos para o Desenvolvimento Industrial (IEDI); Economic Policy Secretary at the Brazilian Ministry of Finance since 2006; Professor at IE/Unicamp since 1988.	June 2006
Oscar Augusto de Camargo Filho Residence — Rio de Janeiro, RJ, Brazil Citizenship — Brazilian	Partner of CWA Consultoria Empresarial since 2003; Chairman of the Board of Directors of MRS Logística S.A. from 1999 to 2003.	October 2003
Renato da Cruz Gomes Residence — Rio de Janeiro, RJ, Brazil Citizenship — Brazilian	Executive Officer of Bradespar S.A. since 2000; Executive Officer of Valepar S.A. since 2001.	April 2001
Mário da Silveira Teixeira Júnior Residence: Barueri, SP, Brazil Citizenship — Brazilian	Director of Banco Bradesco S.A since 2002; Chief Executive Officer of Bradespar S.A. from 2001 to 2002.	May 2003
Arlindo Magno de Oliveira Residence — Rio de Janeiro, RJ, Brazil Citizenship — Brazilian
	Executive Officer of Finance and Management of Companhia Estadual de Água e Esgoto (CEDAE) from April to September of 2002; various positions at Banco do Brasil since 1974; various positions at Caixa de Previdência dos Funcionários do Banco do Brasil (PREVI) since 1974.	April 2003
Jorge Luiz Pacheco Residence — Rio de Janeiro, RJ, Brazil Citizenship — Brazilian	Manager of Strategic Investments of Caixa de Previdência dos Funcionários do Banco do Brasil (PREVI) since 2000.	April 2002
Erik Persson Residence — Rio de Janeiro, RJ, Brazil Citizenship — Brazilian	Pension Officer of Caixa de Previdência dos Funcionários do Banco do Brasil (PREVI) since 2003; Planning Officer of Caixa de Previdência dos Funcionários do Banco do Brasil (PREVI) from 2000 to 2003.	April 2001
Eduardo Fernando Jardim Pinto Residence — São Luiz, MA, Brazil Citizenship — Brazilian	President of Sindicato dos Trabalhadores em Empresas Ferroviárias dos Estados do Maranhão, Pará e Tocantins (STEFEM) since 1997.	April 2005

Sérgio Ricardo Silva Rosa Residence — Rio de Janeiro, RJ, Brazil Citizenship — Brazilian	Chairman of the Board of Directors of CVRD since 2003; Executive Officer of Caixa de Previdência dos Funcionários do Banco do Brasil (PREVI) since 2000.	April 2003
Francisco Augusto da Costa e Silva Residence — Rio de Janeiro, RJ, Brazil Citizenship — Brazilian	Director of Banco do Brasil S.A. since 2001; Partner at Bocater, Camargo, Costa e Silva — Advogados Associados since 2000.	April 2005
Hiroshi Tada Residence — Tokyo, Japan Citizenship — Japanese	Executive Vice President of Mitsui & Co. Ltd. since 2006; various positions at Mitsui & Co. Ltd. since 1968.	April 2005
Roger Agnelli Residence — Rio de Janeiro, RJ, Brazil Citizenship — Brazilian	Chief Executive Officer and President of CVRD since 2001; Chairman of the Board of Directors of CVRD from 2000 to 2001.	—
Fabio de Oliveira Barbosa Residence — Rio de Janeiro, RJ, Brazil Citizenship — Brazilian	Chief Financial Officer of CVRD since 2002; Secretary of the National Treasury at the Ministry of Finance between 1999 and 2002.	—
José Carlos Martins Residence — Rio de Janeiro, RJ, Brazil Citizenship — Brazilian	Executive Officer of Ferrous Minerals Division of CVRD since 2005; Executive Officer of Holdings, Energy and Business Development of CVRD from 2004 to 2005; President and Chief Executive Officer of REXAM Beverage Can South America S.A. from 2003 to 2004; President of Latasa from 1999 to 2003.	—
Murilo Ferreira Residence — Rio de Janeiro, RJ, Brazil Citizenship — Brazilian	Executive Officer of Holdings, Energy and Business Development of CVRD since 2005; Director of Department of Aluminum of CVRD from 2003 to 2005; Executive Officer of Commerce and Finance of Vale do Rio Doce Alumíno S.A. — ALUVALE from 1998 to 2003.	—
José Lancaster Residence — Rio de Janeiro, RJ, Brazil Citizenship — American	Executive Officer of Non-Ferrous Division of CVRD since 2004; Mineral Development Projects Officer of CVRD from 2002 to 2004; Chief Executive Officer of Mineração Serra do Sossego S.A. from 1999 to 2002.	—
Guilherme Rodolfo Laager Residence — Rio de Janeiro, RJ, Brazil Citizenship — Brazilian	Executive Officer of Logistics Division of CVRD since 2001; Logistics, Procurement, and Technology Director for Companhia de Bebidas das Américas (AMBEV) from 1989 to 2000.	—
Carla Grasso Residence — Rio de Janeiro, RJ, Brazil Citizenship — Brazilian	Executive Officer of Human Resources and Corporate Services of CVRD since 2001.	—

Tito Botelho Martins Residence — Rio de Janeiro, RJ, Brazil Citizenship — Brazilian	Executive Officer of Corporate Affairs of CVRD since 2006; Chief Executive Officer of CAEMI Mineração e Metalurgia S.A. since 2003; Director of Corporate Finance of CVRD from 1999 to 2003.	—
Gabriel Stoliar Residence — Rio de Janeiro, RJ, Brazil Citizenship — Brazilian	Chief Planning and Control Officer of CVRD since 2001.	—

Annex "B"

CERTAIN INFORMATION REGARDING THE DIRECTORS
AND EXECUTIVE OFFICERS OF THE OFFEROR

        Set forth in the table below is the name, province/state and country of residence, country of citizenship, current principal occupation and material positions held during the past five years of each of the directors and executive officers of the Offeror. The business address of each director and executive officer of the Offeror (other than William J. Braithwaite) is Av. Graça Aranha 26, Rio de Janeiro, Brazil. The business address of William J. Braithwaite is 5300 Commerce Court West, 199 Bay Street, Toronto, Ontario, Canada.

        In the past five years, neither the Offeror nor any of the persons below have been convicted in a criminal proceeding (including traffic violations or similar misdemeanors) or been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining him, her or it from future violations of, or prohibiting activities subject to, U.S. federal or state laws, or a finding of any violation of U.S. federal or state securities Laws.

Name, Province/State, Country of Residence and Country of Citizenship	Principal Occupations within Previous Five Years	Director Since

Fábio de Oliveira Barbosa Residence — Rio de Janeiro, RJ, Brazil Citizenship — Brazilian	Chief Financial Officer of CVRD since 2002; Secretary of the National Treasury at the Ministry of Finance since 1999.	August, 2006
William J. Braithwaite Residence — Toronto, ON, Canada Citizenship — Canadian	Partner at Stikeman Elliott LLP since 1985.	August, 2006
Murilo Ferreira Residence — Rio de Janeiro, RJ, Brazil Citizenship — Brazilian
	Executive Officer of Holdings, Energy and Business Development of CVRD since 2005; Director of Department of Aluminum of CVRD from 2003 to 2005; Executive Officer of Commerce and Finance of Vale do Rio Doce Alumíno S.A. — ALUVALE from 1998 to 2003.	August, 2006
Clovis Torres Junior Residence — Rio de Janeiro, RJ, Brazil Citizenship — Brazilian	Corporate General Counsel of CVRD since 2003; Partner, Machado, Meyer, Sendaz & Opice Advogados from 2000 to 2003.	August, 2006
Pedro Jose Rodrigues Residence — Rio de Janeiro, RJ, Brazil Citizenship — Brazilian	Director of New Business Development of CVRD since 2005; Director at Banco JP Morgan S.A. from 2002 to 2005; Corporate Finance Vice-President at Chase Manhattan from 1995 to 2002.	—
Guilherme Perboyre Cavalcanti Residence — Rio de Janeiro, RJ, Brazil Citizenship — Brazilian	Director of Corporate Finance of CVRD since 2005; Financial Planning Officer of Globo Comunicações e Participações S.A. (Globopar) from 2003 to 2005; Treasurer of Globopar from 2002 to 2003; prior to joining Globopar, various positions at Banco Pactual and Banco Primus.	—

B-1

The Depositary for the Offer is:
COMPUTERSHARE INVESTOR SERVICES INC.

By Mail P.O. Box 7025 31 Adelaide Street East Toronto, ON M5C 2T1 Attention: Corporate Actions	By Registered Mail, Hand or by Courier 100 University Avenue 9th Floor Toronto, ON M5J 2Y1 Attention: Corporate Actions	By Facsimile Transmission Facsimile Number: (905) 771-4082 Attention: Corporate Actions

Toll Free (North America): 1-866-612-8058
Overseas: 1-514-982-7555
E-Mail: corporateactions@computershare.com

Montreal		Vancouver	Calgary
By Hand	By Registered Mail or by Courier	By Registered Mail, Hand or by Courier	By Registered Mail, Hand or by Courier
650 de Maisonneuve Blvd. West Suite 700 Montreal, Quebec	1500 University Street Suite 700 Montreal, Quebec H3A 3S8	510 Burrard Street 2nd Floor Vancouver, British Columbia V6C 3B9	Western Gas Tower Suite 600, 530 8th Avenue S.W. Calgary, Alberta T2P 3S8

The U.S. Forwarding Agent for the Offer is:
COMPUTERSHARE TRUST COMPANY, N.A.

By Mail: Attention: Corporate Actions P.O. Box 43014 Providence, RI 02940-3014	By Hand or Overnight Courier: Attention: Corporate Actions 250 Royall Street Canton, MA 02021

The Dealer Managers for the Offer are:
In Canada

CREDIT SUISSE SECURITIES (CANADA), INC.	UBS SECURITIES CANADA INC.
One First Canadian Place, Suite 3000, P.O. Box 301	161 Bay Street, Suite 4100, P.O. Box 617
Toronto, ON M5X 1C9	Toronto, ON M5J 2S1
Telephone: 416-352-4508	Telephone: 416-350-2201
In the United States
CREDIT SUISSE SECURITIES (USA) LLC	UBS SECURITIES LLC
Eleven Madison Avenue	299 Park Avenue
New York, NY 10010-3629	New York, NY 10171
Telephone: 1-800-319-5806	Telephone: 1-877-211-0850

The Information Agent for the Offer is:

The Exchange Tower
130 King Street West, Suite 2950
P.O. Box 361
Toronto, Ontario M5X 1E2
Toll Free (North America): 1-866-381-4105
Banks, Brokers and International Call Collect: 1-416-867-2272
Email: contactus@kingsdaleshareholder.com

Any questions and requests for assistance may be directed by Shareholders to the Depositary, the Dealer Managers or the
Information Agent at their respective telephone numbers and locations set out above. Shareholders whose Shares are registered in the name of a stockbroker, investment dealer, bank, trust company or other nominee should contact that nominee for assistance in depositing their Shares.

QuickLinks

NOTICE TO SHAREHOLDERS IN THE UNITED STATES
NOTICE TO HOLDERS OF INCO OPTIONS, WARRANTS, CONVERTIBLE DEBENTURES AND LYON NOTES
CURRENCY AND EXCHANGE RATES
FORWARD LOOKING STATEMENTS
TABLE OF CONTENTS
SUMMARY TERM SHEET
DEFINITIONS
SUMMARY
OFFER
TO: THE SHAREHOLDERS OF INCO
CIRCULAR
CONSENT OF COUNSEL
APPROVAL AND CERTIFICATE OF CVRD CANADA INC.
APPROVAL AND CERTIFICATE OF COMPANHIA VALE DO RIO DOCE
Annex "A" CERTAIN INFORMATION REGARDING THE DIRECTORS AND EXECUTIVE OFFICERS OF CVRD
Annex "B" CERTAIN INFORMATION REGARDING THE DIRECTORS AND EXECUTIVE OFFICERS OF THE OFFEROR